As Filed With The Securities And Exchange Commission On December 6, 2004

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_________________

GLOBAL MED TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Colorado	8741	84-1116894
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

12600 West Colfax, Suite C-420
Lakewood, Colorado 80215
Telephone (303) 238-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

Michael I. Ruxin, M.D	Clayton E. Parker, Esq.
Chairman of the Board and Chief Executive Officer	Ronald S. Haligman, Esq.
Global Med Technologies, Inc.	Kirkpatrick & Lockhart LLP
12600 West Colfax, Suite C-420	201 South Biscayne Boulevard, Suite 2000
Lakewood, Colorado 80215	Miami, Florida 33131
Telephone No.: (303) 238-2000	Telephone No.: (305) 539-3300
Telecopier No.: (303) 238-3368	Telecopier No.: (305) 358-7095

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box.  [X}

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  [   ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [   ]

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee(2)
Common stock, par value $0.01 per share	50,724,329	(2)	$0.91	$46,159,139	$5,848.36

TOTAL	50,724,329	(2)	$0.91	$46,159,139	$5,848.36

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of November 30, 2004.

(2)

Of these shares, 10,486,815 shares are being registered under the Common Stock Purchase Agreement, 8,452,386 shares are being registered upon conversion of preferred stock, 13,414,730 shares are being registered upon exercise of warrants, and 18,370,398 are being registered for other selling stockholders.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated December 6, 2004

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sales is not permitted.

PROSPECTUS

GLOBAL MED TECHNOLOGIES, INC.

50,724,329 Shares of Common Stock

     Selling stockholders are offering for sale up to 50,724,329 shares of our common stock. Eleven Million Twenty Three Thousand and Six Hundred and Thirty-One (11,023,631) shares of our common stock are being offered hereby by Fusion Capital Fund II, LLC. Thirty-nine million seven hundred thousand six hundred and ninety eight (39,700,698) shares of our common stock are being offered by other selling stockholders of Global Med Technologies, Inc (“Global Med” or the “Company”).

     The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of our shares by any of the selling stockholders.

     Our common stock is quoted on the Nasdaq Over-The-Counter Bulletin Board under the symbol "GLOB." On November 30, 2004, the average of the bid and asked sale prices for the common stock as reported was $0.91 per share.

________________________

     Investing in the securities involves a high degree of risk. See “Risk Factors” beginning on page 3. You should carefully consider the risk factors, as well as the other information presented in this prospectus, in deciding whether or not to invest in our common stock. Each of the factors could adversely affect the price of our common stock, our business, financial condition and results of operations, and could result in a loss of all or part of your investment.

     Fusion Capital, a selling stockholder, is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

________________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

________________________

The date of this prospectus is __________, 2004

TABLE OF CONTENTS

	Page
PROSPECTUS SUMMARY	1
RISK FACTORS	3
FORWARD LOOKING STATEMENTS	11
MARKET FOR OUR COMMON STOCK	12
SELECTED CONSOLIDATED FINANCIAL INFORMATION	13
SUPPLEMENTARY FINANCIAL INFORMATION	15
USE OF PROCEEDS	16
DIVIDEND POLICY	16
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	17
BUSINESS	31
MANAGEMENT	39
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	46
THE FUSION CAPITAL TRANSACTION	47
PRINCIPAL SHAREHOLDERS	51
SELLING STOCKHOLDERS	54
PLAN OF DISTRIBUTION	57
SHARES ELIGIBLE FOR RESALE	59
DESCRIPTION OF CAPITAL STOCK	60
EXPERTS	62
LEGAL MATTERS	62
AVAILABLE INFORMATION	63
PART II	II-1	1
Financial Statements	F-	1

We intend to distribute to our shareholders annual reports containing audited financial statements. Our audited financial statements for the fiscal year December 31, 2003, were contained in our Annual Report on Form 10-K.

ii

PROSPECTUS SUMMARY

Business

     Global Med Technologies, Inc. (“Global Med” or the “Company”) provides information management software products and services to the health care industry. Wyndgate operates as a division of Global Med and designs, develops, markets and supports information management software products for blood banks, hospitals, centralized transfusion centers and other healthcare related facilities. Our PeopleMed subsidiary offers chronic disease management as an Application Service Provider (“ASP”). PeopleMed’s system uses the internet to coordinate sources and users of a patient’s clinical information, including laboratory, pharmacy, primary and specialty care providers, claims and medical records. PeopleMed earns revenues primarily by providing ongoing ASP services. PeopleMed’s revenues were not significant during the three or nine months ended September 30, 2004.

     Global Med has two main products in its Wyndgate division: SafeTrace® and SafeTrace Tx®. SafeTrace is used by blood centers and hospitals to track blood donations. SafeTrace Tx is used primarily by hospitals and centralized transfusion centers to help insure the quality of blood transfused into patient-recipients. Both products are designed to help the users comply with quality and safety standards of the U.S. Food and Drug Administration for the collection and management of blood and blood products. Our Wyndgate division earns revenues primarily through the sale of software licenses, implementation of the software systems sold, and by providing maintenance for the SafeTrace and SafeTrace Tx software systems. During the three months ended September 30, 2004 and 2003, Wyndgate’s revenues represented 97% and 96.2%, respectively, of Global Med’s total revenues. During the nine months ended September 30, 2004 and 2003, Wyndgate’s revenues represented 96.8% and 91.6%, respectively, of Global Med’s total revenues. During these periods, PeopleMed’s revenues represented the remainder.

     The decision to purchase a new blood bank system is driven in large part by one or all of the following: replacing antiquated technology, upgrading the laboratory information system (“LIS”) of the hospital which typically includes the purchase of a blood bank system, and replacing existing products that have been sunsetted. We believe that because the purchase of an LIS by a hospital is a significant driver in the decision to purchase a blood bank system, Global Med is heavily reliant on its relationships with its channel partners that sell their LIS systems in combination with Global Med’s blood bank products.

     Entities that plan to purchase blood bank products primarily have two choices:

o	Upgrade their current system with their existing vendor, or

o	Select a replacement system from an alternative vendor.

     Global Med’s two primary locations are in Lakewood, Colorado, the corporate headquarters, and El Dorado Hills, California, our primary operations, which include research and development, implementation staff, support services, and certain administrative staff. Approximately 20% of our employees are not located in Lakewood, Colorado or El Dorado Hills, California. These employees provide support for Global Med’s sales and marketing, research and development, and implementation efforts.

     Management of Global Med is focused on increasing its revenues and cash flows through direct sales efforts, increasing its marketing footprint through adding additional channel partners and strategic alliances, and developing new products and enhanced functionality to its existing product mix to attract potential customers.

The Offering

     On October 8, 2004, we entered into a common stock purchase agreement (the “Common Stock Purchase Agreement”) with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital has agreed to purchase, on each trading day, $12,500 of our common stock up to an aggregate, under certain conditions, of $8.0 million. At our discretion, we may elect to sell more of our common stock to Fusion Capital than the minimum daily amount. Fusion Capital, the selling stockholder under this prospectus, is offering for sale up to 11,023,631 shares of our common stock. As of November 30, 2004, there were 26,637,670 shares outstanding, including 486,816 shares that we have issued to Fusion Capital as compensation for its purchase commitment and 50,000 shares we issued to Fusion Capital in conjunction with its review of the company. Up to 39,700,698 shares of our common stock are being offered by other selling shareholders of the Company.

     The 50,724,329 shares offered by this Prospectus represents approximately 86.0% of our total outstanding common stock as of November 30, 2004. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the Common Stock Purchase Agreement.

RISK FACTORS

     You should carefully consider the risks described below before purchasing our common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results or operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein. You should acquire shares of our common stock only if you can afford to lose your entire investment.

We Have Significant Operating Losses, A Net Working Capital Deficit And Cumulative Net Losses; We May Not Be Able To Generate Sufficient Revenues To Operate Profitably In The Future Or To Pay Our Debts And Liabilities As They Become Due

     For the nine months ended September 30, 2004 and the fiscal years ended December 31, 2003, 2002, and 2001, we incurred a net loss of approximately $919,000, $878,000, $705,000, and $1.69 million, respectively. For the nine months ended September 30, 2004, we incurred a loss from continuing operations of approximately $746,000. For the fiscal year ended December 31, 2003, we incurred a loss from continuing operations of $303,000. For the fiscal year ended December 31, 2002, we had income from continuing operations of approximately $16,000. For the fiscal year ended December 31, 2001, we incurred a loss from continuing operations of $920,000. As of September 30, 2004, December 31, 2003 and December 31, 2002, we had a net working capital deficit of approximately $1.859 million, $1.574 million and $827,000, respectively, and an accumulated deficit of approximately $40.989 million, $39.722 million and $38.844 million, respectively. Therefore, we may not be able to generate sufficient revenues to operate profitably in the future or to pay our debts and liabilities as they become due and may be forced to curtail or cease our business operations.

We May Not Achieve Profitability Or Positive Cash Flows Operations And May Be Required To Reduce Our Software Development Programs And Operating Expenses

     We likely will generate positive cash flows from operations and negative cash flows from investing activities through 2005 on an annual basis and possibly thereafter, but we may not achieve profitability during this time. Additional external funding may be required in order for us to pay off our outstanding debt and the redeemable preferred stock when it becomes due or redeemable at the holder’s option, respectively, on March 1, 2006. In addition, our Series AA Preferred Stock requires significant dividend payments starting in 2005 that could require us to obtain additional financing. In the event we are unable to acquire additional external financing, we could be required to substantially reduce our software development programs and/or substantially reduce our other operating expenses.

We Have Experienced Significant Revenue Fluctuations

     We have experienced revenue fluctuations from our SAFETRACE® and SAFETRACE TX® products. SAFETRACE and SAFETRACE TX license fees have historically been recognized as revenue upon delivery of the software if no significant vendor obligations exist as of the delivery date. Therefore, revenue fluctuations are affected by delays of the delivery service and customer delayed delivery requests. Revenue fluctuations could also be affected by the decision on whether or not to recognize revenues based upon the length of time the licensees take to implement SAFETRACE and SAFETRACE TX. The typical implementation cycle of Wyndgate’s software products currently is taking approximately 12-15 months. Implementation cycles are dependent on various items, including the blood center’s size and the complexity of the blood center’s standard operating procedures. Further, special development projects required by customers, concurrent with the licensing of our software products, and other significant obligations, could result in revenue recognition delays. Additionally, the development and marketing of new software products may cause difficulties in accurately anticipating implementation and development schedules, future revenues, expenses, financial condition and net cash flows. In the event we experience any of these difficulties, we could be forced to curtail or cease our business operations.

The Sale Of Our Common Stock To Fusion Capital May Cause Dilution And The Sale Of The Shares Of Common Stock Acquired By Fusion Capital Could Cause The Price Of Our Common Stock To Decline

     The purchase price for the common stock to be issued to Fusion Capital pursuant to the Common Stock Purchase Agreement will fluctuate based on the price of our common stock. All shares issued to Fusion Capital will be freely tradable. Fusion Capital may sell none, some or all of the shares of common stock purchased from us at any time. We expect that the shares sold to Fusion Capital will be sold over a period of up to 32 months from the date of the Common Stock Purchase Agreement. Depending upon market liquidity at the time, a sale of shares by Fusion Capital at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock by Fusion Capital, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We May Require Additional Financing To Sustain Our Operations And Without It We May Not Be Able To Continue Operations

At September 30, 2004, we had a working capital deficit of approximately $1,859,000. For the three months ended September 30, 2004, we had positive cash flows from operations of $376,000. For the nine months ended September 30, 2004, our operations used operating cash of $236,000. For the years ended 2003, 2002, the Company’s operations generated $24,000 and $547,000. For the year ended 2001, the Company’s operations used $100,000. The Company believes that it’s current customer base and projected backlog of business as well as sales to new customers will be sufficient to fund operations, and we likely will generate positive cash flows from operations and negative cash flows from investing activities through 2005 on an annual basis and possibly thereafter, but we may not achieve profitability during this period. The Company’s cash flows from operations have funded the operations of the Company since 2001 and we expect to be self funding in the near term, additional external funding may be required in order for the Company to pay off its outstanding debt and the redeemable preferred stock when it becomes due or redeemable at the holder’s option, respectively, on March 1, 2006. In addition, the Company’s Series AA Preferred Stock requires significant dividend payments starting in 2005 that could require the Company to obtain additional financing. In the event we are unable to require additional external financing, we could be required to substantially reduce our software development programs and/or substantially reduce our other operating expenses.

     We have the right to receive $12,500 per trading day under the Common Stock Purchase Agreement unless our stock price equals or exceeds $0.85, in which case the daily amount may be increased under certain conditions as the price of our common stock increases. Fusion Capital will not have the right nor the obligation to purchase any shares of common stock on any trading days that the market price of the common stock is less than $0.20 per common share. The selling price of our common stock to Fusion Capital will have to average at least $0.80 per share for us to receive the maximum proceeds of $8 million without registering additional shares of common stock in a new registration statement. Assuming a purchase price of $0.91 per share (the closing sale price of the common stock on November 30, 2004), we would sell 8,791,209 shares of common stock to Fusion Capital in order to obtain the full $8,000,000. The extent to which we rely on Fusion Capital as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient financing from Fusion Capital were to prove prohibitively expensive and if we are unable to commercialize and sell the products or technologies of our subsidiaries, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the funds available under the Common Stock Purchase Agreement, we may still need additional capital to fully implement our business and operating plans. Additional financing could be prohibitively expensive due to the possibility of reduced investor confidence generally in the financial markets and in technology companies. Should the financing we require to sustain our working capital needs be unavailable, or prohibitively expensive when we require it, we would be forced to curtail or cease our business operations.

Existing Shareholders Will Experience Significant Dilution From Our Sale Of Shares Under The Common StockPurchase
Agreement With Fusion Capital And Any Other Equity Financing

     The sale of shares pursuant to our agreement with Fusion Capital or any other future equity financing transaction will have a dilutive impact on our stockholders. As a result, our net income or loss per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is, the more shares of common stock we will have to issue under the Common Stock Purchase Agreement with Fusion Capital in order to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution. We cannot predict the actual number of shares of common stock that will be issued pursuant to the agreement with Fusion Capital or any other future equity financing transaction, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we do not know the exact amount of funds we will need.

Our Business And Our Software Products Are Subject To Substantial Competition

     There is substantial competition in all aspects of the blood bank and hospital information management industry. Numerous companies are developing technologies and marketing products and services in the healthcare information management area. Many competitors in the blood bank industry have received FDA clearance for their products. Many of these competitors have been in business longer and have substantially greater personnel and financial resources than we do. We are aware of three primary competitors to our SAFETRACE software product: Mak-System Corp.; Blood Bank Systems, Inc., and Mediware Information Systems, Inc.. There are five primary competitors in the United States to our SAFETRACE TX® product: Misys Hospital Systems, Inc. (Misys is a channel partner that currently resells the Company’s SafeTrace software), Mediware Information Systems, Inc., Meditech, Inc., SCC Soft Computer, and Cerner Corp. In the event we are unable to effectively compete, we could be forced to curtail or cease our business operations.

If We Are Unable To Acquire Or Maintain A Technological Advantage, Or If We Fail To Stay Current And Evolve In The Applications Software And Information Management Fields, We May Not Be Successful

     The market for applications software is characterized by rapidly changing technology and by changes from mainframe to client/server computer technology, including frequent new product introductions and technological enhancements in the applications software business. During the last ten years, the use of computer technology in the information management industry has expanded significantly to create intense competition. With rapidly expanding technology and our limited resources, we can provide no assurance that we will be able to acquire or maintain any technological advantage. Our success will be in large part dependent on our ability to use developing technology to our maximum advantage and to remain competitive in price and product performance. If we are unable to acquire or maintain a technological advantage, or if we fail to stay current and evolve in the applications software and information management fields, we may be forced to curtail or cease our business operations.

We Are Dependent On The Development Of New Business

     To execute our plan of operations, which includes the generation of increased revenues, we must expand our operations significantly beyond our historical operations to other markets that require similar management information services. However, we may not be able to successfully expand our business operations. Our current activities in the blood bank industry do not assure future business expansion, profitability or long-term and sustainable success. In the event we fail to successfully implement our business plan, we could be forced to curtail or cease our business operations.

Our Success Depends In Part On Our Ability To Obtain And Enforce Intellectual Property Rights And Licenses For Our Technology And Software

     Our success depends in part on our ability to obtain and enforce intellectual property rights for our technology and software, both in the United States and in other countries. Our proprietary software is protected by the use of copyrights, trademarks, confidentiality agreements and license agreements that restrict the unauthorized distribution of our proprietary data and limit our software products to the customer’s internal use only. In addition, our SAFETRACE Tx product has three patents pending. While we have attempted to limit unauthorized use of our software products or the dissemination of our proprietary information, we may not be able to retain our proprietary software rights and prohibit the unauthorized use of proprietary information. Any patents, copyrights, or trademarks we have or may obtain may not be sufficiently broad to protect our products, may be subject to challenge, invalidated or circumvented and may not provide competitive advantages. In addition, our competitors may independently develop technologies or products that are substantially equivalent or superior. If our software products infringe upon the rights of others, we may be subject to suit for damages or an injunction to cease the use of such products. Our industry is characterized by frequent intellectual property litigation based on allegations of infringement of intellectual property rights. Although we are not aware of any intellectual property claims against us, we may be a party to litigation in the future.

     Our success will also depend in part on our ability to develop commercially viable products without infringing the proprietary rights of others. We have not conducted freedom of use patent searches and patents may exist or could be filed which would have an adverse effect on our ability to market our products or maintain our competition position with respect to our products.

We Are Dependent On Major Customers

     As of September 30, 2004 we had 36 SAFETRACE customers and 80 SAFETRACE TX customers with approximately 150 sites in the United States. We intend to continue to target domestic and international blood centers, plasma centers and hospital donor and transfusion centers.

     During the year ended December 31, 2003, we had one Wyndgate customer that accounted for $677 thousand or 10.4% of revenues. During the year ended December 31, 2002, we had one PeopleMed customer that accounted for 15.4% or $1.022 million, of our revenues. Of the $1.022 million in revenues, $500,000 was attributable to the customer terminating a five-year contract with PeopleMed. During the year ended December 31, 2001 there were no customers accounting for more than 10% of our revenues.

We Are Subject To Potential Under-Capitalization And Limitations With Respect To Personnel, Financial And Other Resources, And May Encounter Difficulty Licensing SAFETRACE or SAFETRACE Tx To A Sufficient Number Of Additional Customers Necessary To Achieve Profitability. In Addition, We May Encounter Difficulty Developing And Licensing New Products

     Although we have been in existence since 1989, we are subject to potential under-capitalization, limitations with respect to personnel, financial and other resources, and have limited customers and revenues. We had positive cash flows from operations for the years ended December 31, 2003 and 2002. Although we believe that we will be able to fund our operations internally for the near term, in the event we encounter difficulty attracting new customers for our licensed products, our operations may not be able to fund the development of new products, or our current level of operations. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the development and marketing of new software products and related services. In the event we are unable to fund our operations or the development of new products, we could be forced to curtail or cease our business operations.

We May Have Difficulties Managing Our Business In The Event Of Rapid Growth That Could Materially Adversely Affect Our Business, Financial Condition And Results Of Operations

     Our future success will depend to a significant extent on the ability of our current and future management personnel to operate effectively, both independently and as a group. In order to compete successfully against current and future competitors, to timely complete research and development projects and to develop future products, we must continue to expand our operations, particularly in the areas of research and development, sales and marketing and training. If we experience significant growth in the future, such growth would likely place significant strain upon our management, operating and financial systems and other resources. To accommodate such growth and compete effectively, we must continue to implement and improve our information systems, procedures and controls, and to expand, train, motivate and manage our work force. Any failure to implement and improve our operational, financial and management systems or to expand, train, motivate or manage our work force could materially and adversely affect our business, financial condition and results of operations, which could force us to curtail or cease our business operations.

We May Experience A Change In Our Board of Directors

     Pursuant to our various financing agreements with Heng Fung Finance Company Limited and its affiliates, China Credit Holdings Limited (“China Credit”), formerly Heng Fung, has appointed the following five directors to our Board of Directors: Fai H. Chan, Robert L. Trapp, Kwok Jen Fong, Gary L. Cook, and Tony T.W. Chan. In addition, pursuant to these financing agreements, certain members of our Board of Directors were required to execute and deliver resignation letters to China Credit, which letters are being held in escrow pending any default under the terms of the financing agreements.

Failure To Comply With Governmental Regulations And Requirements Could Preclude Us From Continuing To Market Our Existing Products Or Introducing New Products On A Commercial Basis And Materially Adversely Affect Our Business, Financial Condition And Results Of Operations

     Our SafeTrace and SafeTrace Tx products and services are subject to regulations adopted by governmental authorities, including the Food and Drug Administration, which govern blood center computer software products regulated as medical devices. Compliance with government regulations can be burdensome and may result in our incurring product development delays and substantial costs. In addition, modifications to such regulations could materially adversely affect the timing and cost of new products and services we introduce. We cannot predict the effect of possible future legislation and regulation. We also are required to follow applicable Good Manufacturing Practices regulations of the FDA, which include testing, control and documentation requirements, as well as similar requirements in other countries, including International Standards Organization 9001 standards. Failure to comply with applicable regulatory requirements could result in, among other things, operating and marketing restrictions and fines, and could force us to curtail or cease our business operations.

We Have Limited Sales, Marketing And Distribution Systems

     We currently market SAFETRACE and SafeTrace Tx through a small direct sales force, both in the U.S. and internationally. We have entered into various strategic business alliances to assist us in national and international sales, marketing and distribution. However, there can be no assurance that any business alliance will be successful or will continue. Our business strategy for marketing and selling our products and services is two tiered:

o	The first tier is comprised of direct selling to customers through Global Med’s internal sales force, and

o	The second tier is focused on marketing and selling indirectly through channel partner agreements with companies that are established in blood donor and hospital markets.

     Nationally, these strategic alliances that are facilitated through the channel partner agreements assist us in selling our products national and may assist us in selling our products internationally. Our ability to increase future revenues is highly dependent upon these strategic alliances, and our ability to make further inroads in selling our products directly to potential customers. In addition, our success is dependent upon the ability of our marketing partners to sell their complementary products in conjunction with Global Med’s products. In the event we fail to maintain and further develop our strategic alliances, we could be forced to curtail or cease our business operations.

We May Lose Software Licenses If We Fail To Meet Maintenance Service Requirements

     Our current software license agreements are typically a perpetual term. In addition to the software license, customers can obtain software maintenance for a separate fee. These maintenance agreements range in term from single year to multi-year agreements. Maintenance consists of product bug fixes, continued regulatory compliance, and product updates. During the years ended December 31, 2001, 2002, and 2003, recurring maintenance fees represented approximately 50% of the Company’s total revenues for the year. However, if we fail to able to continue to meet these maintenance commitments, approximately 50%, based on historical rates, of our revenues could be at risk and we could be forced to curtail or cease our business operations.

We May Have Product Liability And Reporting Liability Exposure

     As of October 20, 2004, 45 of our SafeTrace Tx and 31 of our SAFETRACE customers have the products in production. We have product liability exposure for defects in our products that may become apparent through widespread use of our products. To date, we have not had any claims filed against us involving our products and we are not aware of any material problems with them. While we will continue to attempt to take appropriate precautions, we may not be able to completely avoid product liability exposure. We maintain product liability insurance on a “claims made” basis for our products in the aggregate of at least $4 million. Although we have had a history of being able to obtain such coverage at reasonable prices, such coverage may not be available in the future, or at reasonable prices, or in amounts adequate to cover any product liabilities that we may incur.

Our Common Stock Is Deemed To Be “Penny Stock,” Subject To Special Requirements And Conditions, And May Not Be A Suitable Investment

     Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stocks:

o	With a price of less than $5.00 per share;
o	That are not traded on a “recognized” national exchange;
o	Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or
o

In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

     Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to resell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

We Rely On Management, The Loss Of Whose Services Could Have A Material Adverse Effect Upon Our Business

     We rely principally upon the services of our Board of Directors, senior executive management, and certain key employees, the loss of whose services could have a material adverse effect upon our business and prospects. Competition for appropriately qualified personnel is intense. Our ability to attract and retain highly qualified senior management and technical research and development personnel are believed to be an important element of our future success. Our failure to attract and retain such personnel may, among other things, limit the rate at which we can expand operations and achieve profitability. There can be no assurance that we will be able to attract and retain senior management and key employees having competency in those substantive areas deemed important to the successful implementation of our plans and the inability to do so or any difficulties encountered by management in establishing effective working relationships among them may adversely affect our business and prospects. Currently, we do not carry key person life insurance for any of our directors, executive management, or key employees.

Our Officers And Directors Are Able To Substantially Influence All Matters Requiring Approval By Our Shareholders, Including The Election Of Directors

     Our officers and directors beneficially own approximately 46.7% of our outstanding common stock, in addition, certain directors through their affiliation with our majority shareholder, GMIL, control 3.5 million shares of Series AA stock with one voting right per share. The Series AA shares are required to vote together and not as separate classes on any matter submitted to the shareholders or required to be submitted. With the addition of the Series AA shares, the directors and officers beneficially control 52.9% of the voting shares of Global Med and are able to substantially influence all matters requiring approval by our shareholders, including the election of directors. Our Articles of Incorporation do not provide for cumulative voting in the election of directors and, therefore, although they are able to vote, our other shareholders should not expect to be able to elect any directors to our Board of Directors.

If Our Majority Shareholder And Its Affiliates Convert Or Exercise Their Derivative Securities To Or For Shares Of Our Common Stock, The Ownership Of Our Present Shareholders Could Be Significantly Diluted

     Our majority shareholder, Global Med International Limited (“GMIL”), and its affiliates currently own approximately 11,300,000  shares of our common stock and derivative securities convertible or exercisable for another 20,000,000 shares of our common stock, all of which shares of common stock are being registered in the accompanying registration statement. If GMIL and its affiliates convert or exercise their derivative securities to or for shares of our common stock, the ownership of our present shareholders could be significantly diluted.

The Existence Of Severance Payment Provisions And The Large Number Of Common Shares And Derivative Securities Outstanding Could Have The Effect Of Delaying, Deferring, Preventing Or Limiting The Price Paid To Shareholders In A Change In Control

     We have employment agreements with certain of our officers and employees which provide for payment of salaries, benefits and incentives for periods ranging from three (3) to twenty-four (24) months, or the remainder of their employment contract, whichever is less. At current salary levels, the total amounts payables under these employment contracts for salary payments to them over their severance payment period could be up to $1.2 million and in addition, we could be required to make benefits payments of approximately $162,000 at their current benefit levels if we terminate their employment for any reason, other than for cause or disability. Each of these officers has executed a release of his employment contract in favor of us in connection with our financing agreements with GMIL and its affiliates; however, until the releases are accepted by GMIL and its affiliates, the employment contracts are still in effect. In addition, GMIL and its affiliates currently own approximately 11.3 million shares of our common stock and derivative securities convertible or exercisable for another 20 million shares of our common stock. The existence of the severance payment provisions and the large number of common shares and derivative securities outstanding owned by GMIL increases the likelihood that a potential purchaser would seek to negotiate directly with our Board of Directors or GMIL, in order to obtain control, rather than approaching our shareholders as a group. All of the foregoing could have the effect of delaying, deferring, preventing or limiting the price paid to shareholders in a change in control.

Our Issuance Of Additional Shares Of Stock May Cause Dilution To The Ownership Of Our Shareholders And Could Discourage, Delay, Prevent Or Limit The Price Paid To Shareholders In A Change In Control

     We have a total of 90,000,000 shares of common stock and 10,000,000 shares of preferred stock authorized for future issuance under our Articles of Incorporation. As of November 30, 2004, we had 26,637,670 shares of our common stock outstanding.

     We have approximately 21,867,000 shares of our common stock reserved for issuance upon the conversion or exercise of outstanding derivative securities which include the Series AA and BB preferred stock and warrants. There are approximately 9,014,000 securities common shares reserved for issuance related to outstanding stock options. In addition, there are approximately 8,238,000 common shares reserved for issuance under our stock option and stock compensation plans related to options and stock compensation shares that have not been granted or issued, respectively. In addition, we have entered into a common stock purchase whereby Fusion Capital has agreed to purchase, on each trading day, $12,500 of our common stock up to an aggregate of $8,000,000 under certain conditions. The purchase price for the common stock to be issued to Fusion Capital pursuant to the Common Stock Purchase Agreement will fluctuate based on the price of our common stock. The conversion or exercise of these outstanding derivative securities, and the sale of our common stock to Fusion Capital, will cause dilution to the ownership of our shareholders.

     The remaining shares of our common and preferred stock not issued or reserved for specific purposes and may be issued without any action or approval of our shareholders. Our Board of Directors may issue additional shares of preferred stock without shareholder approval on such terms as the Board may determine. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Although we have no existing agreements involving the issuance of such shares, we may undertake to issue such shares if we deem it appropriate. Any such issuances could discourage, delay, prevent or limit the price paid to shareholders in a change in control, and could dilute the ownership of our shareholders.

The Market Price Of Our Common Stock Is Highly Volatile

     The market price of our common stock has been and is expected to continue to be highly volatile. Factors, including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, litigation, government regulation, developments or disputes relating to agreements, patents or proprietary rights, among other items, may have a significant impact on the market price of our stock.

The Selling Security Holders’ Sale Of The Shares Of Commons Stock In This Offering Could Cause The Price Of Our Common Stock To Decline And Could Make It More Difficult For Us To Sell Equity Or Equity Related Securities In The Future

     The potential dilutive effects of future sales of shares of common stock and shares of common stock underlying preferred stock and warrants by selling security holders pursuant to this prospectus could have an adverse effect on the prices of our securities. All shares in this offering are freely tradable. The selling security holders may sell none, some or all of their shares of common stock in this offering. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, also could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We Do Not Anticipate Paying Any Dividends On Our Common Stock

     We do not anticipate paying any cash dividends on our common stock for the foreseeable future. We expect that future earnings, if any, will be used to finance growth and pay dividends on our Series AA preferred stock, and retiring our Series AA preferred stock and paying off our outstanding debt.

FORWARD-LOOKING STATEMENTS

     Such forward-looking statements include statements regarding, among other things, (a) our projected sales, profitability, and cash flows (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

MARKET FOR OUR COMMON STOCK

     Our common stock trades on the Over-the-Counter Bulletin Board under the trading symbol “GLOB.” Our high and low bid prices by quarter during fiscal years 2004, 2003, 2002 and 2001 are presented as follows:

	FISCAL YEAR 2004
	HIGH	LOW
First Quarter (January 2004 to March 2004)	$0.70	$0.34
Second Quarter (April 2004 to June 2004)	$0.64	$0.44
Third Quarter (July 2004 to September 2004)	$0.78	$0.38
	FISCAL YEAR 2003
	HIGH	LOW
First Quarter (January 2003 to March 2003)	$0.68	$0.45
Second Quarter (April 2003 to June 2003)	$0.55	$0.27
Third Quarter (July 2003 to September 2003)	$0.50	$0.33
Fourth Quarter (October 2003 to December 2003)	$0.80	$0.34
	FISCAL YEAR 2002
	HIGH	LOW
First Quarter (January 2002 to March 2002)	$1.31	$0.62
Second Quarter (April 2002 to June 2002)	$1.06	$0.55
Third Quarter (July 2002 to September 2002)	$0.70	$0.45
Fourth Quarter (October 2002 to December 2002)	$0.63	$0.37
	FISCAL YEAR 2001
	HIGH	LOW
First Quarter (January 2001 to March 2001)	$1.44	$0.47
Second Quarter (April 2001 to June 2001)	$1.01	$0.53
Third Quarter (July 2001 to September 2001)	$0.86	$0.45
Fourth Quarter (October 2001 to December 2001)	$0.75	$0.45

     On November 30, 2004, the closing price of our common stock as reported on the Over-the-Counter Bulletin Board was $0.91 per share. On November 11, 2004, we had approximately 181 beneficial stockholders of our common stock and 26,637,670 shares of our common stock outstanding.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following summary statement of operations and summary balance sheet data are derived from our consolidated financial statements for the years ended December 31, 2003, 2002, 2001, 2000, and 1999 that were filed with the Securities and Exchange Commission (“SEC”) on our Annual Reports on Form 10-K or Form 10-KSB as applicable. This information should be read in conjunction with the audited consolidated financial statements and the related notes. The unaudited statement of operations data for the nine months ended September 30, 2004 and 2003 and unaudited consolidated balance sheet data as of September 30, 2004 and 2003 are derived from our Quarterly Report on Form 10-Q filed October 29, 2004, with the SEC.

STATEMENT OF OPERATIONS DATA: (In thousands, except per	Nine Months Ended September 30			Year Ended December 31,
share information)	2004	2003	2003	2002	2001	2000	1999
	(Unaudited)	(Unaudited)
Revenues	$ 4,607	$ 5,097	$ 6,514	$ 6,627	$ 6,224	$ 4,379	$ 5,390
Cost of revenues	1,771	1,683	2,616	2,621	2,510	1,629	2,947

Gross Profit	2,836	3,414	3,898	4,006	3,714	2,750	2,443

Operating Expenses:
General and administrative	1,828	1,509	2,057	1,945	2,529	2,766	2,431
Sales and marketing	1,071	1,042	1,442	1,426	1,545	1,417	972
Research and development	569	429	595	465	306	709	334
Depreciation and
amortization	114	329	107	154	254	164	520

Operating expenses	3,582	3,309	4,201	3,990	4,634	5,056	4,257

Income (Loss) From Operations	(746)	105	(303)	16	(920)	(2,306)	(1,814)
Other Income (Expenses):
Interest income	38	4	86	15	25	16	117
Interest expense	(2)	--	(2)	(9)	(25)	(41)	(91)
Interest expense to
related party	(209)	(383)	(532)	(472)	(453)	(577)	(374)
Financing costs to related
party	--	(127)	(127)	(255)	(317)	(1,984)	(6,039)
Other	--	--	--	--	--	--	256

Loss before taxes	(919)	(401)	(878)	(705)	(1,690)	(4,892)	(7,945)

Income tax expense	--	--	--	--	--	--	--

Net loss	$ (919)	$ (401)	$ (878)	$ (705)	$(1,690)	$(4,892)	(7,945)

Preferred dividends, related
parties	(348)	--	--	--	--	--	--

Net loss available to common
shareholders	(1,267)	(401)	(878)	(705)	(1,690)	(4,892)	(7,945)

Basic and diluted loss per
common share	$ (0.05)	$ (0.02)	$ (0.04)	$ (0.03)	$ (0.07)	$ (0.36)	$ (0.75)

Weighted average number of
common shares
outstanding-Basic and
diluted	25,433	24,545	24,545	24,487	23,300	13,745	10,554

BALANCE SHEET DATA:	September 30,				December 31,
(In thousands)	2004	2003	2003	2002	2001	2000	1999
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$ 1,224	$ 1,069	$ 983	$ 1,007	$ 677	$ 1,210	$ 330
Accounts receivable - trade,
net of allowance for
uncollectible accounts	827	148	286	648	778	789	445
Accrued revenues, net of
allowance for uncollectible
accounts	96	40	72	185	426	232	324
Prepaid expenses and other
assets	275	117	97	177	83	105	66

Total current assets	2,422	1,374	1,438	2,017	1,964	2,336	1,165
Net equipment, furniture and
fixtures	309	252	238	286	245	373	492
Deferred Financing Costs	--	--	--	--	--	189	300
Capitalized Software
Development Costs	24	145	52	377	808	1,177	1,566
Notes receivable, related party	--	--	--	370	80	--	--
Notes receivable and accrued
interest	517	400	481	--	--	--	--

Total Assets	$ 3,272	$ 2,271	$ 2,209	$ 3,050	$ 3,167	$ 4,348	$ 3,588

Total Current Liabilities	$ 4,281	$ 6,550	$ 3,012	$ 2,844	$ 3,052	$ 3,361	$ 3,292
Total Liabilities	4,896	6,569	7,055	7,432	7,769	8,093	7,871
Preferred stock Series AA	3,493	--	--	--	--	--	--
Total Stockholders’ Deficit	(5,117)	(4,398)	(4,846)	(4,382)	(4,602)	(3,745)	(4,283)

SUPPLEMENTARY FINANCIAL INFORMATION

     Certain quarterly financial information regarding Global Med is set forth below (In thousands).

	March 31, 2004	June 30, 2004	September 30, 2004
Revenues	$ 1,353	$ 1,460	$ 1,794
Gross Profit	790	839	1,207
Net Income (Loss)	(448)	(372)	(99)
Net Income (Loss) Per Share (Basic)	(0.02)	(0.02)	(0.01)
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
Revenues	$ 1,527	$ 2,291	$ 1,279	$ 1,417
Gross Profit	836	1,602	724	736
Net Income (Loss)	(346)	413	(468)	(477)
Net Income (Loss) Per Share (Basic)	(0.01)	0.02	(0.02)	(0.02)
	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002
Revenues	$ 1,581	$ 1,832	$ 1,425	$ 1,789
Gross Profit	954	1,156	824	1,072
Net Income (Loss)	(146)	19	(410)	(168)
Net Income (Loss) Per Share (Basic)	(0.01)	0.00	(0.02)	(0.01)

USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive up to an available $8 million in proceeds from the sale of our common stock to Fusion Capital under the $8 million Common Stock Purchase Agreement. Any proceeds from Fusion Capital we receive under the Common Stock Purchase Agreement will be used first to redeem our Series AA Preferred Stock then pay down our outstanding related party debt, then for working capital and general corporate purposes. On November 30, 2004, the closing price of our common stock was $0.91.

DIVIDEND POLICY

Common Stock

     We have never declared or paid dividends on our common stock. Our dividend practices are determined by our Board of Directors and may be changed from time to time. We will base any issuance of dividends upon our earnings (if any), financial condition, capital requirements, acquisition strategies, and other factors considered important by our Board of Directors. Colorado law and our articles of incorporation do not require our Board of Directors to declare dividends on our common stock. We expect to retain any earnings generated by our operations for the development and expansion of our business and do not anticipate paying any dividends to our stockholders for the foreseeable future.

Preferred Stock

     The Company has 3,500,000 shares of Series AA Preferred Stock that are outstanding as of September 30, 2004. The Company is required to pay mandatory cash dividends on these preferred shares. The Company is required to pay dividends on these outstanding preferred shares based on their $3,500,000 value. The current dividend rate is 15% per year, and this rate increases to 21% beginning on March 1, 2005. See the notes to the audited consolidated financials statements for further discussion. In addition, the Company has approximately 675,386 shares of outstanding Series BB Preferred Stock. There are no mandatory dividends on these shares and the Company currently has no plans to pay dividends on these shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, and should be read in conjunction with our financial statements and related notes. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. In addition, the following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors including, but not limited to, those discussed in “Risk Factors,” “Forward Looking Statements” and elsewhere in this prospectus.

General

     Global Med designs, develops, markets and supports information management software products for blood banks, hospitals, centralized transfusion centers and other health care related facilities. Revenues for Wyndgate are derived from the licensing of software, the provision of consulting and other value-added support services and the re-sale of hardware and software obtained from vendors. Revenues for PeopleMed are derived, generally, from providing Application Service Provider (“ASP”) services. Global Med operates in two segments.

Business Strategy

     Global Med’s business strategy for marketing and selling its products and services is two tiered:

o	The first tier is comprised of direct selling to customers through Global Med’s internal sales force, and

o	The second tier is focused on marketing and selling indirectly through agreements with companies (“Channel Partner Agreements”) that are established in blood donor and hospital markets.

     Global Med’s ability to increase future revenues is highly dependent upon Global Med’s ability to make further inroads in selling its products directly to potential customers. These Channel Partner Agreements are more fully described in “Business, Description of Business, Royalty and Commission Agreements,” below. In addition, Global Med’s success is dependent upon the ability of its marketing partners to sell their complementary products in conjunction with Global Med’s products.

Overview

     Global Med provides information management software products and services to the health care industry. Wyndgate operates as a division of Global Med and designs, develops, markets and supports information management software products for blood banks, hospitals, centralized transfusion centers and other healthcare related facilities. Global Med’s PeopleMed subsidiary offers chronic disease management as an ASP. PeopleMed’s system uses the Internet to coordinate sources and users of a patient’s clinical information, including laboratory, pharmacy, primary and specialty care providers, claims and medical records. PeopleMed earns revenues primarily by providing ongoing ASP services. PeopleMed’s revenues were not significant during the nine months ended September 30, 2004.

     Global Med has two main products in its Wyndgate division: SafeTrace® and SafeTrace Tx®. SafeTrace is used by blood centers and hospitals to track blood donations. SafeTrace Tx is used primarily by hospitals and centralized transfusion centers to help insure the quality of blood transfused into patient-recipients. Both products are designed to help the users comply with quality and safety standards of the FDA for the collection and management of blood and blood products. Global Med’s Wyndgate division earns revenues primarily through the sale of software licenses, implementation of the software systems sold, and by providing maintenance for the SafeTrace and SafeTrace Tx software systems. During the nine months ended September 30, 2004 and 2003, Wyndgate’s revenues represented 96.8% and 91.6%, respectively, of Global Med’s total revenues. During these periods, PeopleMed’s revenues represented the remainder.

     The decision to purchase a new blood bank system is driven in large part by one or all of the following: replacing antiquated technology, upgrading the laboratory information system (“LIS”) of the hospital which typically includes the purchase of a blood bank system, and replacing existing products that have been sunsetted. Global Med believes that because the purchase of an LIS by a hospital is a significant driver in the decision to purchase a blood bank system, Global Med is heavily reliant on its relationships with its channel partners that sell their LIS systems in combination with Global Med’s blood bank products.

     Entities that plan to purchase blood bank products primarily have two choices:

o	Upgrade their current system with their existing vendor, or

o	Select a replacement system from an alternative vendor.

     The table below shows for the periods indicated the percentage of our total reported revenues. The maintenance, consulting services, and software license fees and relate primarily to Global Med’s SAFETRACE and SAFETRACE TX software.

	Nine Months Ended		Year Ended December 31
	September 30,	September 30,
	2004	2003	2001	2002	2003
	(Unaudited)	(Unaudited)
Maintenance	59%	50%	48%	49%	53%
Consulting services	16%	17%	20%	23%	17%
Software license fees	21%	15%	21%	6%	14%
Other	1%	10%	2%	5%	9%
PeopleMed	3%	8%	9%	17%	7%

	100%	100%	100%	100%	100%

     Other revenues for 2002 consist primarily of a consulting services project for a non-blood bank products customer. Other revenues for 2003 consists primarily of a $500 thousand non-cash settlement from one of Global Med’s former marketing partners. See further discussion below for 2003 and 2002.

     Global Med’s two primary locations are in Lakewood, Colorado, the corporate headquarters, and El Dorado Hills, California. Global Med’s primary operations which include research and development, implementation staff, support services, and certain administrative staff, are located in the El Dorado Hills facility. Approximately 20% of Global Med’s employees are not located in Lakewood, Colorado or El Dorado Hills. These employees provide support for Global Med’s sales and marketing, research and development, and implementation efforts.

     Overall, Global Med’s revenues for the nine months ended September 30, 2004 decreased $490 thousand to $4.607 million from $5.097 million from the prior year’s comparable period. Cost of revenues increased $88 thousand or 5.2% for the nine months ended September 30, 2004 to $1.771 million from $1.683 million for the nine months ended September 30, 2004. For the nine months ended September 30, 2004 and 2003, Global Med’s operating expenses were $3.582 million and $3.309 million, respectively. Global Med’s net loss was $919 thousand and $401 thousand, for the nine months ended September 30, 2004 and 2003, respectively.

     For the nine months ended September 30, 2004, Global Med’s operations used $236,000 in cash. For the comparable period in 2003 Global Med’s operations generated $95,000 in cash. For 2004, Global Med believes that its cash flows from the sale of SafeTrace and SafeTrace Tx to new customers, the current backlog of existing business, and any sales of equity will be sufficient to fund its operations through the remainder of fiscal year 2004. If Global Med is unable to meet its sales projections and the resultant projected cash flows anticipated from those transactions or raise money through additional debt or equity offerings, Global Med may be required to significantly reduce planned as well as existing levels of expenditures for all cost categories which includes, cost of sales, sales and marketing, research and development, and general and administrative. If Global Med substantially reduces its planned or the existing levels of expenditures, this could significantly impact Global Med’s future viability in the blood bank software market.

     Management of Global Med is focused on increasing its revenues and cash flows through direct sales efforts, increasing its marketing footprint through adding additional channel partners and strategic alliances, and developing new products and enhanced functionality to its existing product mix to attract potential customers.

Balance Sheet Changes

     As of September 30, 2004 compared with December 31, 2003, certain balance sheet account changes were significant. Cash increased $241,000 mainly due to a private placement that raised net proceeds of approximately $549,000. The proceeds from this increase were partially offset by negative cash flows from operations of $236,000 for the nine months ended September 30, 2004. Net accounts receivable increased $541,000 primarily as a result of billings associated with sales of software license and implementation services during the quarter ended September 30, 2004. The Company believes the approximate potential net cash value of the transactions entered into and shipped during the three months ended September 30, 2004 to be $1.43 million for the software license and for implementation fees. Revenue recognition issues prevented the Company from recognizing approximately $400,000 in software license fees associated with the sales that closed and were shipped in the quarter ended September 30, 2004. The majority of the contracts on which a significant portion of the software license fees were deferred, are being recognized into revenue using the percentage of completion method of contract accounting. Prepaid assets increased $178,000 primarily as a result of a $144,000 increase related to prepaid payroll expenses. With the increased accounts receivable balance as of September 30, 2004 and the projected sales through the remainder of the year, the Company believes it will have positive cash flow from operations for the remainder of 2004.

     Deferred revenues increased $1.230 million from December 31, 2003 to September 30, 2004. As of December 31, 2003 and September 30, 2004, the deferred revenue balances were $1.389 million and $2.619 million, respectively. This was primarily a result of the increased billings through September 30, 2004 for which the Company was unable to recognize revenues.

     Accrued compensation decreased $231,000 for the period from December 31, 2003 to September 30, 2004. As of December 31, 2003 and September 30, 2004, the accrued compensated absences balance was $501,000 and $270,000, respectively. The decrease was primarily due to a reduction of $224,000 in accrued compensation associated with the issuance of Series BB Preferred Stock as more fully discussed in Note 5 of the Financial Statements.

     Nine Months Ended September 30, 2004 Compared To Nine Months Ended September 30, 2003

     Revenues. Revenues are comprised primarily of license fees, maintenance and usage fees, and implementation and consulting services revenues. Revenues for the nine months ended September 2004 decreased $490,000 or 9.6% to $4.607 million as compared to $5.097 million for the comparable period in 2003.

     The decrease for the nine months ended September 30, 2004 was due primarily to a decrease in implementation and consulting services revenues of $616,000 and a decrease in PeopleMed revenues of $278,000. These decreases were offset by an increase in maintenance revenues of $228,000, or 9.6% and an increase in software license revenues of $197,000 or 26%. Included in implementation and consulting services revenues for the nine months ended September 30, 2003 was revenues of $500,000 related to a non-cash settlement agreement between the Company and one of its marketing partners whereby the Company was released from its obligation to perform additional services in accordance with the terms of prior agreements. During the nine months ended September 30, 2004 and 2003, the Company recognized $0 and $300,000, respectively, in PeopleMed revenues associated with termination of a customer’s significant contract with PeopleMed. See footnote 1 in the financial statements for further discussion related to the non-cash settlement and the PeopleMed termination agreement.

     Cost of revenue. Cost of revenue as a percentage of total revenues was 38.4% and 33.0% for the nine months ended September 30, 2004 and 2003, respectively.

     Gross profit. Gross profit decreased $578,000 to $2.836 million for the nine months ended September 30, 2004 when compared with $3.414 million for the nine months ended September 30, 2003. The decrease in gross profit was due primarily to the decrease in revenues discussed above.

     General and administrative. For the nine months ended September 30, 2004, general and Administrative expenses increased $319,000 to $1.828 million, compared with $1.509 million for the same period in 2003. The increase for the nine months ended September 30, 2004 was due primarily to an increase in legal expenses of $190,000 associated with the Company’s outstanding legal proceedings more fully described in Part II Item 1 of this document, an increase in investor relations of $24,000, an increase in contract services of $27,000, an increase in directors compensation of $12,000, and an increase in travel-related expenses of $19,000.

     Sales and marketing. For the nine months ended September 30, 2004 and 2003, sales and marketing expenses remained comparable.

     Research and development. For the nine months ended September 30, 2004, research and development expenses increased $140,000 to $569,000, when compared with $429,000 for the same period for 2003. The primary reason for the increase relates to labor-related and consulting expenses associated with increased development efforts on the Company’s SafeTrace® and SafeTrace Tx products.

     Depreciation and software amortization. Depreciation and software amortization for the nine months ended September 30, 2004 decreased $215,000 to $114,000 as compared to $329,000 for the same period in 2003. The primary reason for the decrease was due to the fact that as of June 30, 2003, the Company had fully amortized all software development costs associated with SafeTrace Tx®. For the nine months ended September 30, 2004, the Company amortized $28,000 in software development costs compared to $251,000 for the comparable period in 2003.

     Financing costs. Financing costs decreased $127,000 for the nine month period ended September 30, 2004 when compared with the same period for 2003. As of June 30, 2003, the Company had amortized all deferred financing costs.

     Interest expense. Interest expense decreased $172,000 for the nine months ended September 30, 2004 to $211,000 compared to $383,000 for the same nine month period in 2003. The primary reason for the decrease was the conversion of $3.5 million in debt to preferred stock on April 14, 2004.

     Net loss. The Company’s net loss for the nine months ended September 30, 2004 and 2003 was $919,000 and $401,000, respectively.

     Year Ended December 31, 2003 Compared To Year Ended December 31, 2002

     Revenues. Revenues are comprised of software sales, maintenance and usage fees revenues, implementation and consulting revenues, and the re-sale of hardware and software obtained from vendors.

     Revenues from license fees, maintenance and usage fees increased $136 thousand, or 2.9% to $4.853 million for the year ended December 31, 2003 compared to $4.717 million for the year ended December 31, 2002. The increase in these revenues was due primarily to a $511 thousand increase in license fees, a $241 thousand increase in usage fees, partially offset by a $616 thousand decrease in PeopleMed revenues. Of the $511 thousand increase in software license fees, $388 thousand related to non-cash consideration in the form of a reduction of liabilities Global Med owed to a customer. See Note 1 of the audited consolidated financial statements for further discussion. Of the $616 thousand decrease in PeopleMed revenues, $522 thousand of the decrease related to the loss of revenues from a significant customer when they terminated their agreement for Global Med to provide services to them in December 2002. During 2003 and 2002, PeopleMed recognized $300 thousand and $500 thousand, respectively, from the provisions of the termination agreement.

     Revenues from implementation and consulting services decreased $249 thousand or 13.1% to 1.661 million for the year ended December 31, 2003 compared to $1.910 million for the year ended December 31, 2002. The decrease in 2003 was primarily attributable to a decrease in implementation revenues of $408 thousand. This decrease was the result of fewer SAFETRACE TX customers being implemented in 2003 compared with 2002 and implementations being extended beyond their originally projected completion date. In addition, Global Med’s consulting services revenues increased by approximately $141 thousand. Included in implementation and consulting services revenues were other revenues of $500 thousand related to a non-cash settlement agreement between Global Med and one of its marketing partners whereby Global Med was released from its obligation to perform additional services in accordance with the terms of prior agreements. See Note 1 in the audited consolidated financial statements for further discussion.

     Cost of Revenues. Cost of revenues related to software license fees, maintenance and usage fees increased $191 thousand, or 15.9%, to $1.391 million for the year ended December 31, 2003, from $1.200 million for the year ended December 31, 2002. The increase was primarily the result of increased labor costs of $248 thousand, a decrease in capitalized software development costs mainly for PeopleMed of $104 thousand, offset by a decrease in software amortization costs of $136 thousand associated with Global Med’s development costs associated with SAFETRACE TX product being fully amortized in June of 2003. For the years ended December 31, 2003 and 2002, Global Med amortized $344 thousand and $481 thousand, respectively, in software development costs. Included in the 2003 cost for software amortization was $77 thousand of costs associated with the write down of certain costs associated with the development of certain PeopleMed.com software.

     Cost of revenues associated with implementations and other consulting revenues decreased $196 thousand, or 13.8%, to $1.225 million during the year ended December 31, 2003 when compared to $1.421 million for the year ended December 31, 2002. The decrease in costs is consistent with the decrease in revenues. The decease in costs is primarily associated with a decrease in costs for consultants in the amount of $68 thousand and a decrease in costs allocated to certain consulting projects of $72 thousand when comparing 2003 and 2002.

     The overall gross profit as a percentage of revenues was 59.8% and 60.4% for the years ended December 31, 2003 and 2002, respectively.

     General and Administrative. General and administrative expenses increased $112 thousand, or 5.7%, to $2.057 million for the year ended December 31, 2003 compared to $1.945 million for the year ended December 31, 2002. The increase in general and administrative expenses was primarily due to an increase in wages of $89 thousand, an increase in consulting services of $45 thousand, offset by a reduction in bad debt expense of $59 thousand, when comparing 2003 with 2002.

     Sales and Marketing. Sales and marketing expenses were $1.442 million and $1.426 million for the years ended December 31, 2003 and 2002, respectively.

     Research and Development. Research and development expenses increased $130 thousand, or 28.0%, to $595 thousand for the year ended December 31, 2003 from $465 thousand for the year ended December 31, 2002. Research and development costs increased during the year ended December 31, 2003 primarily as a result of a reduction of $104 thousand in development-related costs as a result of lower levels of software capitalization on PeopleMed’s products during 2003 when compared with 2002.

     Interest Income. Interest income increased $71 thousand to $86 thousand in 2003 from $15 thousand in 2002.

     Interest Expense. Interest expense increased $53 thousand to $534 thousand for the year ended December 31, 2003 from $481 thousand for the year ended December 31, 2002. The increase in interest expense was mainly due to the increase in the interest rate on Global Med’s related party $3.829 million debt from 12% to 15% per year effective July 1, 2003.

     Financing Costs. For the years ended December 31, 2003 and 2002, Global Med recognized $127 thousand and $255 thousand, respectively, in financing costs expenses associated with certain financing agreements and the issuance of warrants to eBanker. The decrease in financing costs was due to amortization costs associated with the warrants issued July 1, 2001 related to the Financing Agreement with eBanker being completed in June of 2003.

     Net Loss. Global Med’s net loss during 2003 as compared to 2002 increased $173 thousand. The net loss includes the recognition of a total of $127 thousand and $255 thousand of financing costs to a related party during the year ended December 31, 2003 and 2002, respectively.

     Year Ended December 31, 2002 Compared To Year Ended December 31, 2001

     Revenues. Revenues are comprised of software sales, maintenance and usage fees revenues, implementation and consulting revenues, and the re-sale of hardware and software obtained from vendors.

     Revenues from license fees, maintenance and usage fees decreased $152 thousand, or 3.1% to $4.717 million for the year ended December 31, 2002 compared to $4.869 million for the year ended December 31, 2001. The decrease in these revenues was due primarily to a $895 thousand decrease in license fees, partially offset by a $248 thousand increase in usage fees, and a $522 thousand increase in PeopleMed revenues. Of the $522 thousand increase in PeopleMed revenues, $500 thousand was the direct result of a contract termination fee.

     Revenues from implementation and consulting services increased $555 thousand or 41.0% to $1.910 million for the year ended December 31, 2002 compared to $1.355 million for the year ended December 31, 2001. The increase in 2002 was attributable to an increase in implementation revenues of $215 thousand. This increase was the result of more SAFETRACE TX customers being implemented in 2002 compared with 2001. In addition, Global Med’s consulting services revenues increased by approximately $316 thousand primarily, as a result of a single consulting contract acquired and completed during 2002.

     Cost of Revenues. Cost of revenues related to software license fees, maintenance and usage fees decreased $260 thousand, or 17.8%, to $1.2 million for the year ended December 31, 2002, from $1.460 million for the year ended December 31, 2001. The decrease was mainly due to decreases in software amortization cost of $115 thousand and a decrease in royalty expenses of $34 thousand.

     Cost of revenues associated with implementations and other consulting revenues increased $371 thousand, or 35.3%, to $1.421 million during the year ended December 31, 2002 when compared to $1.05 million for the year ended December 31, 2001. The increase in costs is primarily due to an increase of $228 thousand in implementation costs and an increase of $138 thousand in costs associated with engineering and consulting contracts.

     The overall gross profit as a percentage of revenues was 60.4% and 59.7% for the years ended December 31, 2002 and 2001, respectively.

     General and Administrative. General and administrative expenses decreased $584 thousand, or 23.1%, to $1.945 million for the year ended December 31, 2002 compared to $2.529 million for the year ended December 31, 2001. The reduction in general and administrative expenses was primarily due to a reduction in investor relations fees of $256 thousand associated with the cancellation of an investor relations agreement in 2001, a reduction in fees paid to a director for consulting services of $210 thousand associated with the issuance of 300 thousand shares in 2001, a reduction in contract services fees of $72 thousand, a decrease in bad debt expense of $72 thousand, offset by an increase in legal expenses of $38 thousand.

     Sales and Marketing. Sales and marketing expenses were $1.426 million and $1.545 million for the years ended December 31, 2002 and 2001, respectively. The decrease in sales and marketing expenses of $119 thousand, or 7.7%, was primarily attributable to lower commissions expense as a result of decreased sales of new software systems during 2002 compared to 2001.

     Research and Development. Research and development expenses increased $159 thousand, or 52.0%, to $465 thousand for the year ended December 31, 2002 from $306 thousand for the year ended December 31, 2001. Research and development costs increased during the year ended December 31, 2002 primarily as a result of a $75 thousand increase in PeopleMed-related development costs and a reduction of $86 thousand in capitalized software development costs, mainly as a result of lower levels of software capitalization on SAFETRACE TX during 2002 compared with 2001.

     Interest Income. Interest income decreased $10 thousand to $15 thousand in 2002 from $25 thousand in 2001.

     Interest Expense. Interest expense increased $3 thousand to $481 thousand for the year ended December 31, 2002 from $478 thousand for the year ended December 31, 2001.

     Financing Costs. For the years ended December 31, 2002 and 2001, Global Med recognized $255 thousand and $317 thousand, respectively, in financing costs expenses associated with certain financing agreements and the issuance of warrants to eBanker. The decrease in financing costs was due to amortization costs associated with the November 2000 Financing Agreement with eBanker being completed in June of 2001, and replaced by a lower level of financing costs associated with the issuance of certain warrants to eBanker in July 2001.

     Net Loss. Global Med’s net loss during 2002 as compared to 2001 decreased $985 thousand. The net loss includes the recognition of a total of $255 thousand and $317 thousand of financing costs to a related party during the year ended December 31, 2002 and 2001, respectively.

(In thousands, except share and per share information)

	Quarters Ended
	September 30, 2004	June 30, 2004	March 31, 2004
Revenues	$ 1,794	$ 1,460	$ 1,353
Cost of revenues	587	621	563

Gross profit	1,207	839	790

Operating expenses:
General and administrative	644	580	604
Sales and marketing	377	386	308
Research and development	236	182	151
Depreciation and software amortization	41	36	37

Total operating expenses:	1,298	1,184	1,100

Income (loss) from operations	(91)	(345)	(310)
Interest income	13	13	12
Interest expense, including related Party	(21)	(40)	(150)

Loss before income taxes	(99)	(372)	(448)
Income tax expense	--	--	--

Net loss	$ (99)	$ (372)	$ (448)
Preferred dividends, related party	(159)	(189)	--

Net income available to common shareholders	$ (258)	$ (561)	$ (448)

Basic and Diluted loss per common share	$ (0.01)	$ (0.02)	$ (0.02)

Weighted average number of common shares
outstanding, Basic and Diluted	26,116	25,626	24,552

(In thousands, except share and per share information)

	Quarters Ended
	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003
Revenues	$ 1,417	$ 1,279	$ 2,291	$ 1,527
Cost of revenues	681	555	689	691

Gross profit	736	724	1,602	836

Operating expenses:
General and administrative	548	525	513	471
Sales and marketing	400	342	321	379
Research and development	166	150	156	123
Depreciation and amortization	30	25	26	26

Total operating expenses:	1,144	1,042	1,016	999

Income (loss) from operations	(408)	(318)	586	(163)
Interest income	82	--	2	2
Interest expense, including related Party	(151)	(150)	(112)	(121)
Financing costs to related party	--	--	(63)	(64)

Income (loss) before income taxes	(477)	(468)	413	(346)
Income tax expense	--	--	--	--

Net income (loss)	$ (477)	$ (468)	$ 413	$ (346)

Weighted average shares outstanding:
Basic	24,545	24,545	24,545	24,545

Diluted	24,545	24,545	25,326	24,545

Net income (loss) per share-Basic and Diluted	$ (0.02)	$ (0.02)	$ 0.02	$ (0.01)

Amortization of software
development costs included in cost of
revenues	$ 92	$ 15	$ 119	$ 118

(In thousands, except share and per share information)

	Quarters Ended
	December 31, 2002	September 30, 2002	June 30, 2002	March 31, 2002
Revenues	$ 1,789	$ 1,425	$ 1,832	$ 1,581
Cost of revenues	717	601	676	627

Gross profit	1,072	824	1,156	954

Operating expenses:
General and administrative	498	501	469	477
Sales and marketing	421	373	354	278
Research and development	124	143	92	106
Depreciation and amortization	23	36	41	54

Total operating expenses:	1,066	1,053	956	915

Income (loss) from operations	6	(229)	200	39
Interest income	10	1	2	2
Interest expense, including related Party	(120)	(119)	(119)	(123)
Financing costs to related party	(64)	(63)	(64)	(64)

Income (loss) before income taxes	(168)	(410)	19	(146)

Income tax expense	--	--	--	--

Net income (loss)	$ (168)	$ (410)	$ 19	$ (146)

Weighted average shares outstanding:
Basic	24,538	24,538	24,490	24,379

Diluted	24,538	24,538	30,949	24,379

Net income (loss) per share-Basic and Diluted	$ (0.01)	$ (0.02)	$ 0.00	$ (0.01)

Amortization of software
development costs included in cost of
revenues	$ 127	$ 129	$ 115	$ 110

Quarterly Results Of Operations For The Nine Months Ended September 30, 2004 And The Years Ended December 21, 2003 And 2002

     The previous tables sets forth certain unaudited quarterly results of operations for each of the quarters in the nine months September 30, 2004 and the ended years ended December 31, 2003 and 2002. In management’s opinion, this unaudited information has been prepared on the same basis as the audited consolidated financial statements and includes all adjustments necessary for a fair presentation of the information for the quarters presented, when read in conjunction with Global Med’s Consolidated Financial Statements and Notes thereto, included elsewhere in this prospectus. For the three months ended September 30, 2004, gross profit increased compared to the two preceding quarters primarily as a result of the increase in revenues. In addition, for each of the three quarters in 2004, interest expense declined as a result of the conversion of $3.5 million in debt to Series AA Preferred Stock on April 14, 2004. With the conversion of $3.5 million in debt to Series AA Preferred Stock, the Company is required to accrue dividends at an annual rate of 15%. During the three months ended March 31 and June 30, 2003, Global Med recognized $150 thousand in each of these quarters related to a termination fee associated with a significant PeopleMed.com customer. During the three months ended June 30, 2003, Global Med recognized $388 thousand related to non-cash consideration in the form of reduction of liabilities that Global Med owed to a customer. In addition, during the three months ended June 30, 2003, Global Med recognized $500 thousand related to non-cash settlements from one of its marketing partners whereby Global Med was released from its obligation to perform services in accordance with the terms of prior agreements. See Note 1 of the audited consolidated financial statements for further discussion of these non-cash transactions. During the three months ended June 30, 2003, Global Med had fully amortized the outstanding capitalized software development costs for SAFETRACE TX. During the three months ended December 31, 2003, Global Med wrote down approximately $77 thousand in costs associated with capitalized software development for certain PeopleMed.com products. These costs related to the underlying protocols that could be used in PeopleMed’s software. The protocols were received in January of 2002 and as of December 31, 2003 had not been used incorporated into PeopleMed’s software, and Global Med has no current plans to do so. This expense was included in software amortization during 2003. Amortization of capitalized software costs is included in cost of revenues in the accompanying statements of operations.

     Included in the results for the three months ended December 31, 2003, Global Med recognized $81 thousand in interest in income from an outstanding note receivable. Prior to this period, effectively, Global Med had a valuation allowance against the accrued interest. Of the $81 thousand in interest income, $69 thousand related to prior periods. Global Med reversed this valuation allowance based on improvements in the financial status of the party to the note receivable. See the “Related Parties” of Note 1 of the audited consolidated financial statements for further discussion.

     Included in the results for the three months ended December 31, 2002, Global Med recognized $500 thousand in revenues related to the termination of a contract with a significant customer. Global Med believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

Liquidity And Capital Resources

     September 30, 2004

     Global Med had cash and cash equivalents of $1.224 million as of September 30, 2004 compared to $983 thousand at December 31, 2003, none of which was restricted.

     Global Med had a net working capital deficit of $1.853 million as of September 30, 2004 and $1.574 million at December 31, 2003.

     As of December 31, 2003, Global Med’s $4.029 million in related party financing was considered long-term debt. On April 14, 2004, GMIL and Global Med entered into an agreement to convert $3.5 million of the related party financing into 3.5 million shares of preferred stock. This preferred stock is convertible at the holder’s option. The remaining $529 thousand in related party financing is due and payable on March 1, 2006. As part of the November 19, 2000 Loan Agreement, there exists a personal guarantee of Dr. Michael I. Ruxin, up to $650 thousand plus pro rata accrued interest. The personal guarantee is limited to certain of Dr. Ruxin’s assets and remains in full force and effect. The guarantee is limited to the Remaining Debt.

     The terms of the debt and preferred stock require cash interest and dividend payments to be made on the following dates: March 1, June 1, September 1, and December 1. For each of the periods previously mentioned, with the exception of March 1, 2004, Global Med will be required to pay interest in the amount of approximately $20 thousand during 2004. Global Med also paid approximately $92 thousand in interest expense that was accrued mainly as of December 31, 2003 and an additional $95 thousand in interest that accrued from January 1, 2004 through February 29, 2004 on the outstanding related party financing obligations. The $92 thousand was paid in April 2004 and the $95 thousand was paid in July 2004. Global Med will also be required to make dividend payments in the amount of approximately $131 thousand in October of 2004. During 2005, Global Med will be required to make interest payments of approximately $20 thousand March 1, June 1, September 1, and December 1, on each of the dates noted above. In addition, Global Med will be required to make base dividend payments of approximately $184 thousand March 1, June 1, September 1, and December 1 as well as certain additional dividends payments related to 2004. In the event that Global Med is unable to make the mandatory dividend payments in a timely manner, Global Med, at GMIL’s option, can pay for the dividends in common stock or preferred stock of Global Med. Based on Global Med’s projected cash flows for 2004, the payment of mandatory dividends represent a material use of available operating cash. If sufficient cash flows do not materialize, Global Med may be required to reduce planned expenditures for sales and marketing and research and development.

     During the quarter ended June 30, 2004, Global Med completed a private placement of the sale of 1.525 million shares of common stock at $0.40 per share resulting in net proceeds of $549 thousand. Global Med plans on using the proceeds from the private placement for general working capital purposes.

     Global Med may require additional external financing through additional debt or equity in order to pay off the debt due in March of 2006 or the preferred stock if it is called by the holder in 2006.

     Global Med had an accumulated deficit of $40.989 million as of September 30, 2004. It is expected that cash flows from Global Med’s existing customer base, new sales, sales of common stock and Global Med’s current assets, including cash and accounts receivable, will be sufficient to fund Global Med’s liquidity and capital requirements for the next twelve months excluding acquisitions or major new product development initiatives. Management anticipates that the cash, accounts receivable balances, recurring revenues, proceeds from the sale of common stock, and any future financing activities will be used to fund Global Med’s anticipated research and development costs, sales and marketing efforts during the remainder of 2004 and for general working capital purposes. Global Med continues to pursue financing alternatives through the issuance of additional equity or debt.

     Cash flows from operations used $236 thousand in cash for the nine months ended September 30, 2004. The cash used during the nine months ended September 30, 2004 consisted primarily of the net loss of $919 thousand, net of non-cash changes which provided $120 thousand and changes in operating assets and liabilities which provided $563 thousand.

     Contractual Obligations (In thousands)

          Expected Maturity Dates

	2004	2005	2006	2007	And thereafter
Related party financing	--	--	$ 529	--	--
Preferred Stock*	--	--	$3,500	--	--

*

The Preferred Stock is callable by the holder on March 1, 2006 and mandatorily redeemable on March 1, 2009. As of December 31, 2003, the Preferred stock was classified as “INDEBTEDNESS DUE IN 2004, REFINANCED AS PREFERRED STOCK IN 2004, RELATED PARTY” in the consolidated financial statements because the outstanding debt was not converted to preferred stock until after December 31, 2003. See Note 11 to the consolidated financial statements for the year ended December 31, 2003 for further discussion.

          Unrecorded Obligations

	2004	2005	2006	2007 and thereafter
Operating leases	$200	$201	$105	$5

     The following table represents the projected cash outlays for interest and preferred dividends assuming the current levels of debt and preferred stock remain outstanding to maturity.

	Interest and Dividends ($000s)
	2004	2005	2006	2007	2008	2009
Related party financing interest	$ 259	$ 79	$ 20	$---	$---	$---
Preferred Dividends	131	971	735	735	735	184

	$ 390	$1,050	$755	$735	$735	$184

     For 2004, Global Med will be only required to make one cash dividend payment during the year. For 2005, Global Med will be required to pay approximately $263 thousand in unpaid dividends accrued during 2004. As a result of the deferral of certain dividend payments, Global Med will be required to pay a financing fee in the amount of approximately $26 thousand in 2005. This amount is reflected in the schedule above. See Note 11 of the audited consolidated financial statements for the year ended December 31, 2003 for further discussion of preferred stock.

Impact Of Inflation

     Although it is difficult to predict the impact of inflation on our costs and revenues in connection with our products, we do not anticipate that inflation will materially impact our costs of operation or the profitability of our products when marketed.

Critical Accounting Policies And Estimates

     Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     A critical accounting policy is one that is both important to the portrayal of Global Med’s financial condition or results of operations and requires significant judgment or complex estimation process. Global Med believes the following fit that definition:

     Revenue Recognition

     Global Med recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) No. 97-2, “Software Revenue Recognition.” Global Med’s standard software license agreement for Global Med’s products provides for an initial fee to use the product in perpetuity up to a maximum number of users. Fees from software licenses are recognized as revenue upon shipment, provided fees are fixed and determinable and collection is probable. Fees from licenses sold together with consulting services are generally recognized upon shipment provided that the above criteria have been met, payment of the license fees is not dependent upon the performance of the consulting services and the consulting services are not essential to the functionality of the licensed software. In instances in which the consulting services are not essential to the functionality of the software but payment of the license fee is due at the earlier of the performance of specific consulting services or the passage of time, the license fee is recognized ratably over the anticipated period of performance of the services or ratably over the license fee billing period, whichever is more readily determinable. If the consulting services are essential to the functionality of the product or any portion of the payment of the license fee is contingent solely upon the performance of consulting services, license fees are recognized ratably over the anticipated period of performance of the consulting services.

     Certain of Global Med’s contracts include warranties that provide for refunds of all or a portion of the software license and or other fees in the event that Global Med is unable to provide maintenance services, for which there is a separate fee, for the contractually prescribed period. Contracts with these provisions are accounted for in accordance with the policies above.

     Global Med provides consulting services that include implementation, training and the performance of other services to its customers. Revenue from such services is generally recognized ratably over the period during which the applicable service is to be performed.

     Support agreements generally call for Global Med to provide technical support and software updates, on an “when-and-if-available” basis to customers. Revenue on technical support and software update rights is recognized ratably over the term of the support agreement.

     Revenues from the re-sale of hardware and software, obtained from vendors, is recognized at the time the hardware and software are delivered to customers.

     PeopleMed has contracts that include fixed fee and per-member fees. Global Med recognizes revenues from these contracts as services are provided.

     Note Receivable Collectibility

     Global Med had outstanding notes receivable in the amount of $400 thousand as of September 30, 2004 and December 31, 2003. Associated with these notes receivable, Global Med had accrued interest receivable of approximately $117 thousand and $81 thousand outstanding as of September 30, 2004 and December 31, 2003, respectively. Global Med lent money to the party to the notes receivable from 2001 to 2003. Consistent with the terms of the notes receivable, Global Med has received no interest or principal payments and all accrued and unpaid interest and principal are due in June of 2006. Global Med evaluates the collectibility of the notes receivable for impairment on a quarterly basis. The factors Global Med may consider in determining the collectibility of the notes receivable in any given period may include the financial status of the party and the current and projected funding sources through the due date.

     All of the information above was unaudited and supplied by the party to the notes receivable. Global Med does not believe the outstanding notes receivable or the accrued interest are impaired as of September 30, 2004. If the party to the note receivable is unable to pay the note receivable or defaults on a material portion of payment of the note receivable, this could have material impact on Global Med’s financials statements for the period in which the default or impairment is recognized.

     Prior to the fourth quarter of 2003, Global Med had a valuation allowance on all of the interest income associated with the note receivable discussed above. Although the financial status of the entity that was lent the $400 thousand notes receivable did not warrant a reserve for the principal amount of the notes receivable because Global Med believed no impairment existed, no interest income was recognized prior to the fourth quarter of 2003. Subsequent to the year ended December 31, 2003, Global Med, which prior to this had not received any monies from the entity to whom the note receivable was lent, received $42 thousand for services to be performed. Based on the improvements in the entities financial status and the receipt of monies from the entity, Global Med effectively removed the valuation allowance from the interest income on the note receivable. Of the $81 thousand in interest income recognized in 2003, $27 thousand and $7 thousand related to interest income for the years ended December 31, 2002 and 2001, respectively.

     Income Tax Valuation Allowance

     On an annual basis, the management of Global Med evaluates the realizability of the net deferred tax assets and assesses the needed for a valuation allowance. In assessing the realizability of deferred tax assets, management concluded that it is not more likely than not that the deferred tax assets would be realized. The ultimate realization of the deferred tax assets is dependent on the generation of future taxable income in the period in which the temporary differences become deductible. Global Med has established a full valuation allowance for deferred taxes due to the uncertainty that the deferred tax assets will be utilized.

Recently Issued Financial Accounts Standards

     On March 31, 2004 the FASB issued an Exposure Draft, Share-Based Payment, and Amendment of FASB Statements No. 123 and 95. The Exposure Draft covers the accounting for transactions in which an enterprise pays for the employees services with share-based payments including employee stock options.

     Under the Exposure Draft, all share-based payments would be treated as other forms of compensation by recognizing the related costs generally measure as the fair value at the date of grant in the income statement.

     If adopted as proposed, the Company would record as an expense, the fair value of the options that have been issued. The Company believes that this Exposure Draft, if adopted, could have a material impact on the results of operations of the Company. If adopted, this pronouncement would be effective for the fiscal year beginning January 1, 2006.

BUSINESS

General Development Of Business

     Global Med Technologies, Inc. was organized under the laws of the State of Colorado in December 1989.

     In 1995, Global Med merged with the Wyndgate Group, Inc. Wyndgate operates as a division of Global Med Technologies, Inc. and designs, develops, markets and supports information management software products for blood banks, hospitals, centralized transfusion centers and other healthcare related facilities.

     During 1999, Global Med formed a majority-owned subsidiary, PeopleMed.com, Inc., a Colorado corporation, to develop a software application designed to give HMO providers and other third party payers, access to clinical information for chronic disease patients. This application allows doctors and other medical employees access to a patient’s history. PeopleMed offers chronic disease management as an Application Service Provider. PeopleMed’s system uses the Internet to coordinate sources and users of a patient’s clinical information, including laboratory, pharmacy, primary and specialty care providers, claims and medical records.

     PeopleMed is owned 83% by Global Med, 13% by certain executive officers and directors of Global Med, and 4% owned by third parties.

Related Parties

     Global Med is financed primarily through lending arrangements with GMIL. These lending arrangements were originated by eBanker USA.com, Inc., (“eBanker”) transferred, along with eBanker’s ownership in Global Med, to Global Med China & Asia Limited (“GMCAL”) in October 2002, and then the lending arrangements were transferred to GMIL in September 2003. Until November 28, 2001, eBanker was a consolidated subsidiary of eVision International, Inc. (“eVision”). eVision is majority owned by China Credit and its subsidiaries, Online Credit Limited and Heng Fung Singapore Pte. Limited. Currently, GMCAL is a shareholder of Global Med. Until November 2001, eVision was also a shareholder of Global Med. eBanker through its subsidiary, GMCAL, is a shareholder of Global Med. Additionally, eVision and GMCAL each hold warrants to acquire 1 million and 11.186 million shares, respectively, of Global Med’s common stock with exercise prices that range from $0.25-$0.50 per share. As discussed further below and in the accompanying financial statements, in November 2000, eBanker and Global Med entered into a series of equity transactions that resulted in Global Med becoming a consolidated subsidiary of eBanker and eVision effective November 2000.

     On November 28, 2001, the shareholders of eVision approved a transaction which transferred certain of the assets of eVision to Online Credit as satisfaction of the certain obligations eVision had with Online Credit. As a result, all of Global Med’s common shares held by eVision and all eBanker’s common shares and warrants held by eVision were transferred to Online Credit. Consequently, as of November 28, 2001, Global Med remained a consolidated entity of eBanker for accounting purposes; however, eBanker was then directly controlled by Online Credit instead of eVision.

     Additionally, eVision Corporate Services, Inc. and certain other subsidiaries of China Credit provide minimal accounting support services to Global Med.

     As a result of these transactions and relationships, the financial condition and results of operations for Global Med may not necessarily be indicative of those that would have resulted if Global Med were unaffiliated with these entities.

Description of Business

     Principal Products and Their Markets

     Global Med designs, develops, markets and supports information management software products for blood banks, hospitals, centralized transfusion centers and other health care related facilities. Revenues are derived from the licensing of software, maintenance, the provision of consulting and other value added support services, and the resale of hardware and software obtained from vendors.

     Wyndgate began development of a blood tracking system called Safe Trace® to assist community blood centers, hospitals, plasma centers and outpatient clinics in the U.S. in complying with the quality and safety standards of the Food and Drug Administration for the collection and management of blood and blood products.

     Global Med has two main products in its Wyndgate division: SAFETRACE and SAFETRACE TX, a transfusion management information system that is designed to be used by hospitals and centralized transfusion centers to help insure the quality of blood transfused into patient-recipients. SAFETRACE TX provides electronic cross-matching capabilities to help insure blood compatibility with patient-recipients and will track, inventory, bill and document all activities with blood products from the time blood products are received in inventory to the time the blood products are used or returned to blood centers. SAFETRACE TX complements SAFETRACE, because the combined SAFETRACE TX and SAFETRACE software system is now able to integrate hospitals with blood centers and provide a “vein-to-vein”® tracking of the blood supply. SAFETRACE Tx received FDA clearance on January 29, 1999.

     Global Med continues to concentrate its development efforts on enhancements to its existing SAFETRACE blood bank product and SAFETRACE TX. The FDA has cleared both products for sale in the United States.

     In 1999, Global Med introduced PeopleMed. PeopleMed supports chronic disease management as an ASP. PeopleMed’s system uses the Internet to coordinate sources of information and users of a patient’s clinical information, including laboratory, pharmacy, primary and specialty care providers, claims, and medical records.

     All of Global Med’s revenues were generated from providing products and services to end users located throughout the United States, Puerto Rico and Africa.

     Competition

     There is substantial competition in all aspects of the blood bank and hospital information management industry. Numerous companies are developing technologies and marketing products and services in the healthcare information management area. Many competitors in the blood bank industry have received FDA clearance for their products. Many of these competitors have been in business longer and have substantially greater personnel and financial resources than Global Med. Global Med is aware of three primary competitors to our SAFETRACE software product: Mak-System Corp.; Blood Bank Computer Systems, Inc. and Mediware Information Systems, Inc. There are four primary competitors in the United States to our SAFETRACE TX product: Misys Hospital Systems, Inc. (Misys is a channel partner that currently resells the Company’s SafeTrace software); Mediware Information Systems, Inc.; Meditech, Inc., SCC Soft Computer; and Cerner Corp. Global Med believes it is able to compete based on the current technological capabilities of SAFETRACE and SAFETRACE TX.

     Dependence On Major Customers

     As of September 30, 2004, Global Med, through its Wyndgate division, had 36 SAFETRACE customers and 80 SAFETRACE TX customers with approximately 150 sites in the United States. It intends to continue to target domestic and international blood centers, plasma centers and hospital donor and transfusion centers.

     During the year ended December 31, 2003, Global Med had one customer, the Institute for Transfusion Medicine, that accounted for 10.4%, or $677 thousand of Global Med’s revenues.

     During the year ended December 31, 2002, Global Med had one customer that accounted for 15.4%, or $1.022 million, of Global Med’s revenues. Of the $1.022 million in revenues, $500 thousand was attributable to the customer terminating a five-year contract with PeopleMed. See Note 1 of the consolidated financial statements for discussion. During the year ended December 31, 2001 there were no customers accounting for more than 10% of revenues.

Royalty And Commission Agreements

     The Royalty Group. Pursuant to a development agreement between Wyndgate and the Royalty Group, Wyndgate developed SAFETRACE and must make royalty payments to the Royalty Group based on a percentage of Wyndgate’s SAFETRACE license fees collected, measured by cash received from SAFETRACE licensees, net of certain fees and charges. The royalty schedule is based upon the first date of SAFETRACE license invoicing, which was September 14, 1995. The royalty amounts are computed as a percentage of software license fees collected. For the years ended December 31, 2003, 2002, and 2001, Global Med expensed $6 thousand, $12 thousand, and $46 thousand, respectively, and are included in the cost of revenues in the statement of operations. Global Med has accrued but not paid any royalties for the years ended December 31, 2003, 2002, or 2001. As of December 31, 2003, the outstanding royalty obligation was approximately $123 thousand.

     The Institute for Transfusion Medicine. Pursuant to a development agreement between Wyndgate and The Institute for Transfusion Medicine (“ITXM”), Wyndgate developed SAFETRACE TX agreed to make royalty payments to ITXM, based on a percentage of Wyndgate’s SAFETRACE TX license fees paid. The royalty amounts are computed as a percentage of net software license fees. Global Med did not pay any royalties for the years ended December 31, 2003, 2002 or 2001. In April 2003, Wyndgate signed an agreement with ITXM whereby ITXM waived its rights to payment for all future and past royalties. See Note 1 of the audited consolidated financial statements for further discussion.

     Ortho–Clinical Diagnostics, Inc. In 1996, Global Med entered into an Exclusivity and Software Development Agreement (the “Exclusivity Agreement”) with Ortho-Clinical Diagnostics, Inc. (“OCD”), successor to Ortho Diagnostic Systems Inc., a wholly owned subsidiary of Johnson & Johnson. The Exclusivity Agreement provided OCD the exclusive right to negotiate with Global Med with respect to Global Med’s activities and developments in information technology and intellectual property relating to donor and transfusion medicine. In connection with this agreement, Global Med received $500 thousand in 1996, which was recorded as deferred revenue, because the services to be provided to OCD in conjunction with the receipt of this cash had not yet been provided.

     In May 1997, Global Med received a request from OCD to continue its evaluation of Global Med’s technology, on a non-exclusive basis, with the intent of responding to Global Med by July 14, 1997 regarding whether or not OCD would propose some form of transaction with Global Med. Global Med received an additional $500 thousand from OCD during 1997 which was recorded as deferred revenue until Global Med provided the software development services as defined in the Exclusivity Agreement. Global Med finalized the Manufacturer’s Representative and Software Development Agreement (“OCD Agreement”) during June 1999 making OCD the exclusive in-vitro diagnostics manufacturer’s representative for the SAFETRACE TX product in defined territories around the world. The total of $1 million was included in deferred revenue as of December 31, 1998. Global Med recognized $500 thousand ratably over the term of the 22 month contract which ended in June of 2001. Global Med recognized the remaining portion of the deferred revenue in the amount of $500 thousand in June 2003 in conjunction with a Settlement Agreement with Ortho.

     In June 2003, Global Med signed a settlement agreement (the “Settlement Agreement”) with Ortho Clinical Diagnostics, Inc. (“Ortho”), whereby all of Global Med’s outstanding obligations to and from Ortho were released. As a result, Global Med was released from its obligation to provide Ortho with $500 thousand in software development work for which it had received payment from Ortho in 1997 as part of the exclusivity agreement Global Med signed with Ortho in 1997.

     In addition, Global Med was released from all other obligations to Ortho which included liabilities amounting to approximately $36 thousand for sales distribution commissions. For the year ended December 31, 2003, Global Med recognized $500 thousand in revenues associated with the Settlement Agreement and Ortho’s waiver of its right to software development services. In addition, Global Med reduced sales and marketing expenses by $36 thousand as a result the release of Global Med from its obligation to pay commissions to Ortho for prior sales.

     The OCD Agreement was signed with Ortho during June 1999 expired in June 2003.

     Siemens Medical Solutions Health Services Corporation. During September of 1999, Global Med entered into a non-exclusive marketing and support agreement with Shared Medical Systems Corporation (“SMS”). Under this agreement, SMS will market Global Med’s blood bank products on a preferred basis. Global Med will pay a commission to SMS based on the software license fee for each sale SMS has facilitated. The initial term of the agreement was for three years from the signing date of this agreement. This agreement was automatically renewed and is still in effect.

     Sysmex Infosystems America, Inc. Global Med entered into a non-exclusive marketing and support agreement with Sysmex Infosystems America, Inc. (“SIA”). Under this agreement, SIA will market Global Med’s blood bank products on a preferred basis. Global Med will pay a commission to SIA based on the software license fee for each sale SIA has facilitated. This agreement was automatically renewed and is still in effect.

     GE Medical (aka Triple G Systems Group, Inc.). Global Med entered into a non-exclusive marketing and support agreement (the “Non-Exclusive Agreement #2”) with GE Medical (aka Triple G Systems Group, Inc.) (“Triple G”). Triple G, under the Non-Exclusive Agreement #2, will market Global Med’s SAFETRACE TX products on a preferred basis. Global Med will pay to Triple G a commission based on a percentage of the software license fee that Triple G facilitates through their marketing efforts. This agreement was automatically renewed and is still in effect.

     National Jewish Medical and Research Center. Global Med, through its PeopleMed subsidiary, entered into a development and non-exclusive Marketing Agreement with National Jewish Medical and Research Center (“National Jewish”). Under the terms of this agreement, Global Med will pay National Jewish a royalty for all sales of PeopleMed’s products that use National Jewish’s protocols. In addition, in February 2002, PeopleMed signed a Sales and Marketing Agreement with National Jewish, whereby National Jewish will be paid a commission for sales of PeopleMed’s products facilitated by National Jewish. The initial term of this agreement expired and this agreement has been automatically renewed.

     Cardiovascular Disease Management, LLC. Global Med, through its PeopleMed subsidiary, entered into a development and non-exclusive marketing agreement with Cardiovascular Disease Management (“CVDM”). Under the terms of this agreement, Global Med will pay CVDM a royalty for all sales of PeopleMed’s products that use CVDM’s protocols.

     Misys Hospital Systems, Inc. Global Med entered into a non-exclusive marketing and support agreement with Misys Hospital Systems, Inc. (“Misys”). In the Agreement, Global Med granted to Misys the non-exclusive and non-transferable worldwide rights, excluding the African continent and the following countries; India, Indonesia, Bangladesh, Burma, Cambodia, Laos, Malaysia, Mongolia, Nepal, North Korea, Philippines, Singapore, Shri Lanka, South Korea, Taiwan, Thailand, Vietnam, China (including Hong Kong and Macau); non-exclusive and non-transferable right to market, promote, endorse and assist Wyndgate in the sale and license of its blood donor product, SafeTrace, to Misys clients. Global Med maintains all responsibilities for the licensure, delivery, installation, warranty or support between Wyndgate and the Licensee for all contracts facilitated under the terms of this agreement. Global Med will pay a commission to Misys based on the software license fee for each sale Misys has facilitated. This agreement was automatically renewed and is still in effect.

     McKesson Information Solutions LLC. Global Med entered into a Value Added Marketing Agreement (“McKesson Agreement”) with McKesson Information Solutions LLC, a division of McKesson Corporation, to provide Wyndgate’s SAFETRACE TX (the “Software”) advanced transfusion management system as Horizon Blood Bank™, as a privately-labeled (“OEM”) module to be separately licensed with McKesson’s Horizon Lab™ solution. Horizon Blood Bank serves as a tool to help organizations improve patient safety by automating the management and tracking patient transfusion services. McKesson Information Solution’s products are in use in over 2,000 hospitals throughout the United States.

     The McKesson Agreement grants McKesson the right to privately brand SAFETRACE TX in the United States, Canada, and Mexico. The McKesson Agreement also grants McKesson rights to market the Software to McKesson’s hospital information system, clinical systems and ancillary systems customers. This Agreement does not prevent Wyndgate from pursing sales opportunities through its existing channel partner base as provided and/or required by those agreements. Wyndgate is not required and will not inform McKesson of the opportunities brought to Wyndgate by its channel partners.

     The McKesson Agreement requires Wyndgate and McKesson to integrate certain aspects of their respective software products. Wyndgate and McKesson have agreed that certain aspects of their joint software development will be unique to one another, and not available to any other channel partner or non-McKesson customers. In light of these grants of exclusivity, McKesson has agreed to certain revenue commitments in order to maintain their marketing rights in terms of the increased software product functionality. The revenue commitments include software license fees, implementation services fees, and maintenance fees.

     In the event that McKesson is unable to meet certain revenue commitments, McKesson has the right to purchase prepaid license fees from Wyndgate in order to maintain its marketing rights.

     In the McKesson Agreement, Wyndgate has agreed to notify McKesson, as soon as reasonably possible, if any entity makes a proposal to acquire a majority share in, or full ownership of, Global Med or the Software. McKesson would have the right within ten (10) days to also make an offer after receipt of such notice. Global Med has no obligation to accept such offer.

     The McKesson Agreement grants McKesson the right to participate in meetings that relate to future development of the Software. Wyndgate is required to provide frequent and timely communications on the path of the Software. Wyndgate and McKesson have agreed to certain enhancements to the Software.

     The McKesson Agreement provides for McKesson to pay Wyndgate certain fees for the licensing of the Software, performance of implementation and maintenance services by Wyndgate for McKesson’s customers using the Software.

     Certain terms of the McKesson Agreement are not provided because they are proprietary in nature and are subject to confidentiality and non-disclosure provisions under the Agreement.

     Paratech, LLC. Global Med, through its PeopleMed subsidiary, entered into a non-exclusive marketing agreement with Paratech, LLC. (“Paratech”). Under the terms of this agreement, Global Med will pay Paratech a commission for sales of PeopleMed’s products they facilitate.

Government Approval And Regulation

     The FDA requires all blood tracking application software vendors to submit a 510(k) application for review. The application process for FDA review and compliance with FDA guidelines relates to computer software products regulated as medical devices. The FDA considers software products intended for the following to be medical devices: (i) use in the manufacture of blood and blood components; or (ii) maintenance of data used to evaluate the suitability of donors and the release of blood or blood components for transfusion or further manufacturing. As medical device manufacturers, Global Med and its competitors are required to register with the Center for Biologics Evaluation and Research (“CBER”), list their medical devices, and submit a pre-market notification or application for pre-market review. In April 1997, Global Med’s Wyndgate division received notification from the FDA of its finding of “substantial equivalence” of SAFETRACE ®. This determination provides a 510(k) clearance and permits Global Med to continue to market SAFETRACE. On January 29, 1999, the 510(k) clearance was received for SAFETRACE TX®.

     Global Med’s products and services are subject to regulations adopted by governmental authorities, including the FDA, which governs blood center computer software products regulated as medical devices. Global Med is also required to follow applicable Quality System Regulations (“QSR”) of the FDA, which include testing, control and documentation requirements, as well as similar requirements in other countries, including International Standards Organization (“ISO”) 9001 standards. In 1996 Congress passed legislation that impacted the healthcare information management. The Healthcare Information Portability and Accountability Act (“HIPAA”) requires the Department of Health and Human Services (HHS) to enact standards for information sharing, security and patient confidentiality. Although HHS has not issued clarification on many of the topics under HIPAA, Global Med believes these regulations will have an important impact on requiring advanced management information systems that will enable various healthcare organizations to comply with emerging requirements.

     HIPAA contains provisions regarding the confidentiality and security of patient medical record information. Standards for the electronic handling of health data and security of patient information became effective in 2000. This legislation requires the Secretary of Health and Human Services, or HHS, to (a) adopt national standards for electronic health information transactions, (b) adopt standards to ensure the integrity and confidentiality of health information, and (c) establish a schedule for implementing national health data privacy legislation or regulations. The standards and legislation will impact the customers’ ability to obtain, use or disseminate patient information, which will extend to their use of Global Med’s products. Global Med believes that the proposed standards issued to date would not materially affect the business of Global Med. Global Med cannot determine the potential impact of the standards that might finally be adopted.

Financing Agreements With Related Parties

     Debt Conversion

     Pursuant to a Loan Restructuring and Restatement Agreement between Global Med and eBanker of which GMIL is a subsidiary, dated November 19, 2000, as amended (the “Agreement”), Global Med was required to repay $3,828,700, which amount included all principal, interest and other charges due under the Agreement (except for $95,717 in extension interest payments and accrued interest thereon due on July 1, 2004), on or before March 1, 2004. By an Assignment dated July 4, 2002, eBanker assigned the Agreement to

Global Med International Holdings Limited, a subsidiary of eBanker and parent company of GMIL (“GMIHL”). By an Assignment dated July 4, 2002, GMIHL assigned the Agreement to GMIL. By an Assignment dated October 28, 2002, GMIL assigned the Agreement toGMCAL, a subsidiary of GMIL. By an Assignment dated September 19, 2003, GMCAL assigned the Agreement to GMIL. Pursuant to a Loan and Promissory Note between Global Med and GMIHL dated June 18, 2002, as previously amended (the “Note”), Global Med was required to repay GMIHL $200,000, which amount included all principal, interest and other charges due under the Note (except for $12,000 in extension interest payments due on July 1, 2004), on or before March 1, 2004. GMIHL has assigned the Note to GMIL. The total debt owed by Global Med to GMIL under the Agreement and the Note (except for the $95,717 in extension interest payments and accrued interest thereon due on July 1, 2004 and the $12,000 in extension interest payments due on July 1, 2004, referenced above) (the “Debt”) was $4,028,700.

     On April 14, 2004, Global Med, GMIL, and Michael I. Ruxin, M.D., Chairman of the Board and Chief Executive Officer of Global Med. entered into a Fourth Amendment to Loan Restructuring and Restatement Agreement (“Fourth Amendment”) whereby GMIL agreed to convert $3,500,000 of the Debt to 3,500,000 shares of Series AA Preferred Stock of Global Med. The remaining amount of the Debt (the “Remaining Debt”) is $528,700 after conversion of $3,500,000 of the Debt to shares of Series AA Preferred Stock. The Remaining Debt will be due on March 1, 2006. The Remaining Debt may not be paid so long as the Series AA Preferred Stock remains outstanding and unsatisfied. The Remaining Debt will accrue interest at a rate of 15% per annum. Interest will be paid quarterly on the first day of March, June, September, and December of the respective years, as applicable, commencing on June 1, 2004. The Remaining Debt will continue to be secured by the assets of Global Med as provided in the Agreement.

     Pursuant to the Fourth Amendment the Series AA Preferred Stock has mandatory cash dividends that are paid quarterly on the first day of March, June, September, and December of the respective years, commencing June 1, 2004, at the following rates: Dividends payable for the first year shall accrue and be payable at a simple (non-compounded) rate of $0.15 per annum per share of Series AA Preferred Stock outstanding. After the first year, dividends shall accrue and be payable at a simple (non-compounded) rate of $0.21 per annum per share of Series AA Preferred Stock outstanding. GMIL agrees to defer the June 1, 2004 dividend payment to October 1, 2004. GMIL also agrees to defer payment of the dividends accruing from June 1, 2004 to December 31, 2004 to be paid in four equal amounts on the first day of March, June, September, and December of 2005. Global Med will redeem the Series AA Preferred Stock at the option of GMIL at any time, in whole or in part, after March 1, 2006 upon thirty (30) days prior written notice to Global Med at a redemption price of $1.00 per share. GMIL may convert the Series AA Preferred Stock to shares of Global Med common stock at any time, in whole or in part, upon written notice to Global Med, at the rate of two and two hundred and twenty-two thousandths (2.222) shares of common stock per share of Series AA Preferred Stock. Only whole shares, and no resulting fractional shares, of common stock will be issued to GMIL in connection with the conversion. Global Med has the option, in its sole discretion, to redeem the Series AA Preferred Stock at any time, in part or in full, upon thirty (30) days prior written notice to GMIL at a redemption price of $1.00 per share of Series AA Preferred Stock, payable in cash; provided, however, that on the date of such notice, any accrued and unpaid dividends (including any accrued and unpaid dividends up to the day of redemption) on the shares of Series AA Preferred Stock being redeemed are paid prior to redemption. Global Med shall redeem all outstanding Series AA Preferred Stock at a redemption price of $1.00 per share of Series AA Preferred Stock on March 1, 2009. The Series AA Preferred Stock shall be senior to Global Med’s common stock and all other series, existing and future, of preferred stock and shall have a liquidation preference of $1.00 per share. The Series AA Preferred Stock shall be entitled to one vote per share.

     Dividend Default. In the event that the quarterly mandatory dividends on the Series AA Preferred Stock are not paid thirty (30) days after the date due, Global Med will be in default of the Agreement unless GMIL at its election and option, agrees to accept: payment of the dividends in shares of Series AA Preferred Stock at the rate of $1.00 per share; or payment of the dividends in shares of Global Med’s common stock at fixed rate of the average closing bid market price for the ten (10) days preceding GMIL’s date of election; or, notifies Global Med in writing of GMIL’s intent to defers its decision to elect either option, in which case GMIL shall be permitted to end its deferral and determine that Global Med is in default of the Agreement, upon written notice to Global Med, at GMIL’s sole discretion.

     Pursuant to the Fourth Amendment, Global Med agrees to pay a dividend deferral fee of $26,000 and agrees that this amount is incurred and owed upon execution. However, GMIL agrees to defer payment of the dividend deferral fee to four separate payments of $6,500 due on the first day of March, June, September, and December 2005.

     Dr. Ruxin’s personal guaranty of the loan amounts was first created in August 12, 1998. It guaranteed payment of Global Med’s loan of $1.65 million from Fronteer Capital. The guaranty was amended, reduced to $650,000, and confirmed in the Agreement. Pursuant to the Fourth Amendment, Dr. Ruxin’s guaranty will not at any time exceed $650,000 and will continue in effect until all of the Remaining Debt has been fully paid or satisfied.

     Pursuant to the Agreement, GMIL has the right to appoint 5 of 9 members of Global Med’s Board of Directors as long as the Debt remains unpaid. As of September 30, 2004, there were only 8 members on Global Med’s Board of Directors.

     Series BB Preferred Stock. As of February 28, 2004, Dr. Ruxin had 1,692 hours of accrued vacation and sick time with a stated value, collectively, of approximately $224 thousand (the “Accrued PTO”). In addition, Dr. Ruxin had approximately $60 thousand of accrued wages. Dr. Ruxin agreed to convert the Accrued PTO and accrued wages with a combined book value of $284 thousand into 675,386 shares of Series BB Preferred Stock. The Series BB Preferred Stock has the following terms: The Series BB Preferred Stock will be convertible, at the option of the holder thereof, at any time, in whole or in part, after the closing market price for Global Med’s common stock for any day reaches $0.75 per share or more (regardless of whether the closing market price subsequently declines to below $0.75 per share), upon written notice to Global Med, at the rate of one (1) share of common stock per share of Series BB Preferred Stock. The Series BB Preferred Stock will be junior to the Series AA Preferred Stock and senior to Global Med’s common stock and all other existing or future series of preferred stock and will have a liquidation preference of $0.42 per share. The Series BB Preferred Stock does not have voting rights. Subsequent to the issuance of the Series BB Preferred Stock, this stock is now convertible into the common stock of Global Med at any time at the holder’s option.

Employees

     As of September 30, 2004, Global Med had 48 full-time employees, consisting of 2 employees in the corporate offices in Lakewood, Colorado and 46 at Wyndgate’s offices near Sacramento, California. Global Med has employment agreements with certain personnel. Global Med’s employees are not represented by a labor union or subject to collective bargaining agreements. Global Med has never experienced a work stoppage and believes that its employee relations are satisfactory.

     During the years ended December 31, 2001 through 2003, Global Med had customers located in numerous locations across the United States and Puerto Rico and sales are not concentrated in any geographic or economic region. PeopleMed’s customer is located in the State of Colorado. For the nine months ended September 30, 2004, Global Med continued to recognize revenues from the geographic areas above, but recognized approximately 3.4% of its revenues from a single customer on the continent of Africa. The results for the three years ended December 31, 2003 and the results for the nine months ended September 30, 2004 may not be indicative of the current or future operations.

     Our common stock is currently trading on the OTC Bulletin Board. OTC Bulletin Board stocks are not required to send annual reports directly to their shareholders. Our shareholders have direct electronic access to all of our SEC filings via our website at www.globalmedtech.com or via the SEC website at www.sec.gov. Global Med does send proxy filings to our shareholders as matters are voted on by all of our shareholders. When Global Med does send information to its shareholders that relates to our annual or interim results, this annual financial information does contain audited information on which an opinion has been issued or interim information that has been reviewed.

Legal Proceedings

     In September 2002, Global Med filed a lawsuit against Donnie L. Jackson, Jr., Global Med’s former Vice President of Sales and Marketing. Global Med alleges, among other things, that prior to his resignation in July 2002 Mr. Jackson misappropriated certain trade secrets of Global Med. Mr. Jackson is currently a management employee of one of Global Med’s competitors. On October 13, 2004, the Superior Court of the State of California in and for the County of El Dorado granted the motion for summary judgment for Donnie L. Jackson, Jr. The Company plans to appeal this decision.

     On November 5, 2004, Mediware Information Systems, Inc., Donnie L. Jackson, Jr.‘s current employer, filed a claim against the Company in the United States District Court for the Eastern District of California seeking recovery of legal costs in the amount of $500,000. Global Med believes the claim is without merit and plans to vigorously defend against this lawsuit and does not believe this lawsuit will have a material impact on Global Med’s business.

     During 2003, Global Med filed two lawsuits for breach of contract against a former customer (“the Former Customer”) alleging it was improperly using Global Med’s software without paying the appropriate fees. The lawsuits are pending in the United States District Court for the District of Colorado and the United States District Court for the Eastern District of California. The Former Customer has filed counterclaims alleging that Global Med breached certain terms of the contract agreement. Global Med and the Former Customer are both seeking damages. Global Med plans to vigorously defend the counterclaims and does not believe this lawsuit will have a material impact on Global Med’s business. As of November 30, 2004, the lawsuit between Global Med Technologies and the former customerr has been settled and the parties have executed a settlement agreement. While the terms of the settlement are confidential, we can disclose that the settlement requires the former customer to make a payment to Global Med.

MANAGEMENT

     Our directors and executive officers and their ages as of the date of this prospectus are as follows:

Name	Age	Position	Officer or Director Since
Michael I. Ruxin, M.D	58	Chairman of the Board and
		Chief Executive Officer and Principal Financial and
		Accounting Officer	1989

Fai H. Chan	59	Director	1998
Robert H. Trapp	49	Director	1998
Kwok Jen Fong	55	Director	1998
Gary L. Cook	46	Director, Acting Principal
		Financial Officer and Treasurer
		Through February 25, 2004	1998

Gerald F. Willman, Jr.	47	Director and Senior Vice
		President of International Business Development
		(Wyndgate Technologies)	1995

Tony T.W. Chan	29	Director	1999
Thomas F. Marcinek	50	President and Chief Operating
		Officer	1998
David T. Chen	69	Director	2002

     China Credit has appointed five of the eight members of the Board of Directors of Global Med. The directors appointed by China Credit are Fai H. Chan, Kwok Jen Fong, Robert H. Trapp, Tony T. W. Chan, and Gary L. Cook. Fai H. Chan, Kwok Jen Fong and Tony T.W. Chan are also directors of China Credit.

     The directors of Global Med are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Officers of Global Med are elected by the Board of Directors and hold office until their successors are elected and qualified.

     The following sets forth biographical information concerning Global Med’s directors and executive officers for at least the past five years. All of the following persons who are executive officers of Global Med are full time employees of Global Med.

     Michael I. Ruxin, M.D., the founder of Global Med, has been an officer and director of Global Med since its incorporation in 1989 and is currently the Chairman and Chief Executive Officer of Global Med. Dr. Ruxin received a B.A. degree from the University of Pittsburgh and a M.D. degree from the University of Southern California. Dr. Ruxin is a licensed physician in California and Colorado.

     Fai H. Chan has been a Director of Global Med since May 1998. From 1997-2002, he was a director and from 1998-2002 he was Chairman of the Board of Directors and President of eVision. Mr. Chan is the Managing Chairman of China Credit and has been a Director of China Credit since September 2, 1992. Mr. Chan was elected Managing Director of China Credit on May 1, 1995 and Chairman on June 3, 1995. Mr. Chan’s title in China Credit changed to Managing Chairman on August 25, 2003. China Credit’s primary business activities include investment holdings, securities investment, financing, issuance of credit cards and discount cards. Mr. Chan has been the Chairman of the Board of Directors of American Pacific Bank since 1988 and Executive Officer thereof between April 1991 and April 1993.

     Robert H. Trapp has been a Director of Global Med since May 1998. He has been a Director of eVision since December 1997 and the Managing Director since February 1998. Mr. Trapp was a Director of China Credit from May 1995 to May 2001; a Director of Inter-Asia Equities, Inc., a merchant banking company, since February 1995 and the Secretary thereof since April 1994; Director, Secretary and Treasurer of Asia SuperNet Corporation, (formerly, Powers Technologies Inc.), which owns various industrial companies; and the Canadian operational manager of Pacific Concord Holding (Canada) Ltd. of Hong Kong, which operates in the consumer products industry, from July 1991 until November 1997.

     Kwok Jen Fong has been a Director of Global Med since May 1998. Mr. Fong has been a Director of eVision since February 1998 and a Director of China Credit since May 1995. Mr. Fong has been a practicing solicitor in Singapore for at least the last six years.

     Gary L. Cook has been a Director of Global Med since 1998 was the Acting Principal Financial Officer and Treasurer from October 2000 to February 25, 2004. In February of 2004, Mr. Cook replaced Dr. Ruxin as Chairman of the Audit Committee. Dr. Ruxin is no longer a member of the Audit Committee. From 1996 to June of 2002, he was Secretary, Treasurer and Chief Financial Officer of eVision and Treasurer of eBanker. From 1994 to 1996, Mr. Cook was self-employed as the principal of a small business. From 1982 to 1994, he worked for KPMG LLP responsible for all auditing services for several clients in various financial and other industries. Mr. Cook also directed the training, management and evaluation of staff, developed and implemented accounting, financial reporting and Securities and Exchange Commission reporting systems for major growth companies. Mr. Cook received a B.A. in Accounting from Brigham Young University in 1982 and is a member of the American Institute of Certified Public Accountants. Mr. Cook has been a Director of Cognigen Networks, Inc. since October 2002 and Chief Financial Officer since 2003.

     Gerald F. Willman, Jr. has been a Director of is now the Senior Vice President of International Business Development for Wyndgate Technologies. Mr. Willman has been a Vice President of the Wyndgate division since May 1995 and Chief Financial Officer from April through August 1998. Mr. Willman was director and then a Vice President of The Wyndgate Group, Ltd., from 1984 to 1995 and was responsible for the overall design and development of the products developed by The Wyndgate Group, Ltd., including research of new technologies. Prior to his employment at The Wyndgate Group, Ltd., he was employed as a development team leader at Systems Research, Inc. Mr. Willman received a B.S. degree from Hampden Sydney College and M.B.A. degree from National University.

     Tony T.W. Chan has been a Director of Global Med since December 1999. Mr. Chan has been the Managing Director of China Credit since August 25, 2003 and Director of China Credit since January 17, 2000. Mr. Chan has been the Chief Operating Officer and Director of eVision since 1999, and its Chairman since 2002. From 1998 to April 1999, Mr. Chan worked as an Investment Banker for Commerzbank, Global Equities, Hong Kong, involved in the establishment of a new regional business center in Hong Kong. From 1996 to 1998, Mr. Chan worked for Peregrine Derivatives specializing in Asian equity financial products. Mr. Chan received a Bachelor of Commerce degree in Finance with honors from the University of British Columbia. Mr. Chan is also a director of American Pacific Bank and President and Director of eBanker.

     Thomas F. Marcinek was elected as President and Chief Operating Officer in March 1998. From 1994 until joining Global Med, he was the President and owner of Prax Information Systems, Wantagh, New York, a practice management software consulting company. From 1990-1994, he was the President of the Data Technologies Group, a division of Henry Schein, Inc., Melville, New York. From 1985-1990, he was the Vice President of MIS for that same company.

     David T. Chen has been a director of Global Med since March 13, 2002. Mr. Chen has been a Director, the Chief Executive Officer and President of American Pacific Bank, Portland, Oregon since 1993, and was a Director of eBanker USA.com, Inc. until January 2002. Mr. Chen received a B.A. in Public Administration from Taiwan National Chung-Hsin University in 1959, a M.A. in Political Science from the University of Oregon in 1966 and a B.A. in Math from the University of Washington in 1972.

     Family Relationships

     Mr. Tony T.W. Chan is the son of Mr. Fai H. Chan. Both are directors of Global Med.

     Involvement In Certain Legal Proceedings

     Messrs. Robert H. Trapp, Gary L. Cook and Tony T.W. Chan are or were officers and/or directors of AFFC, a subsidiary of eVision and China Credit. In October 2001, AFFC filed a petition under Chapter 11 in the U.S. Bankruptcy Court in the Southern District of New York. In April 2002, the Chapter 11 petition was dismissed by the Court suggesting that a petition be re-filed under Chapter 7. A Chapter 7 petition has not been filed by AFFC. Other than as set forth above, no event required to be reported hereunder has occurred with respect to any director during the last five years.

     Audit Committee

     In February 2004, Gary Cook, a director of Global Med and the former Acting Principal Financial Officer and Treasurer of Global Med, replaced Michael I. Ruxin, M.D., Global Med’s CEO and Chairman, as the Chairman of the Audit Committee. The remaining members of the Audit Committee are Robert H. Trapp and Kwok Jen Fong. The audit committee met once in 2003 and has met once in 2004. The Audit Committee also reviewed and approved in writing the filing of each Form 10-Q during 2003 and 2004. Mr. Cook is considered a financial expert. None of the other members of the Audit Committee are considered financial experts. None of the Audit Committee’s members are considered independent.

Compliance With Section 16(a) Of The Exchange Act

     Based on information provided to Global Med, it is believed that all of Global Med’s directors, executive officers and persons who own more than 10% of Global Med’s common stock were in compliance with Section 16(a) of the Exchange Act of 1934 during the last fiscal year. During the year ended December 31, 2003, all of Global Med’s directors, executive officers and Company’s common stock were in compliance with section 16(a) of the Exchange Act of 1934, except as follows: in June 2002, eBanker transferred its interest in Global Med to GMIL.

     Gary Cook failed to file a Form 4 with respect to one transaction, and was late in filing a Form 5 with respect to the same transaction; Online Credit Ltd. was late in filing a Form 4 with respect to one transaction; Futuristic Image Builder Limited, Heng Fung Finance Limited (and its subsidiaries and affiliates that beneficially own shares of Global Med’s common stock), Robert Trapp, Tony Chan and Fai Chan each failed to file a Form 5.

Code of Ethics

     The Company’s Code of Ethics is included in this document as Exhibit 10.72.

Compensation of Directors

     Our Board of Directors consists of nine seats. Directors serve for a term of one year and stand for election at our annual meeting of stockholders. One vacancy currently exists on the Board of Directors as of the date of this prospectus. Pursuant to our Bylaws, a majority of directors may appoint a successor to fill any vacancy on the Board of Directors. Dr. Michael Ruxin is also an executive officer of Global Med.

Compensation Of Directors

     Standard Arrangements. In April 2004, the Board of Directors of Global Med approved a resolution authorizing that non-employee members of Global Med’s Board of Directors be compensated in their capacities as board members at a rate of $500 per board meeting attended. The employees of Global Med that serve on the Board of Directors are not compensated in their capacity as board members. Global Med reimburses all of its officers, directors and employees for accountable expenses incurred on behalf of Global Med.

     Other Arrangements. During 2000, Global Med also authorized the issuance of 35 thousand common shares to a director in his capacity as acting Principal Financial and Accounting Officer and Treasurer. Of the 35 thousand authorized shares, 28 thousand had been issued as of September 30, 2004. These shares will be issued at a rate of 7 thousand a year as they are earned. These shares were valued at $37 thousand, and $7 thousand in compensation expense was recognized during 2003 related to these shares. Global Med has no other arrangements pursuant to which any director of Global Med was compensated during the year ended December 31, 2003 for services as a director. Gary Cook resigned as the acting Principal Financial Officer and Treasurer on February 25, 2004.

Executive Compensation

     The following table sets forth compensation for the fiscal year ended December 31, 2003 for our executive officers:

Summary Compensation Table

	Annual Compensation				Long-term Compensation
						Awards		Payouts
Name and Principal Fiscal Position	Year	Salary $	Bonus $	Other Compensation $		Restricted Stock Awards $	Securities Underlying Options/SAR’s #	LTIP Payouts $	All Other Compensation $
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)
Michael I. Ruxin, M.D	2003	259,711	--	14,371	(1)	--	--	--	--
Chairman and CEO	2002	272,921	--	15,988	(2)	--	500,000	--	--
	2001	250,516	--	16,866	(3)	--	--	--	--
Thomas F. Marcinek,	2003	175,000	--	5,400	(4)	--	--	--	--
President and COO	2002	185,884	--	5,400	(5)	--	500,000	--	--
	2001	163,539	--	5,400	(6)	--	--	--	--
Gerald F. Willman, Jr	2003	105,000	--	--		--	--	--	--
Director and	2002	105,000	--	--		--	150,000	--	--
Senior Vice	2001	105,000	--	--		--	--	--	--
President
International
Business Development
(Wyndgate
Technologies)

_______________

(1)	Dr. Ruxin received $5,912 per annum in life insurance premiums and an annual car allowance of $8,459.

(2)	Dr. Ruxin received $5,912 per annum in life insurance premiums and an annual car allowance of $10,076.

(3)	Dr. Ruxin received $5,912 per annum in life insurance premiums and a $913 per month car allowance.

(4)	Mr. Marcinek received a $450 per month car allowance during 2003.

(5)	Mr. Marcinek received a $450 per month car allowance during 2002.

(6)	Mr. Marcinek received a $450 per month car allowance during 2001.

Aggregated Options/SAR Exercises
In Last Fiscal Year And
Fiscal Year End Options/SAR Values(1)

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options/SAR’s at Fiscal Year End		Value of Unexercised In-the-Money Options/SAR’s at Fiscal Year End(1)
Michael I. Ruxin, M.D	--	--	Exercisable:	1,350,000	$0
Chairman of the Board of Directors			Unexercisable:	1,400,000	$0
and Chief Executive Officer
Thomas F. Marcineck	--	--	Exercisable:	600,000	$0
President and			Unexercisable:	900,000	$0
Chief Executive Officer
Gerald F. William	--	--	Exercisable:	180,000	$0
Director and			Unexercisable:	120,000	$0
Wyndgate Vice President-
Sales and Marketing
(Wyndgate Technologies)
Gary L. Cook	--	--	Exercisable:	50,000	$0
Director and			Unexercisable:	0	$0
Acting Principal Officer,
Through February 25, 2004

______________

(1)	These grants represent options to purchase common stock. No SAR’s have been granted.

(2)	Based on the closing bid price of Global Med’s Stock of $0.34 per share on December 31, 2003.

Stock Option Plans And Other Issuances

     In the second quarter of 2001, Global Med adopted the 2001 Stock Option Plan (“2001 Plan”). The 2001 Plan provided for the issuance of options to purchase up to 15 million registered shares of common stock to employees, officers, directors and consultants of Global Med. Options may be granted as incentive stock options or as nonqualified stock options. Only employees of Global Med are eligible to receive Incentive Options. The 2001 Plan expires on December 28, 2010. In June 2003, the Board of Directors of Global Med approved a change in the 2001 Plan. The Board of Directors of Global Med authorized an amendment to the 2001 Plan reducing the number of common shares reserved and authorized for issuance by 5 million. Effective in June 2003, the total number of common shares approved for issuance under the 2001 Plan as authorized by the Board was reduced from 15 million to 10 million. Global Med filed an amendment to the existing S-8 registration statement for the 2001 Plan to effect this change on May 20, 2004. As of September 30, 2004, options to purchase 2.886 million shares of Global Med’s common stock at a weighted average exercise price of $0.59 per share were outstanding under the 2001 Plan, of which 777 thousand options to purchase shares were exercisable at September 30, 2004. Options granted under the Plan vest on a straight-line basis, based on schedules as determined by the Board of Directors upon grant and generally expire 10 years after grant. During the nine months ended September 30, 2004, Global Med issued 200 thousand stock options under the 2001 Plan.

     In June 2003, Global Med’s Board of Directors approved the 2003 Stock Option Plan (“2003 Plan”). The 2003 Plan provides for the issuance of stock options exercisable to purchase up to 5 million shares of Global Med’s common stock to employees, officers, directors and consultants. The Board of Directors also approved the inclusion of options to purchase approximately 4.707 million shares under the 2003 Plan that were issued to such persons prior to the adoption of the 2003 Plan and lacked registration rights. Global Med filed an S-8 registration statement to register the 5 million shares issuable under the 2003 Plan on May 20, 2004. The range of the exercise prices of the 4.707 million options is $0.45 to $1.50 per share. The weighted- average exercise price of these options is $0.68 per share. As of September 30, 2004, there were 3.057 million options exercisable under the 2003 Plan.

     The Second Amended and Restated Stock Option Plan (Plan) provides for the issuance of options to purchase up to 2.2 million registered shares of common stock to employees, officers, directors and consultants of Global Med. Options may be granted as incentive stock or as nonqualified stock options. Only employees of Global Med are eligible to receive Incentive Options. As of May 31, 2000, options could no longer be issued under this Plan. As of September 30, 2004, options to purchase 1.202 million shares of Global Med’s common stock at a weighted average exercise price of $1.17 per share were outstanding under the Plan, of which 1.184 million options to purchase shares were exercisable at September 30, 2004.

     Global Med also periodically grants options to purchase shares of registered common stock. The shares underlying these options are not registered under the 1933 Act. As of September 30, 2004, there were outstanding options to purchase 220 thousand shares of common stock at a weighted-average exercise price of $2.08 per share through September 30, 2004, of which 212 thousand were exercisable at September 30, 2004.

Employment Agreements

     Global Med has entered into an employment agreement with Dr. Ruxin for a period of five years commencing August 1, 2003 and ending August 1, 2008. Under the agreement, Dr. Ruxin receives a salary of $275,000 per year and certain other fringe benefits. Dr. Ruxin’s salary is reviewed on an annual basis and, if his performance is deemed satisfactory, he will receive a minimum 7.5% cost of living increase, plus any other increase which may be determined from time to time at the discretion of the Board of Directors. In addition, Dr. Ruxin is eligible for additional annual increases beyond the 7.5% discussed above should his performance warrant it. Dr. Ruxin is also eligible, at the discretion of the Board of Directors of Global Med, to receive a bonus of up to 200% of his salary. Pursuant to his employment agreement, Global Med issued Dr. Ruxin incentive and nonqualified stock options to purchase an aggregate of 500,000 shares of Global Med’s common stock. The options become exercisable at the rate of 20% upon completion of each year of employment beginning May 29, 2002. The stock option exercise price is $0.58 per share, which was the closing price of the common stock on the execution date of the agreement. Following the termination of the agreement by Global Med for any reason other than cause, death, or the temporary or permanent disability, Dr. Ruxin will be entitled to compensation and benefits for twenty-four (24) months following the date of termination or the remainder of the contract, whichever is less.

     Dr. Ruxin may terminate his employment with Global Med upon the occurrence of any of the following events followed by written notice from Dr. Ruxin to Global Med: the sale by Global Med of substantially all of its assets; a decision by Global Med to terminate its business and liquidate its assets; the merger or consolidation of Global Med with another entity or an agreement to such a merger or consolidation or any other type of reorganization; Global Med makes a general assignment for the benefit of creditors or files a voluntary bankruptcy petition; there are material reductions in Dr. Ruxin’s duties and responsibilities or position without his written consent; termination by Global Med of Dr. Ruxin’s employment for any reason other than cause; or a 5% reduction in Dr. Ruxin’s base compensation (not including bonus).

     Global Med has entered into an employment agreement with Thomas F. Marcinek for a period of five years commencing November 2, 2003 and ending November 2, 2008. Under the agreement, Mr. Marcinek receives a salary of $175,000 per year and certain other fringe benefits. Mr. Marcinek’s salary is reviewed on an annual basis and if his performance is deemed satisfactory, he may receive a minimum 7.5% cost of living increase, plus any other increase which may be determined from time to time at the discretion of the Board of Directors. In addition, Mr. Marcinek is eligible for a bonus of up to 50% of his base salary. The terms for the bonus are at the discretion of the CEO and Board of Directors. Pursuant to the agreement, Global Med issued Mr. Marcinek of incentive and nonqualified stock options to purchase an aggregate of 500,000 shares of Global Med’s common stock. The options are exercisable at the rate of 20% each year upon completion of each year of employment with Global Med beginning May 29, 2002. The stock option exercise price is $0.58 per share, which was the closing price of the common stock on the execution date of the agreement. Following the termination of the agreement by Global Med for any reason other than cause, death, or the temporary or permanent disability, Mr. Marcinek will be entitled to compensation and benefits for twenty-four (24) months following the date of termination or the remainder of the agreement, whichever is less. Mr. Marcinek may terminate his employment with Global Med under the same circumstances as set forth in Dr. Ruxin’s employment agreement, with the exception that in the event Global Med offers Mr. Marcinek a substantially equal position, compensation, options and benefits, Mr. Marcinek would not be able to terminate his employment.

     Global Med has entered into an employment agreement with Mr. Willman for a period commencing July 1, 2004 and ending November 1, 2008. Under the agreement, Mr. Willman receives a salary of $105,000 per year and certain other fringe benefits. Mr. Willman’s salary is reviewed on an annual basis and, if his performance is deemed satisfactory, his salary may be increased at least in an amount equal to the cost of living increase for the prior year, providing that at least one other senior officer’s salary (CEO or COO) is increased by a similar cost of living raise. In addition, Mr. Willman is eligible for an additional increase should his performance merit it. Pursuant to the agreement, Global Med issued Mr. Willman incentive stock options to purchase an aggregate of 150,000 shares of Global Med’s common stock. The options become exercisable at the rate of 20% upon completion of each year of employment beginning May 29, 2002. The stock option price is $0.58 per share, which was the closing price of the common stock on the execution date of the agreement. Following the termination of the agreement by Global Med for any reason other than cause, death, or the temporary or permanent disability, Mr. Willman shall be entitled to compensation and benefits for nine (9) months following the date of termination or the remainder of the agreement, whichever is less. Mr. Willman may terminate his employment with Global Med under the same circumstances as set forth in Mr. Marcinek’s employment agreement.

     The Board of Directors also approved bonuses in amounts of $50 thousand and $25 thousand for Dr. Ruxin and Mr. Marcinek, respectively, payable when Global Med has achieved positive cash flow from operations and subject to the approval of the Board of Directors. The Board of Directors has not yet approved payment of these bonuses.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Board of Directors of Global Med has adopted resolutions that no business transaction, loan or advance will be made by Global Med to any officer, director or holder of more than 5% of Global Med’s common stock, or any affiliate thereof, unless it has been established that a bona fide business purpose exists, that all future transactions between Global Med and its officers, directors, or principal shareholders, or any affiliate of any of such person, must be approved or ratified by a majority of the disinterested directors of Global Med, and the terms of such transaction must be no less favorable to Global Med than could have been realized by Global Med in an arms-length transaction with an unaffiliated person. Global Med believes that all ongoing transactions for financing, including debt and the Series AA Preferred Stock as well as the accounting services with related parties, are on terms no less favorable than could be obtained from unaffiliated third parties.

     Global Med is financed primarily through lending arrangements with GMIL. These lending arrangements were originated by eBanker and transferred, along with eBanker’s ownership in Global Med, to GMCAL in October 2002. See “Financing Agreements with Related Parties,” above. In September 2003, all of Global Med’s outstanding related party debt totaling $4.029 million had been transferred to GMIL, a subsidiary of China Credit.

     As of June 21, 2002, the Board of Directors had approved borrowings to an entity controlled by a related party, Jeff Busch, totaling $370 thousand. During the year ended December 31, 2002, Global Med’s Notes Receivable, related party balance, increased $290 thousand to a total of $370 thousand as a result of funds advanced in the form of promissory notes to this entity controlled by a, now formerly, director of Global Med, Jeff Busch. The notes bear interest at 12% per year and mature in 2006. During the year ended December 31, 2001, Global Med had lent $80 thousand to this entity. In addition, the CEO and Chairman of Global Med, Michael I. Ruxin, M.D., was also on the board of directors of this entity controlled by Jeff Busch. Dr. Ruxin resigned as a director of the related entity effective December 12, 2002. Jeff Busch resigned his position as a director of Global Med and PeopleMed effective December 12, 2002. As a result, Jeff Busch and the entity controlled by Jeff Busch are no longer related parties of Global Med. On March 10, 2003 Global Med’s Board of Directors approved and subsequently funded additional borrowings to the entity controlled by Jeff Busch in the amount of $30 thousand. The notes receivable are due at various dates in 2006.

     During 2003, 2002 and 2001, eVision provided Global Med with various accounting services. Global Med recognized $48 thousand, $52 thousand, and $123 thousand, respectively, in general and administrative expenses related to these services. During 2003, 2002, and 2001, Global Med incurred $508 thousand, $460 thousand, and $453 thousand, respectively, in interest charges from eBanker. Global Med International Holdings Limited (“GMIHL”) is a subsidiary of eBanker. Global Med incurred $24 thousand, and $12 thousand in interest charges from GMIHL during 2003 and 2002, respectively, and none during 2001. During the six months ended June 30, 2004, eVision Corporate Services, Inc. provided Global Med with various accounting services for which Global Med incurred $15 thousand in general and administrative expenses. During the six months ended June 30, 2004, Global Med incurred $190 thousand in interest charges from eBanker and its subsidiary. For the six months ended June 30, 2004, Global Med incurred $6 thousand in interest charges on a note from a foreign subsidiary of eBanker which is included in the amount above.

     During 2001, Global Med issued eBanker a total of 1.747 million unregistered shares of common stock of Global Med in lieu of interest payments through July 1, 2003 on the $3.829 million note payable to eBanker.

THE FUSION CAPITAL TRANSACTION

General

     On October 8, 2004, we entered into a Common Stock Purchase Agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase on each trading day during the term of the agreement, $12,500 of our common stock or an aggregate of up to $8.0 million. The $8.0 million of common stock is to be purchased over a 32-month period, subject to a six month extension or earlier termination at our discretion. The purchase price of the shares of common stock will be equal to a price based upon the future market price of the common stock without any fixed discount to the market price. Fusion Capital does not have the right or the obligation to purchase shares of our common stock in the event that the price of our common stock is less than $0.20.

We have authorized the sale and issuance of 10,000,000 shares of our common stock to Fusion Capital under the Common Stock Purchase Agreement of which we have registered 10,000,000. We estimate that the maximum number of shares we will sell to Fusion Capital under the Common Stock Purchase Agreement will be 10,000,000 shares (exclusive of the shares issued and issuable to Fusion Capital as the commitment fee) assuming Fusion Capital purchases all $8.0 million of common stock.

Purchase Of Shares Under The Common Stock Purchase Agreement

     Under the Common Stock Purchase Agreement, on each trading day Fusion Capital is obligated to purchase a specified dollar amount of our common stock. Subject to our right to suspend such purchases at any time, and our right to terminate the agreement with Fusion Capital at any time, each as described below, Fusion Capital shall purchase on each trading day during the term of the agreement $12,500 of our common stock. This daily purchase amount may be decreased by us at any time. We also have the right to increase the daily purchase amount at any time, provided however, we may not increase the daily purchase amount above $12,500 unless our stock price is above $0.85 per share for five consecutive trading days. The purchase price per share is equal to the lesser of:

•	the lowest sale price of our common stock on the purchase date; or

•	the average of the three (3) lowest closing sale prices of our common stock during the twelve (12) consecutive trading days prior to the date of a purchase by Fusion Capital.

     The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading days in which the closing bid price is used to compute the purchase price. Fusion Capital may not purchase shares of our common stock under the Common Stock Purchase Agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us $12,500 on each trading day, unless the Common Stock Purchase Agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%. Fusion Capital has the right at any time to sell any shares purchased under the Common Stock Purchase Agreement which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion Capital will ever reach the 9.9% limitation.

     The following table sets forth the amount of proceeds we would receive from Fusion Capital from the sale of shares of our common stock offered by this prospectus at varying purchase prices:

Assumed Average Purchase Price		Number of Shares to be Issued if Full Purchase	Percentage Outstanding After Giving Effect to the Issuance to Fusion Capital(1)	Proceeds from the Sale of Shares to Fusion Capital Under the Common Stock Purchase Agreement
$ 0.20		10,000,000	27.3%	$2,000,000
$ 0.25		10,000,000	27.3%	$2,500,000
$ 0.50		10,000,000	27.3%	$5,000,000
$ 0	.91(2)	8,791,209	24.8%	$8,000,000
$ 1.00		8,000,000	23.1%	$8,000,000
$ 1.50		5,333,333	16.7%	$8,000,000
$ 2.00		4,000,000	13.1%	$8,000,000
$ 4.00		2,000,000	7.0%	$8,000,000

______________

(1)	Based on 26,637,670 shares outstanding as of November 30, 2004.

(2)	Closing sale price of our common stock on November 30, 2004.

     We estimate that we will issue no more than 10,000,000 shares to Fusion Capital under the Common Stock Purchase Agreement all of which are included in this offering. We have the right to terminate the agreement without any payment or liability to Fusion Capital at any time, including in the event that more than 10,000,000 shares are issuable to Fusion Capital under the Common Stock Purchase Agreement,.

Minimum Purchase Price

     We have the right to set a minimum purchase price (“floor price”) at any time. Currently, the floor price is $0.45. We can increase or decrease the floor price at any time upon one trading day prior notice to Fusion Capital. However, the floor price cannot be less than $0.20. Fusion Capital shall not have the right nor the obligation to purchase any shares of our common stock in the event that the purchase price is less than the then applicable floor price.

Our Right To Suspend Purchases

     We have the unconditional right to suspend purchases at any time for any reason effective upon one trading day’s notice. Any suspension would remain in effect until our revocation of the suspension. To the extent we need to use the cash proceeds of the sales of common stock under the Common Stock Purchase Agreement for working capital or other business purposes, we do not intend to restrict purchases under the Common Stock Purchase Agreement.

Our Right To Increase and Decrease the Daily Purchase Amount

     Under the Common Stock Purchase Agreement Fusion Capital has agreed to purchase on each trading day during the 32 month term of the agreement, $12,500 of our common stock or an aggregate of $8.0 million. We have the unconditional right to decrease the daily amount to be purchased by Fusion Capital at any time for any reason effective upon one trading day’s notice. In our discretion, we may elect to sell more of our common stock to Fusion Capital than the minimum daily amount.

     We also have the right to increase the daily purchase amount as the market price of our common stock increases. Specifically, for every $0.10 increase in Threshold Price above $0.75, the Company shall have the right to increase the daily purchase amount by up to an additional $2,500. For example, if the Threshold Price is $0.95 we would have the right to increase the daily purchase amount to up to an aggregate of $17,500. The “Threshold Price” is the lowest sale price of our common stock during the five trading days immediately preceding our notice to Fusion Capital to increase the daily purchase amount. If at any time during any trading day the sale price of our common stock is below the Threshold Price, the applicable increase in the daily purchase amount will be void.

Our Termination Rights

     We have the unconditional right at any time for any reason to give notice to Fusion Capital terminating the Common Stock Purchase Agreement. Such notice shall be effective one trading day after Fusion Capital receives such notice.

Effect of Performance of the Common Stock Purchase Agreement on our Shareholders

     All shares registered in this offering will be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 32 months from the date of this prospectus. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile. Fusion Capital may ultimately purchase all of the shares of common stock issuable under the Common Stock Purchase Agreement, and it may sell some, none or all of the shares of common stock it acquires upon purchase. Therefore, the purchases under the Common Stock Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. However, we have the right at any time for any reason to: (1) reduce the daily purchase amount, (2) suspend purchases of the common stock by Fusion Capital and (3) terminate the Common Stock Purchase Agreement .

No Short-Selling or Hedging by Fusion Capital

     Fusion Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Common Stock Purchase Agreement.

Events of Default

     Generally, Fusion Capital may terminate the Common Stock Purchase Agreement without any liability or payment to the Company upon the occurrence of any of the following events of default:

•

the effectiveness of the registration statement of which this prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Fusion Capital for sale of our common stock offered hereby and such lapse or unavailability continues for a period of ten (10) consecutive trading days or for more than an aggregate of thirty (30) trading days in any 365-day period;

•	suspension by our principal market of our common stock from trading for a period of three consecutive trading days;

•

the de-listing of our common stock from our principal market provided our common stock is not immediately thereafter trading on the Nasdaq National Market, the Nasdaq National SmallCap Market, the New York Stock Exchange or the American Stock Exchange;

•	the transfer agent’s failure for five trading days to issue to Fusion Capital shares of our common stock which Fusion Capital is entitled to under the Common Stock Purchase Agreement;

•

any material breach of the representations or warranties or covenants contained in the Common Stock Purchase Agreement or any related agreements which has or which could have a material adverse affect on us subject to a cure period of ten trading days;

•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

Commitment Shares Issued to Fusion Capital

     Under the terms of the Common Stock Purchase Agreement Fusion Capital has received 486,816 shares of our common stock as a commitment fee. In connection with each purchase of our common stock by Fusion Capital, we will issue up to 486,815 shares of common stock to Fusion Capital as an additional commitment fee. These additional shares will be issued pro rata based on the proportion that a dollar amount purchased by Fusion bears to the $8.0 million aggregate amount under the purchase agreement with Fusion Capital. Unless an event of default occurs, these shares must be held by Fusion Capital until 32 months from the date of the Common Stock Purchase Agreement or the date the Common Stock Purchase Agreement is terminated.

No Variable Priced Financings

     Until the termination of the Common Stock Purchase Agreement, we have agreed not to issue, or enter into any agreement with respect to the issuance of, any variable priced equity or variable priced equity-like securities unless we have obtained Fusion Capital’s prior written consent.

PRINCIPAL SHAREHOLDERS

     The following table presents certain information regarding the beneficial ownership of all shares of common stock at November 30, 2004 for each executive officer and director of our company and for each person known to us who owns beneficially more than 5% of the outstanding shares of our common stock. The percentage ownership shown in such table is based upon the 26,637,670 common shares outstanding at November 30, 2004 and ownership by these persons of options or warrants exercisable within 60 days of such date. Also included is beneficial ownership on a fully diluted basis showing all authorized, but unissued, shares of our common stock at November 30, 2004 as issued and outstanding. Unless otherwise indicated, each person has sole voting and investment power over such shares.

Amount and Nature of Beneficial Ownership(2)
Name and Address	Position With Company	Shares of Common Stock		Percent of Common Stock Out-Standing	Shares Underlying Derivative Securities		Combined Shares of Common Stock and Shares Underlying Derivative Securities	Combined Percent of Common Stock
Michael I. Ruxin, M.D	Chairman of	304,762		1.1%	3,125,386	(3)	3,430,148	11.5%
12600 W. Colfax	the Board and
Suite C-420	Chief
Lakewood, CO 80215	Executive
Officer and
Director and
Acting
Principal
Accounting
and Financial
Officer
Fai H. Chan (1)	Director	11,260,195	(4)	42.1%	20,213,430	(5)	31,423,625	67.1%
2601, Island Place Tower
510 King’s Road
North Point, Hong Kong
Gerald F. Willman, Jr	Director and	882,514	(6)	3.3%	222,000	(7)	1,104,514	4.1%
4925 Robert J. Mathews	Senior Vice
Parkway, Suite 100	President of
El Dorado Hills, CA 95762	International
Business
Development
(Wyndgate
Technologies)
Thomas F. Marcinek	President and	20,500		0.1%	1,200,000	(9)	1,220,500	4.4%
4925 Robert J. Mathews	Chief
Parkway, Suite 100	Operating
El Dorado Hills, CA 95762	Officer
Kwok Jen Fong	Director	-0-		0.0%	150,000	(10)	150,000	0.6%
7 Tamasek Blvd
#43-03 Suntec
Tower One
Singapore 038987
Gary L. Cook	Director,	28,000		0.1%	50,000	(11)	78,000	0.3%
12600 W. Colfax	Acting
Suite C-420	Principal
Lakewood, CO 80215	Financial and
Accounting
Officer and
Treasurer
through
February 28, 2004

					Amount and Nature of Beneficial Ownership(2)
Name and Address	Position With Company	Shares of Common Stock		Percent of Common Stock Out-Standing	Shares Underlying Derivative Securities		Combined Shares of Common Stock and Shares Underlying Derivative Securities	Combined Percent of Common Stock
Robert H. Trapp
1999 Broadway, Suite 2270,
Denver, CO 80202	Director	-0-		0.0%	50,000	(12)	50,000	0.2%
Kim Geist
12600 W. Colfax
Suite C-420
Lakewood, CO 80215	Secretary	-0-		0.0%	35,000	(13)	35,000	0.1%
Tony T.W. Chan (20)
2601, Island Place Tower
510 King’s Road
North Point, Hong Kong	Director	-0-		0.0%	40,000	(14)	40,000	0.1%
David T. Chen
315 SW 5th Avenue,
Suite 201
Portland, OR 97204	Director	-0-		0.0%	-0-(19)		-0-	0.0%
All Directors and Executive
Officers as a group (10
persons)		12,445,971		46.7%	25,085,816		37,531,787	72.6%
China Credit
2601, Island Place Tower
510 King’s Road
North Point, Hong Kong	None	11,210,195	(15)	42.1%	19,963,430	(16)	31,173,625	66.9%
Global Med International
Limited
2601, Island Place Tower
510 King’s Road
North Point, Hong Kong	None	11,210,195		42.1%	18,963,430	(17)	30,173,625	66.2%
Futuristic Image Builder Ltd.
34 Woodlands Industrial
Park E-1
Singapore 757747	None	3,050,000	(18)	11.4%	-0-		3,050,000	11.4%

Total		15,495,971		58.2%	25,085,816		40,581,787	78.5%

______________________

*          Less than 1%.

(1)

Fai H. Chan is an officer, director and along with his wife an approximate 47.9% beneficial shareholder of China Credit and, therefore, is a beneficial owner of the shares beneficially owned by China Credit and its subsidiaries. Fong, Trapp, and Tony T. W. Chan are also officers, directors and/or shareholders of China Credit and/or certain of its subsidiaries; however, they disclaim beneficial ownership of the shares beneficially owned by China Credit and its subsidiaries. China Credit owns 100% of the outstanding common stock of Heng Fung Singapore Pte. Limited (“Heng Fung Singapore”). Heng Fung Singapore owns 100% of the outstanding common stock of Online Credit. China Credit and subsidiaries are also shareholders of eVision International, Inc. Online Credit, through a subsidiary GMIL, holds a security interest in: (i) 11,210,195 shares of Global Med’s common stock; (ii) warrants to purchase 1,000,000 shares of Global Med’s Common Stock, exercisable at $0.25 per share until April 14, 2008; (iii) warrants to purchase 10,186,430 shares of Global Med’s common stock, exercisable at $0.50 through July 1, 2011; and (iv) 3,500,000 shares of Series AA Preferred Stock convertible into 7,777,000 shares of Global Med’s common stock. eVision owns warrants to purchase 1,000,000 shares of Global Med’s common stock, exercisable at $0.25 per share until April 14, 2008.

(2)

Calculated pursuant to Rule 13d-3(d) of the 1934 Act. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares and, under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(3)

Includes 675,386 shares underlying 675,386 shares of convertible Series BB Preferred Stock, and 2,450,000 shares underlying options. Does not include 300,000 shares underlying options which are not exercisable within 60 days of the date hereof.

(4)	Includes 11,210,195 shares held by GMIL, which is owned by subsidiaries of China Credit, of which Mr. Chan is an officer, director and shareholder.

(5)

Includes the following shares underlying derivative securities owned by subsidiaries of China Credit, of which Mr. Chan is an officer, director and, along with his wife, an approximate 42% beneficial shareholder: (i) 11,186,430 shares underlying warrants in which eBanker, through a subsidiary, maintains possession of the ownership interest transferred to GMCAL as security to vendor financing until such time as certain events occur owned by GMIL; (ii) 7,777,000 shares underlying 3,500,000 shares of Series AA preferred stock owned by GMIL; and (iii) 1,000,000 shares underlying warrants owned by eVision. Also includes 250,000 shares underlying options issued to Mr. Chan for services as a director of Global Med.

(6)	Includes 346,481 shares owned by Lori J. Willman, the spouse of Mr. Willman.

(7)

Includes 210,000 shares underlying options owned by Mr. Willman and 12,000 shares underlying options owned by Lori J. Willman, the spouse of Mr. Willman. Does not include 120,000 shares underlying options owned by Mr. Willman and 8,000 shares underlying options owned by Mrs. Willman which are not exercisable within 60 days of the date hereof. Mr. Willman has granted individual options to certain employees of Wyndgate Technologies to purchase all or any part of 109,434 of his shares of Global Med, exercisable until September 21, 2005.

(8)	Not used.

(9)	Includes 1,200,000 shares underlying options. Does not include 600,000 options which are not exercisable within 60 days hereof.

(10)	Includes 150,000 shares underlying options.

(11)	Includes 50,000 shares underlying options. Does not include 7,000 shares which do not vest within 60 days of the date of hereof.

(12)	Includes 50,000 shares underlying options.

(13)	Includes 30,000 shares underlying options. Does not include 15,000 shares underlying options which are not exercisable within 60 days of the date of hereof.

(14)	Includes 40,000 shares underlying options. Does not include 10,000 shares underlying options which are not exercisable within 60 days hereof.

(15)	Includes the following shares owned by subsidiaries of China Credit: (i) 11,210,195 shares in which a subsidiary of eBanker holds a security interest owned by GMIL.

(16)

Includes the following shares underlying derivative securities owned by subsidiaries of China Credit, of which Mr. Chan is an officer, director and, along with his wife, an approximate 42% beneficial shareholder: (i) 11,186,430 shares underlying warrants in which eBanker, through a subsidiary, maintains possession of the ownership interest transferred to GMCAL as security to vendor financing until such time as certain events occur owned by GMIL; (ii) 7,777,000 shares underlying 3,500,000 shares of Series AA preferred stock owned by GMIL; and (iii) 1,000,000 shares underlying warrants owned by eVision.: (i) 11,186,430 shares underlying warrants in which a subsidiary of eBanker holds a security interest.; and (ii) 1,000,000 shares underlying warrants owned by eVision.

(17)	Includes 11,186,430 shares underlying warrants and 7,777,000 shares underlying 3,500,000 shares of Series AA preferred stock.

(18)	Fai Chan is a director of Futuristic Image Builder Ltd. However, Mr. Chan disclaims any beneficial ownership of these shares.

(19)	Does not include 100,000 shares underlying options that are not exercisable within 60 days.

(20)	Tony T.W. Chan is a director of Futuristic Image Builder Ltd. However, Mr. Chan disclaims any beneficial ownership of these shares.

SELLING STOCKHOLDERS

Selling Stockholder

     The following table presents information regarding the selling stockholders. Fusion Capital has not held a position or office, or had any other material relationship, with our Company. Fusion Capital may acquire additional shares under the Common Stock Purchase Agreement.

Selling Stockholders	Shares Beneficially Owned Before Offering		Percentage of Outstanding Shares Beneficially Owned Before Offering(A)	Shares to be Sold in the Offering	Percentage of Outstanding Shares Beneficially Owned After Offering(B)

Global Med International Limited(1)
2601, Island Place Tower
510 King’s Road
North Point, Hong Kong	30,173,625	(2)	66.2%	30,173,625	0%
eVision International, Inc. (3)
1999 Broadway, Suite 2270
Denver, Colorado 80202	1,000,000	(4)	3.6%	1,000,000	0%
Futuristic Image Builder Ltd. (5)
34 Woodlands Industrial
Park E-1
Singapore 757747	3,050,000		11.4%	3,050,000	0%
Fusion Capital Fund II, LLC(6) (7)
222 Merchandise Mart Plaa, Suite 9-112
hicago, IL 60654	536,816		2.0%	11,023,631	0$
Dr. Michael I. Ruxin(8)
12600 W. Colfax Ave
Suite C-420
Lakewood, Colorado 80215	980,148	(9)	3.6%	980,148	0%
Gerald F. Willman, Jr. (11)
4925 Robert J. Mathews
Parkway, Suite 100
El Dorado Hills, CA 95762	536,033		2.0%	536,033	0%
Lori J. Willman (12)
4925 Robert J. Mathews
Parkway, Suite 100
El Dorado Hills, CA 95762	346,481		1.3%	346,481	0%
Jeffrey M. Busch, Esq. (13)
3828 Kennett Pike
Suite 206
Greenville, DE 19807	900,000	(14)	3.3%	900,000	0%
Gordon E. Segal, M.D.(15)
340 West 57th, Apartment 9J
New York, New York 10019	862,761	(16)	3.2%	862,761	0%

Selling Stockholders	Shares Beneficially Owned Before Offering		Percentage of Outstanding Shares Beneficially Owned Before Offering(A)	Shares to be Sold in the Offering	Percentage of Outstanding Shares Beneficially Owned After Offering(B)

Dan Zwiren
1-14th Street, Apt. 301
Hoboken, NJ 07030	211,650	(17)	0.8%	211,650	0%
Steven D. Spence
250 East 54th Street #36C
New York, New York 10022	902,500	(18)	3.3%	902,500	0%
Robert E. Lee, III
380 Rector Place
Apartment 21D
New York, New York 10280	500,000		1.9%	500,000	0%
Dr. Dennis Rinaldi
2554 Seagrass Dive
Palm City, Florida 34990-4820	187,500		0.7%	187,500	0%
Dunwoody Brokerage Services, Inc.
4243 Dunwoody Club Drive
Atlanta, GA 30350-5206	50,000	(19)	0.2%	50,000	0%

Totals	40,237,514		83.0%	50,724,329	0%

(A)

Percentage of outstanding shares is based on 26,637,670 shares of common stock outstanding as of November 30, 2004, which includes all shares of common stock beneficially owned by the selling shareholders before this offering.

(B)

Percentage of outstanding shares is based on 26,637,670 shares of common stock outstanding as of November 30, 2004, together with the 10,486,815 shares of common stock that may be purchased by Fusion Capital from Global Med under the Common Stock Purchase Agreement. The shares to be issued to Fusion Capital under the Common Stock Purchase Agreement are treated as outstanding for the purpose of computing Fusion Capital’s percentage ownership.

*	Assumes no additional shares issued under Stock Option and Stock Bonus Plans.

(1)

GMIL is the Company’s largest shareholder. See also “Business – Financial Agreements with Related Parties,” “Certain Relationships and Related Party Transactions” and “Security Ownership of Certain Beneficial Owners and Management” for a discussion of GMIL’s affiliation and material relationships with the Company.

(2)

Includes (i) 11,210,195 shares of common stock; (ii) 11,186,430 shares of common stock underlying warrants; and (iii) 7,777,000 shares of common stock underlying 3,500,000 shares of Series AA preferred stock.

(3)	See “Security Ownership of Certain Beneficial Owners and Management” for a discussion of eVision’s affiliation with the Company.

(4)	Includes 1,000,000 shares of the Company’s common stock underlying warrants.

(5)	Fai Chan and Tony T.W. Chan are directors of Futuristic Image Builder Ltd. However, both Fai Chan and Tony T.W. Chan disclaim beneficial ownership of these shares.

(6)

As of the date hereof, November 30, 2004, 536,816 shares of our common stock have been acquired by Fusion Capital under the Common Stock Purchase Agreement in the form of 486,816 commitment shares and 536,816 shares issued in conjunction with thedue diligence fees. Fusion Capital may acquire up to an additional 10,486,815 shares under the Common Stock Purchase Agreement. Percentage of outstanding shares is based on 26,637,670 shares of common stock outstanding as of November 30, 2004, together with such additional 10,486,815 shares of common stock that may be acquired by Fusion Capital from us under the Common Stock Purchase Agreement after the date hereof. Fusion Capital may not purchase shares of our common stock under the Common Stock Purchase Agreement if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our common stock outstanding at the time of the purchase by Fusion Capital. However, even though Fusion Capital may not receive additional shares of our common stock in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us $12,500 on each trading day, unless the Common Stock Purchase Agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%. Fusion Capital has the right at any time to sell any shares purchased under the Common Stock Purchase Agreement which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion Capital will ever reach the 9.9% limitation.

(7)

Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of and have shared voting and disposition power over all of the shares of common stock owned by Fusion Capital.

(8)

Michael I. Ruxin, M.D. is the Company’s Chairman of the Board and Chief Executive Officer and Acting Principal Financial and Accounting Officer. See also “Management,” “Certain Relationships and Related Party Transactions” and “Security Ownership of Certain Beneficial Owners and Management” for a discussion of Dr. Ruxin’s affiliation and material relationships with the Company. Does not include 2,450,000 shares underlying options that are exercisable and already have registration rights and are not a part of this offering, nor does it include 300,000 shares underlying options that are not exercisable within 60 days and have registration rights that are also not a part of this offering.

(9)	Includes (i) 304,762 shares of common stock and (ii) 675,386 shares of common stock underlying the same number of Series BB preferred stock.

(10)	Not used.

(11)

Mr. Willman is director and Senior Vice President of International Business Development (Wyndgate Technologies) of the Company. Does not include 210,000 shares underlying options that are exercisable and already have registration rights and are not a part of this offering, nor does it include 90,000 shares underlying options that are not exercisable within 60 days and have registration rights that are also not a part of this offering.

(12)

Mrs. Willman is the spouse of Gerald F. Willman, Jr. Does not include 8,000 shares underlying options that are exercisable and already have registration rights and are not a part of this offering, nor does it include 4,000 shares underlying options that are not exercisable within 60 days and have registration rights that are also not a part of this offering.

(13)	Mr. Busch was a director of the Company until December 12, 2002.

(14)	Includes (i) 300,000 shares of common stock and (ii) 600,000 shares of common stock underlying warrants.

(15)	Dr. Segal resigned as a director of the Company effective August 28, 2003.

(16)	Includes (i) 836,111 shares of common stock and (ii) 26,650 shares of common stock underlying warrants.

(17)	Includes 211,650 shares of common stock underlying warrants.

(18)	Includes (i) 562,500 shares of commons stock and (ii) 340,000 shares of common stock underlying warrants.

(19)	Includes 50,000 shares underlying warrants.

PLAN OF DISTRIBUTION

     The common stock offered by this prospectus is being offered by selling stockholders. The common stock may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

°	ordinary brokers’ transactions;

°	transactions involving cross or block trades or otherwise on the Over-the-Counter Bulletin Board;

°	through brokers, dealers or underwriters who may act solely as agents;

°	“at the market” into an existing market for the common stock;

°	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

°	in privately negotiated transactions; or

°	any combination of the foregoing.

     In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

     Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholders and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

     Fusion Capital, a selling stockholder, is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

     Neither we nor the selling stockholders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between the selling stockholders, any other stockholders, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholders and any other required information.

     We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify Fusion Capital against specified liabilities, including liabilities under the Securities Act of 1933, as amended.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore, unenforceable.

     Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Common Stock Purchase Agreement.

     We have advised the selling stockholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

     This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders.

SHARES ELIGIBLE FOR RESALE

     Sales of substantial amounts of our common stock in the public market following this offering could negatively affect the market price of our common stock. Such sales could also impair our future ability to raise capital through the sale of our equity securities.

     At the time of this Prospectus, we have outstanding 26,637,670 shares of our common stock. Of these shares, approximately:

°	26,314,037 shares will be freely tradable by persons, other than “affiliates”, without restriction under the Securities Act of 1933, as amended; and

°

323,633 shares will be “restricted” securities, within the meaning of Rule 144 under the Securities Act of 1933, as amended, and may not be sold in the absence of registration under the Securities Act of 1933, as amended, unless an exemption from registration is available, including the exemption provided by Rule 144. As of November 30, 2004, 15,495,971shares are held by affiliates of Global Med, and may only be sold pursuant to Rule 144.

     In general, under Rule 144, a person or persons whose shares are aggregated, including any affiliate of Global Med who has beneficially owned restricted securities for at least one year, would be entitled to sell within any three-month period, a number of shares that does not exceed 1% of the number of common stock then outstanding.

     Sales under Rule 144 are also subject to manner of sale and notice requirements and to the availability of current public information about our Global Med. Under Rule 144(k), a person who is not considered to have been an affiliate of Global Med at any time during the 90 days preceding a sale, and who has beneficially owned restricted securities for at least two years, including the holding period of any prior owner except an affiliate of Global Med, may sell these shares without following the terms of Rule 144.

DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 90,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of November 30, 2004, 26,637,670 shares of common stock were issued and outstanding and 3.5 million shares of our Series AA preferred stock and 675,386 shares of our Series BB Preferred Stock were issued and outstanding. In this offering, we may issue up to an additional 10,486,815 shares of common stock, all of such common stock to be issued in connection with the Common Stock Purchase Agreement with Fusion Capital. The rights and preferences of the preferred stock will be determined upon issuance by our Board of Directors. The following description is a summary of our capital stock and contains the material terms thereof. Additional information can be found in our Articles of Incorporation and Bylaws, which were filed as exhibits to our registration statement on Form SB-2 filed on September 11, 1996 with the Securities and Exchange Commission and amended on March 15, 2001 in our Schedule 14A.

Common Stock

     We are registering 50,724,329 shares of common stock. Holders of our common stock are entitled to one vote for each share held of record on all matters on which shareholders may vote. Directors are divided into three classes with staggered terms of office. Directors are elected by a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shareholders do not have the right to cumulate their votes in the election of directors. Since our common stock does not have cumulative voting rights, the holders of shares having more than 50% of the voting power, if they choose to do so, may elect all our directors and the holders of the remaining shares would not be able to elect any directors. In the event of a voluntary or involuntary liquidation of our company, all shareholders are entitled to a pro rata distribution of our assets remaining after payment of claims of creditors and liquidation preferences of any preferred stock. Holders of our common stock have no conversion, redemption or sinking fund rights.

Preferred Stock

     The designations, preferences, limitations and relative rights of the Series AA and BB Preferred Stock are set forth in Global Med’s Articles of Amendment to the Articles of Incorporation dated June 10, 2004.

     Series AA Preferred Stock. As of the date of this prospectus, there are 3,500,000 shares of our Series AA preferred stock outstanding. The Series AA Preferred Stock can be converted by GMIL into common stock of Global Med at any time at a conversion rate of (2.222) shares of common stock for each shares of Series AA Preferred Stock. The Series AA is senior to the Series BB, Series A and the common stock of Global Med and has a liquidation preference of $1.00 per share.

     Series BB Preferred Stock. As of the date of this prospectus there are 675,386 shares of our Series BB preferred stock outstanding. The Series BB is convertible at a rate of one share per common per one share of Series BB at the option of the holder. if Global Med’s common stock closing price reaches $0.75 per share. The Series BB is now convertible into Common at the holder’s option. The Series BB is junior to the Series AA, senior to Series A and the common stock of Global Med and has a liquidation preference of $0.42 per share.

Options. As of the date of this prospectus, there are 9,014,442 options outstanding to purchase the same number of common shares of the Company’s stock. All of these options, with the exception of 220,000, have underlying common shares with registration rights. The weighted average exercise price of these options is approximately $0.75. The range of exercise prices for these options is $0.45 to $3.75 per share. The weighted average remaining life of these options is approximately 5.3 years.

Warrants. As of the date of this prospectus, there are 13,414,730 warrants to purchase the same number of common shares of the Company’s stock. None of the outstanding warrants currently have registration rights. The Company is pursuing registration rights for all of these warrants in this registration statement. The weighted average exercise price of these options is approximately $0.48. The range of exercise prices for these options is $0.25 to $1.25 per share. The weighted-average remaining life of these warrants is approximately 6.1 years.

Limitation Of Liability; Indemnification

     The Colorado Business Corporation Act (the “Act”) generally allows for the indemnification of directors, officers, employees and agents of a corporation against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the corporation if such person conducted himself in good faith and reasonably believed his actions were in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Global Med’s Articles of Incorporation provide that Global Med (i) shall indemnify and advance expenses to a director or officer in connection with a proceeding to the fullest extent permitted or required by and in accordance with the Act, and (ii) may, as determined by the Board of Directors in a specific instance or by resolution of general application, indemnify and advance expense to an employee, fiduciary or agent in connection with a proceeding to the extent permitted or required by and in accordance with the Act.

     Global Med’s Bylaws provide that a director of Global Med shall perform his or her duties as a director, including his or her duties as a member of any committee of the Board upon which he or she may serve, in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. In performing his or her duties, a director shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, in each case prepared or presented by persons and groups listed below; but he or she shall not be considered to be acting in good faith if he or she has knowledge concerning the matter in question that would cause such reliance to be unwarranted. A person who so performs his or her duties shall not have any liability by reason of being or having been a director of the corporation. Those persons and groups on whose information, opinions, reports, and statements a director is entitled to rely upon are:

     (a)    one or more officers or employees of Global Med whom the director reasonably believes to be reliable and competent in the matters presented;

     (b)    Counsel, public accountants, or other persons as to matters which the director reasonably believes to be within such persons’ professional or expert competence; or

     (c)    A committee of the Board upon which he or she does not serve, duly designated in accordance with the provision of the Articles of Incorporation or Bylaws, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

     The foregoing is qualified in its entirety by reference to the Act and Global Med’s Articles of Incorporation and Bylaws and shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled or subsequently acquire under any statute, provision of Global Med’s Articles of Incorporation or Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Global Med’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Global Med has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent And Registrar

     The transfer agent and registrar for our common stock is Computershare Trust Company, 350 Indiana Street, Suite 800, Golden, Colorado, 80401 and its telephone number is (303) 262-0600.

EXPERTS

     Ehrhardt Keefe Steiner & Hottman PC, Certified Public Accountants, of Denver, Colorado, an independent registered public accounting firm, has audited our balance sheets as of December 31, 2003 and 2002, and the statements of operations, stockholders’ deficits and cash flows for the years ended December 31, 2003, 2002, and 2001. These financial statements are included in this prospectus in reliance on their report, given authority as experts in accounting and auditing.

     Our financial statements as of September 30, 2004 and for the nine months ended September 30, 2004 and 2003, have not been audited by the independent registered public accounting firm and they do not express an opinion or any other form of assurance on them.

LEGAL MATTERS

     Jacobs, Chase, Frick, Kleinkopf & Kelley LLC, of Denver, Colorado, has passed upon the validity of the issuance of the shares of common stock offered under this prospectus.

AVAILABLE INFORMATION

     For further information with respect to us and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other statement filed with the Securities and Exchange Commission or included as an exhibit, or otherwise, each such statement, being qualified by and subject to such reference in all respects.

     We are a reporting company and have distributed to our stockholders annual reports containing audited financial statements, upon their request. Our annual report on Form 10-K for the fiscal year ended December 31, 2003 has been filed with the Securities and Exchange Commission.

     Reports, registration statements, proxy and information statements, and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference room maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Securities and Exchange Commission maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, registration statements, proxy and information statements and other information. You may obtain information on the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Independent Auditors’ Report – Ehrhardt Keefe Steiner & Hottman PC	F-1
Consolidated Balance Sheets as of December 31, 2003 and 2002	F-2
Consolidated Statements of Operations for the years ended December 31, 2003,
2002 and 2001	F-4
Consolidated Statements of Stockholders’ Deficit for the years ended
December 31, 2003, 2002 and 2001	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2003,
2002 and 2001	F-7
Notes to Consolidated Financial Statements	F-9

All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Report of Independent Registered Public Accounting Firm

Board of Directors
Global Med Technologies, Inc. and subsidiary

We have audited the accompanying consolidated balance sheets of Global Med Technologies, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the three years ended December 31, 2003, 2002, and 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global Med Technologies, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the three years ended December 31, 2003, 2002 and 2001 in conformity with U.S. generally accepted accounting principles.

/s/ Ehrhardt Keefe Steiner & Hottman PC
      Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado
February 6, 2004
except for Notes 2 and 11 as to which
are dated April 14, 2004

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,
	2003	2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 983	1,007
Accounts receivable-trade, net of allowance for uncollectible accounts
of $95 and $84, in 2003 and 2002, respectively	286	648
Accrued revenues, net of allowance for uncollectible accounts of
$30 and $76, in 2003 and 2002, respectively	72	185
Prepaid expenses and other assets	97	177

Total current assets	1,438	2,017
EQUIPMENT, FURNITURE AND FIXTURES, AT COST:
Furniture and fixtures	393	387
Machinery and equipment	305	302
Computer hardware and software	1,783	1,733

	2,481	2,422
Less accumulated depreciation and amortiation	(2,243)	(2,136)

Net equipment, furniture and fixtures	238	286
CAPITALIZED SOFTWARE DEVELOPMENT COSTS,
net of accumulated amortiation of $3,210 and $2,866,
Respectively	52	377
NOTES RECEIVABLE, RELATED PARTY	--	370
NOTES RECEIVABLE, and accrued interest	481	--

Total assets	$ 2,209	3,050

See accompanying notes to the consolidated financial statements.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(In thousands)

	December 31,
	2003	2002
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$ 304	177
Accrued expenses	623	673
Accrued payroll	174	162
Accrued compensated absences	501	467
Noncompete accrual	35	35
Deferred revenue	1,375	1,142
FINANCING AGREEMENTS, RELATED PARTY, net of	--	188
discount of $0 and $12, respectively

Total current liabilities	3,012	2,844
DEFERRED REVENUE, less current portion	14	759
FINANCING AGREEMENTS, RELATED PARTY	529	3,829
INDEBTEDNESS DUE IN 2004, REFINANCED AS	3,500	--
PREFERRED STOCK IN 2004, RELATED PARTY

Total liabilities	7,055	7,432

COMMITMENTS AND CONTINGENCIES (Notes 2, 5 and 9)
STOCKHOLDERS’ DEFICIT:
Preferred stock, $.01 par value: Authoried shares - 10,000;
none issued or outstanding	--	--
Common stock, $.01 par value: Authoried shares - 90,000;	245	245
issued and outstanding shares-24,545 and 24,538 at
December 31, 2003 and 2002, respectively
Additional paid-in capital	34,631	34,599
Warrants and interest, parent company	--	(348)
Stock options issued for prepaid services	--	(34)
Accumulated deficit	(39,722)	(38,844)

Total stockholders’ deficit	(4,846)	(4,382)

Total liabilities and stockholders’ deficit	$ 2,209	3,050

See accompanying notes to the consolidated financial statements

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share information)

	Year Ended December 31
	2003	2002	2001
REVENUES:
License fees, maintenance and usage fees	$ 4,853	4,717	4,869
Implementation and consulting services	1,661	1,910	1,355

	6,514	6,627	6,224

COST OF REVENUES:
License fee, maintenance and usage fees	1,391	1,200	1,460
Implementation and consulting services	1,225	1,421	1,050

	2,616	2,621	2,510

Gross profit	3,898	4,006	3,714
OPERATING EXPENSES:
General and administrative	2,057	1,945	2,529
Sales and marketing	1,442	1,426	1,545
Research and development	595	465	306
Depreciation and amortization	107	154	254

Operating expenses	4,201	3,990	4,634

Income (loss) from operations	(303)	16	(920)
OTHER INCOME (EXPENSES):
Interest income	86	15	25
Interest expense	(2)	(9)	(25)
Interest expense to related party	(532)	(472)	(453)
Financing costs to related party	(127)	(255)	(317)

Loss before taxes	(878)	(705)	(1,690)

Income tax expense	--	--	--

Net loss	$ (878)	(705)	(1,690)

Basic and diluted loss per common share	$ (0.04)	(0.03)	(0.07)

Weighted average number of common shares
Outstanding	24,545	24,487	23,300

See accompanying notes to the consolidated financial statements.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(In thousands)

	Common Stock		Additional paid-in	Warrants & Interest, parent	Stock Options Issued for Prepaid	Accumulated
	Shares	Amount	Capital	Company	Services	Deficit	Total
Balances, December 31, 2000	22,229	$ 222	32,482	--	--	$(36,449)	$ (3,745)
Issuance of common stock for payment
of interest, related party
(see note 2)	1,747	17	1,171	--	--	--	1,188
Prepaid interest to parent company
(see note 2), net of
amortization of $507	--	--	--	(681)	--	--	(681)
Issuance of warrants to related
party (see note 2)	--	--	510	--	--	--	510
Issuance of warrants for refinancing
costs (see note 2), net of
amortization of $128	--	--	--	(382)	--	--	(382)
Issuance of options to consultants	--	--	15	--	--	--	15
Issuance of common shares for
services	13	1	10	--	--	--	11
Issuance of common shares for
services, related party	267	3	169	--	--	--	172
Net loss	--	--	--	--	--	(1,690)	(1,690)

Balances, December 31, 2001	24,256	243	34,357	(1,063)	--	(38,139)	(4,602)
Prepaid interest to parent company
(see note 2)	--	--	--	460	--	--	460
Amortization of warrants issued for
financing costs (see note 2)	--	--	--	255	--	--	255
Stock options issued for prepaid
services	--	--	48	--	(34)	--	14
Issuance of common shares for cash
net of Offering costs (see note 6)	222	2	95	--	--	--	97
Issuance of options to consultants	--	--	13	--	--	--	13
Issuance of common shares for
services	3	--	2	--	--	--	2
Issuance of common shares for
intellectual property	50	--	52	--	--	--	52
Issuance of PeopleMed common stock
for intellectual property	--	--	25	--	--	--	25
Issuance of common shares for
services, related party (see
note 6)	7	--	7	--	--	--	7
Net loss	--	--	--	--	--	(705)	(705)

Balances, December 31, 2002
	24,538	$ 245	$ 34,599	$ (348)	$ (34)	$(38,844)	$(4,382)

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(In thousands)

	Common Stock		Additional paid-in	Warrants & Interest, parent	Stock Options Issued for Prepaid	Accumulated
	Shares	Amount	Capital	Company	Services	Deficit	Total
Balances, December 31, 2002	24,538	$245	34,599	$(348)	$(34)	$(38,844)	(4,382)
Prepaid interest to parent company	--	--	--	221	--	--	221
(see note 2)
EBanker warrants (see notes 3 and 5)	--	--	--	127	--	--	127
Stock options issued for prepaid
services	--	--	--	--	34	--	34
Issuance of options to consultants	--	--	25	--	--	--	25
Issuance of common shares for
services, related party (see note 5)	7	--	7	--	--	--	7
Net loss	--	--	--	--	--	(878)	(878)

Balances, December 31, 2003	24,545	$245	34,631	--	--	(39,722)	(4,846)

See accompanying notes to the consolidated financial statements.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(878)	(705)	(1,690)
Adjustments to reconcile net loss to net cash provided by (used
in) operating activities:
Depreciation and amortization	107	154	254
Amortization of software development costs	344	481	597
Amortization of financing costs, related party	127	255	317
Issuance of common stock for payment of interest, related party	221	460	453
Amortization of discount on note payable, related party	12	12	--
Issuance of common stock, options and warrants
for services and other	66	36	383
Bad debt expense, (credit)	(35)	24	95
Non-cash settlements	(924)	--	--
Changes in operating assets and liabilities:
Accounts receivable-trade	351	106	(24)
Accrued revenues, net	159	241	(255)
Prepaid expenses and other assets	20	(24)	22
Notes receivable, accrued interest	(81)	--	--
Accounts payable	127	(85)	(203)
Accrued expenses	(50)	(156)	(133)
Accrued payroll	12	(53)	56
Accrued compensated absences	34	38	51
Deferred revenue	412	(237)	(23)

Net cash provided by (used in) operating activities	24	547	(100)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment and fixtures	(59)	(195)	(12)
Notes receivable, related party	--	(290)	---(80)
Issuances of notes receivable	(30)	--	--
Funded software development	--	149	--
Maturities of investments	60	--	--
Increase in capitalized software development costs	(19)	(122)	(208)

Net cash used in investing activities	(48)	(458)	(300)

See accompanying notes to the consolidated financial statements

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(In thousands)

	Year Ended December 31,
	2003	2002	2001
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from note payable, related party	--	$ 200	$ --
Principal payments under capital lease obligations	--	(56)	(133)
Issuance of common stock, net of offering costs	--	97	--

Net cash provided by (used in) financing activities	--	241	(133)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(24)	330	(533)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	1,007	677	1,210

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 983	$ 1,007	$ 677

SUPPLEMENTAL DISCLOSURES OF NONCASH TRANSACTIONS:

     Cash paid for interest in 2003, 2002 and 2001 was $202 thousand, $9 thousand, and $25 thousand, respectively. Of the $202 thousand in cash paid for interest in 2003, $200 thousand was paid to Global Med International Holdings Limited on behalf of Global Med China & Asia Limited. Of the $9 thousand and $25 thousand paid in interest in 2002 and 2001, none was paid to eBanker USA.com, Inc.

     The Company recognized expenses of approximately $34 thousand, and $25 thousand for the years ended December 31, 2003 and 2002, respectively, related to the issuance of options mainly for prepaid marketing and consulting expenses. These amounts are classified in sales and marketing expenses in the accompanying statement of operations. In 2002, Global Med issued 25 thousand Global Med options and 25 thousand PeopleMed options as consideration for current and future services to be provided to the Company. These options were valued at $48 thousand. The expenses associated with these options are included in the amounts documented above.

     The Company issued common shares to a related party for services valued at $7 thousand, $7 thousand and $7 thousand, for each of the years in the three-year period ended December 31, 2003.

     The Company issued 50 thousand shares of common stock and PeopleMed issued 25 thousand shares of common stock as consideration for intellectual property used in the development of software during the year ended December 31, 2002. These shares were valued at $77 thousand.

     The Company recognized $924 thousand in non-cash settlements during the year ended December 31, 2003, and none in 2002 or 2001. The details of the non-cash settlements are disclosed in Note 1 of the Consolidated Financial Statements, under “Non-Cash Settlements.”

     See accompanying notes to the consolidated financial statements.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION OF BUSINESS

     On May 23, 1995, The Wyndgate Group, Limited (“Wyndgate”) merged with National MRO, Inc. (“National MRO”) and National MRO changed its name to Global Data Technologies, Inc., which subsequently changed its name to Global Med Technologies, Inc. Global Med Technologies, Inc. provides information management software products and services to the health care industry. Wyndgate operates as a division of Global Med Technologies, Inc. and designs, develops, markets and supports information management software products for blood banks, hospitals, centralized transfusion centers and other healthcare related facilities.

     During 1999, Global Med Technologies, Inc. formed a subsidiary, PeopleMed.com, Inc. (“PeopleMed”), a Colorado corporation, which is approximately 83% owned by the Company to develop a software application designed to give HMO providers and other third party payers access to clinical information for chronic disease patients. This application allows doctors and other medical employees access to a patient’s history. Approximately 14% of PeopleMed is owned by certain officers and directors of Global Med Technologies, Inc. The remaining 3% of PeopleMed common shares are owned by unaffiliated shareholders. Global Med Technologies, Inc. and PeopleMed are referred to collectively as the “Company” or “Global Med”. The Company operates in two separate business segments (see note 10).

     RELATED PARTIES

     Global Med is financed primarily through lending arrangements with Global Med China International Limited (“GMIL”). These lending arrangements were originated by eBanker USA.com, Inc. (“eBanker”.) transferred, along with eBanker’s ownership in Global Med, to Global Med China Asia Limited (“GMCAL”) in October 2002, and then the lending arrangements were transferred to GMIL in September 2003. Until November 28, 2001, eBanker was a consolidated subsidiary of eVision International, Inc. (“eVision”). eVision is 10.4% owned by Heng Fung Holdings Limited (“Heng Fung”) and its subsidiary, Online Credit (“Online Credit”) and Heng Fung Singapore Ptc. Limited. Currently, GMCAL is a shareholder of Global Med. Until November, 2001 and November 2002, eVision was also a shareholder of Global Med. Additionally, eVision and GMCAL each hold warrants to acquire 1 million and 11.186 million shares, respectively, of Global Med’s common stock with exercise prices that range from $0.25-$0.50 per share. As discussed further below and in the accompanying financial statements, in November 2000, eBanker and Global Med entered into a series of equity transactions that resulted in Global Med becoming a consolidated subsidiary of eBanker and eVision effective November 2000.

     On November 28, 2001, the shareholders of eVision approved a transaction which transferred certain of the assets of eVision to Online Credit as satisfaction of the certain obligations eVision had with Online Credit. As a result, all of Global Med’s common shares held by eVision and all eBanker’s common shares and warrants held by eVision were transferred to Online Credit. Consequently, as of November 28, 2001, Global Med remained a consolidated entity of eBanker for accounting purposes; however, eBanker is now directly controlled by Online Credit instead of eVision.

     During 2003, 2002 and 2001, eVision provided the Company with various accounting services. The Company recognized $48 thousand, $52 thousand, and $123 thousand, respectively, in general and administrative expenses related to these services. During 2003, 2002, and 2001, the Company incurred $508 thousand, $460 thousand, and $453 thousand, respectively, in interest charges from eBanker. Global Med International Holdings Limited (“GMIHL”) is a subsidiary of eBanker. The Company incurred $24 thousand, and $12 thousand in interest charges from GMIHL during 2003 and 2002, respectively, and none during 2001. As discussed further in note 2, Global Med has an outstanding note payable as of December 31, 2003 of $200 thousand to GMIHL. During 2003, 2002, and 2001, all of the Company’s financing costs were derived from arrangements with eBanker, GMCAL, or GMIHL.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     As of June 21, 2002, the Company’s Board of Directors had independently approved borrowings to a related party totaling $370 thousand. During the year ended December 31, 2002, the Company’s Notes Receivable, related party balance, increased $290 thousand to a total of $370 thousand as a result of funds advanced in the form of promissory notes to this entity controlled by a director, now formerly a director, of the Company, Jeff Busch. The notes bear interest at 12% per year and mature in 2006. During the year ended December 31, 2001, the Company had lent $80 thousand to this entity. In addition, the CEO and Chairman of Global Med, Michael I. Ruxin, M.D., was also on the board of directors of this entity controlled by Jeff Busch. Dr. Ruxin resigned as a director of the related entity effective December 12, 2002. Jeff Busch resigned his position as a director of the Company and PeopleMed effective December 12, 2002. As a result, Jeff Busch and the entity controlled by Jeff Busch are no longer related parties of the Company. On March 10, 2003 the Company’s Board of Directors approved and subsequently funded additional borrowings to the entity controlled by Jeff Busch in the amount of $30 thousand.

     Prior to the fourth quarter of 2003, the Company, had a valuation allowance on all of the interest income associated with the note receivable discussed above. Although the financial status of the entity that was lent the $400 thousand notes receivable did not warrant a reserve for the principal amount of the notes receivable because the Company believed no impairment existed, no interest income was recognized prior to the fourth quarter of 2003. Subsequent to the year ended December 31, 2003, the Company, which prior to this had not received any monies from the entity to whom the note receivable was lent, received $42 thousand from this entity for services to be performed. Based on the improvements in the entities financial status and the receipt of monies from the entity, the Company effectively removed the valuation allowance from the interest income on the note receivable. Of the $81 thousand in interest income recognized in 2003, $27 thousand and $7 thousand related to interest income for the years ended December 31, 2002 and 2001, respectively.

     As a result of these transactions and relationships, the financial condition and results of operations Global Med may not necessarily by indicative of those that would have resulted if Global Med were unaffiliated with the related party entities mentioned above.

     BASIS OF PRESENTATION

     During 2003, the Company incurred a net loss of $878 thousand and provided $24 thousand of cash from operations. For the year ended December 31, 2002 and 2001, the Company provided $547 thousand and used $100 thousand respectively, in operating activities. On July 1, 2001, the note payable with eBanker was automatically extended to July 1, 2003. On April 7, 2003, GMCAL and Global Med entered into an agreement to extend the repayment date of the $3.829 million loan from July 1, 2003 to January 1, 2004. As part of the extension agreement, Global Med agreed to pay GMCAL a fee of $287 thousand which includes the extension fee and all interest due for the period from July 1, 2003 to January 1, 2004. Global Med paid to GMIHL on behalf of GMCAL $200 thousand of the $287 thousand extension fee and the remaining $87 thousand for the extension fee was accrued in the accompanying balance sheet as of December 31, 2003. The accrued interest in the amount of $87 thousand was paid in April 2004.

     Management anticipates that the cash, accounts receivable balances, recurring revenues, proceeds from the future sales of common stock, and any future financing activities will be used to fund the Company’s anticipated research and development costs, sales and marketing efforts during the remainder of 2004 and for general working capital purposes. The Company continues to pursue financing alternatives through the issuance of additional equity or debt.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     BASIS OF CONSOLIDATION

     The consolidated financial statements include the accounts of Global Med and its majority-owned subsidiary. Intercompany accounts and transactions are eliminated in consolidation. There is no minority interest reflected in the consolidated balance sheets at December 31, 2003 and 2002 because PeopleMed had a stockholders’ deficit.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS

     For purposes of the accompanying statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

     CREDIT RISK AND MARKET RISK

     Accounts receivable at December 31, 2003 and 2002 are derived from SafeTrace and from SafeTrace Tx sales and related services to blood centers and blood center service providers located in the United States. Historically, the Company has not required collateral or other security to support customer receivables. In order to reduce credit risk, the Company requires substantial down payments and progress payments during the course of an installation of its software products. The Company establishes allowances for doubtful accounts based upon factors surrounding the credit risk specific to customers.

     The Company has customers located in numerous locations across the United States and Puerto Rico and sales are not concentrated in any geographic or economic region. All of PeopleMed’s customers are located in the State of Colorado.

     ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS RECEIVABLES AND ACCRUED REVENUES

     The Company regularly evaluates the collectibility of its trade accounts receivable and unbilled receivables balances based on a combination of factors. The Company establishes a general reserve for accounts receivable. In addition, when a customer’s account becomes past due, the Company initiates dialogue with the customer to determine the cause. If it is determined that the customer will be unable to meet its financial obligation, such as in the case of a bankruptcy filing, deterioration in the customer’s operating results or financial position or other material events impacting their business, the Company records a specific reserve for bad debt to reduce the related receivable to the amount it expects to recover given all information presently available. The Company also records reserves for bad debt for all other customers based on certain other factors including the length of time the receivables are past due and historical collection experience with individual customers. If circumstances related to specific customers change, our estimates of the recoverability of receivables could materially change. The Company’s allowance for uncollectible accounts receivable and unbilled receivables totaled $125 thousand and $160 thousand, respectively, at December 31, 2003 and 2002 and is included on the consolidated balance sheet as a reduction of accounts receivable and accrued revenues.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     EQUIPMENT, FURNITURE AND FIXTURES

     Equipment, furniture and fixtures are stated at cost. Depreciation and amortization, which includes amortization of assets under capital leases, is based on the straight-line method over estimated useful lives ranging from three to five years.

     LONG-LIVED ASSETS

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when estimated undiscounted future cash flows expected to be generated by the asset are less than its carrying value. Measurement of the impairment loss is based on the fair value of the asset, which is generally determined using valuation techniques such as discounted present value of expected future cash flows. Management does not believe current events or circumstances indicate that the Company’s long-lived assets are impaired at December 31, 2003 or 2002.

     SOFTWARE DEVELOPMENT COSTS

     In accordance with the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, the Company capitalizes software development and production costs once technological feasibility has been achieved. Software development costs incurred prior to achieving technological feasibility are included in research and development expense in the accompanying statements of operations.

     Capitalized software development costs are reported at the lower of unamortized cost or net realizable value. Commencing upon the initial product release or when software development revenue has begun to be recognized, these costs are amortized, based on current and future revenue for each product with an annual minimum equal to the straight-line amortization over the remaining estimated economic life of the product, generally three years. During the quarter ended September 30, 2001, the company revised its estimated period for amortizing capitalized software development costs for SafeTrace Tx from three to approximately four years. The change in estimate was based primarily on a revised product life cycle of this product and future revenue estimates. For the years ended December 31, 2003, 2002 and 2001, the Company recorded approximately $344 thousand, $481 thousand, and $597 thousand of amortization, of software development costs, respectively. During the year ended December 31, 2003, the Company wrote down approximately $77 thousand in costs associated with capitalized software development for certain PeopleMed.com products. These costs related to the underlying protocols that could be used in PeopleMed’s software. The protocols were received in January of 2002 and as a of December 31, 2003 had not been used incorporated into PeopleMed’s software, and the Company has no current plans to do so. This expense was included in software amortization during 2003. Amortization of capitalized software costs is included in cost of revenues in the accompanying statements of operations.

     For the last six months of fiscal year 2002, and during the year ended December 31, 2003, the Company did not capitalize any costs related to SafeTrace Tx. The Company discontinued capitalizing costs related to this product during this period, because the remaining period for amortizing software development costs was less than one year. The Company will continue to not capitalize additional software development costs for SafeTrace Tx until such time as the product life cycle is revised.

     During the year ended December 31, 2002, the Company received $149 thousand in funded software development from a PeopleMed customer in conjunction with the development of software for this customer. This funding reduced the capitalized software development costs associated with this product.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     NONCOMPETE AGREEMENTS

     In 1996, the Company entered into non-compete agreements with certain key employees. The provisions of these non-compete agreements with these employees have expired. At December 31, 2003 and 2002, $35 thousand remains payable whenever sufficient cash flow, as defined, is available as determined by the Company’s Board of Directors.

     INCOME TAXES

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is required to the extent any deferred tax assets may not be realizable.

     FINANCIAL INSTRUMENTS

     The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Significant differences can arise between the fair value and carrying amount of financial instruments that are recognized at historical cost amounts. The fair value of the Company’s debt instruments approximates fair value based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements. Also, the carrying amounts of the Company’s financial assets approximate fair value due to the short-term maturities of these items.

     REVENUE RECOGNITION

     The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) No. 97-2, “Software Revenue Recognition.”

     The Company’s standard software license agreement for the Company’s products provides for an initial fee to use the product in perpetuity up to a maximum number of users. Fees from software licenses are recognized as revenue upon shipment, provided fees are fixed and determinable and collection is probable. Fees from licenses sold together with consulting services are generally recognized upon shipment provided that the above criteria have been met, payment of the license fees is not dependent upon the performance of the consulting services and the consulting services are not essential to the functionality of the licensed software. In instances in which the consulting services are not essential to the functionality of the software but payment of the license fee is due at the earlier of the performance of specific consulting services or the passage of time, the license fee is recognized ratably over the anticipated period of performance of the services or ratably over the license fee billing period, whichever is more readily determinable. If the consulting services are essential to the functionality of the product or any portion of the payment of the license fee is contingent solely upon the performance of consulting services, license fees are recognized ratably over the anticipated period of performance of the consulting services.

     Certain of the Company’s contracts include warranties that provide for refunds of all or a portion of the software license and or other fees in the event that the Company is unable to provide maintenance services, for which there is a separate fee, for the contractually prescribed period. Contracts with these provisions are accounted for in accordance with the policies above.

     The Company provides consulting services that include implementation, training and the performance of other services to its customers. Revenue from such services is generally recognized ratably over the period during which the applicable service is to be performed.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Support agreements generally call for the Company to provide technical support and software updates, on an “when-and-if-available” basis to customers. Revenue on technical support and software update rights is recognized ratably over the term of the support agreement.

     Revenues from the re-sale of hardware and software, obtained from vendors, is recognized at the time the hardware and software are delivered to customers.

     PeopleMed has contracts that include fixed fee and per-member fees. The Company recognizes revenues from these contracts as services are provided.

     Non-Cash Settlements

     In April 2003, the Company signed an agreement with its SafeTrace Tx development partner, The Institute for Transfusion Medicine (“ITXM”), related to ITXM’s purchase of certain software from the Company. In addition to certain cash consideration for the software purchase, ITXM agreed to relinquish any rights that ITXM had to existing and future royalties. As of April 2003, the Company owed ITXM approximately $121 thousand for royalties on the sale of SafeTrace Tx. In addition, ITXM relinquished its right to receive future royalties on SafeTrace Tx sales which were assessed at 4% of the net software license fee. ITXM, as part of this agreement, also relinquished the right to receive future upgrades and maintenance and support that were part of a January 1998 settlement agreement associated with the development of SafeTrace Tx. The remaining value of these penalties as of the signing of the agreement was approximately $267 thousand and was previously included in deferred revenue. As a result, the Company recognized approximately $388 thousand in revenues as a result of the reduction in liabilities associated with the delivery of certain software to ITXM. Therefore, for the year ended December 31, 2003, approximately $388 thousand in revenues related to this non-cash consideration is included in the Company’s statement of operations.

     In June 2003, the Company signed a settlement agreement (the “Settlement Agreement”) with Ortho Clinical Diagnostics, Inc. (“Ortho”), whereby by all of the Company’s outstanding obligations to and from Ortho were released. As a result, the Company was released from its obligation to provide Ortho with $500 thousand in software development work for which it had received payment from Ortho in 1997 as part of the exclusivity agreement the Company signed with Ortho in 1997. In addition, the Company was released from all other obligations to Ortho which included liabilities amounting to approximately $36 thousand for sales distribution commissions. For the year ended December 31, 2003, the Company recognized $500 thousand in revenues associated with this Settlement Agreement and Ortho’s waiver of its right to software development services and a reduction in sales and marketing expenses of $36 thousand associated with the release of the Company from its obligation to pay commissions to Ortho for prior sales. Therefore, for the year ended December 31, 2003, approximately $500 thousand in revenues related to this non-cash consideration is included in the Company’s statement of operations.

     The Company’s Manufacturer’s Representative and Software Development Agreement (“OCD Agreement”) signed with Ortho during June 1999 expired in June 2003. The Company has no outstanding software development or marketing agreements with Ortho at the present time.

     RESEARCH AND DEVELOPMENT

     Research and development costs are charged to expense as incurred. Research and development funding by others is deferred and offset against capitalizable costs. Funded research and development in excess of capitalizable costs is recognized as contract research and development when the related product is ready for commercial release.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     SIGNIFICANT CUSTOMERS

     During the year ended December 31, 2003, the Company had one Wyndgate customer that accounted for $677 thousand or 10.4% of revenues. During the year ended December 31, 2002, the Company had one PeopleMed customer that accounted for 15.4% or $1.022 million, of the Company’s revenues. Of the $1.022 million in revenues, $500 thousand was attributable to the customer terminating a five-year contract with PeopleMed. During the year ended December 31, 2001 there were no customers accounting for more than 10% of the Company’s revenues.

     On December 19, 2002, Global Med’s subsidiary, PeopleMed, signed a termination agreement (the “Termination Agreement”) with a significant customer (“Significant Customer”) to terminate the five (5) year Chronic Disease Management Purchase Agreement between PeopleMed and the Significant Customer that was set to expire on December 31, 2005. The Termination Agreement is Effective December 1, 2002. As part of the Termination

     Agreement, the Significant Customer paid PeopleMed a termination fee of $800 thousand. Of the $800 thousand termination fee, an amount not to exceed $350 thousand was potentially refundable to the Significant Customer in the event that the Significant Customer provides PeopleMed with a replacement customer(s) that will meet certain prescribed criteria which includes use of the Chronic Disease Management software. In the event that the Significant Customer did not provide a suitable replacement customer, the potential refund of $350 thousand, as prescribed in the Termination Agreement, was to be reduced by $50 thousand per month starting December 1, 2002 and terminating June 30, 2003. No further refunds will be available to the Significant Customer in the event that a suitable replacement customer is not found by July 1, 2003. For the year ended December 31, 2003, PeopleMed recognized $300 thousand in revenues related to the Termination Agreement. For the year ended December 31, 2002, Global Med recognized $500 thousand in revenues associated with this Termination Agreement. The Significant Customer paid PeopleMed an $800 thousand termination fee as follows: $350 thousand during 2002 and $450 thousand during 2003. No money was refunded to the Significant Customer.

     LOSS PER COMMON SHARE

     Basic loss per common share excludes dilution and is computed by dividing loss by the weighted-average number of common shares outstanding during the periods presented. Diluted net loss per common share reflects the potential dilution of securities that could participate in the earnings unless their effort is antidilutive. Stock options, warrants outstanding and their equivalents are included in diluted computations through the “treasury stock method” unless they are antidilutive. Convertible securities are included in diluted computations through the “if converted” method unless they are antidilutive. Common share equivalents are excluded from the computation, as their effect would be antidilutive. For the years ended December 31, 2003, 2002 and 2001 approximately 1.2 million, 4.2 million, and 4.5 million equivalent dilutive securities (primarily convertible debt, common stock options, and warrants), respectively, have been excluded from the weighted-average number of common shares outstanding for the diluted net loss per share computations as they are antidilutive.

     STOCK BASED COMPENSATION

At December 31, 2003 the Company has several stock-based compensation plans, which are described more fully in Notes 6 and 7. The Company has adopted the “disclosure method” provisions of SFAS No. 123, Accounting for Stock-Based Compensation. As permitted under SFAS No. 123, the Company continues to account for stock-based compensation for awards to employees under the intrinsic value based method of accounting as prescribed by Accounting Principles Board Opinion No. 25 (APB No. 25), Accounting for Stock Issued to Employees. Stock based compensation paid to consultants and other non-employees is accounted for at fair value under the provisions of SFAS No. 123. In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (SFAS 148), which provides for alternative methods to transition to the fair value method of accounting for stock options in accordance with provisions of FASB Statement No. 123, “Accounting for Stock Based Compensation.” In addition, SFAS 148 requires disclosure of the effects of an entity’s accounting policy with respect to stock-based compensation on

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

reported net income and earnings per share in annual and interim financial statements. The transition provisions of SFAS 148 are currently not applicable to us as we continue to account for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25.

     Had compensation cost for the Company’s stock-based compensation plans been determined consistent with SFAS No. 123, the Company’s pro forma amounts would have been as indicated in $(000s) except per share data:

	Year Ended December 31,
	2003	2002	2001
Net loss as reported	$ (878)	$ (705)	$ (1,690)
Pro forma net loss under SFAS 123	(2,117)	(1,080)	(1,998)
Pro forma net loss per share under SFAS123-
Basic and Diluted	(0.09)	(0.04)	(0.09)
Assumptions:
Dividend Yield	--	--	--
Volatility factor	385%	351%	326%
Risk free interest rate	2.97%	3.03%	4.39%
Expected Life of Option (in years)	5.9	6.9	8.4

     The estimated fair value of the total options granted during the years ended December 31, 2003, 2002 and 2001 was $46 thousand, $1.612 million, and $5 thousand, respectively. The estimated fair value compensation expense associated with the options granted during 2003, 2002, and 2001, and their respective portions vesting were $34 thousand, $98 thousand, and $12 thousand, respectively, for the years ended December 31, 2003, 2002, and 2001.

     The weighted-average estimated fair value of employee stock options granted during 2003, 2002, and 2001 was $0.68, $0.58, and $0.54 per share, respectively. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

     In April 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” The Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133 “Accounting for Derivative Instruments and Hedging Activities.” This Statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company adopted SFAS No. 149 on July 1, 2003 and the adoption did not have a material impact on its financial condition and results of operations of the Company.

     “Accounting for Derivative Instruments and Hedging Activities.” This Statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company adopted SFAS No. 149 on July 1, 2003 and the adoption did not have a material impact on its financial condition and results of operations of the Company.

     In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” The Statement improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. FASB No. 150 requires that those instruments be classified as liabilities in statements of financial position. The Company adopted SFAS No. 150 on July 1, 2003, and the adoption did not a material impact on the financial position or results of operations of the Company.

     In December 2003, the Staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 104, “Revenue Recognition”, which amends SAB 101, “Revenue Recognition in Financial Statements.” SAB 104‘s primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple-element revenue arrangements, superseded as a result of the issuance of ETIF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” Additionally SAB 104 rescinds the SEC’s Revenue Recognition in Financial Statements

     Frequently Asked Questions and Answers, or FAQ, issued with SAB 101 that had been codified in SEC Topic 13, “Revenue Recognition.” Selected portions of the FAQ have been incorporated into SAB 104. While the wording of SAB 104 has changed to reflect the issuance of ETIF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. Adoption of this standard had no material impact on our financial statements.

     Reclassifications

     Certain reclassifications have been made to the 2002 and 2001 financial statement to conform to the 2003 presentation.

NOTE 2.    FINANCING AGREEMENTS, RELATED PARTY

     Summary of Financing Agreements

     As of December 31, 2003, 2002, and 2001, the Company had $4.029 million, $4.017 million, and $3.829 million, respectively, outstanding under financing agreements with related parties.

     As of December 31, 2003, 2002 and 2001 the accrued interest balances on the loans from eBanker were $87, $0 and $54 thousand, respectively. The accrued interest balance is included in accrued expenses in the balance sheets.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Financing Agreements with Related parties

     In April 1998, Global Med entered into financing agreements with Online Credit and Fronteer Capital, a subsidiary of eVision. Online Credit committed to extend a line of credit in the amount of $1.5 million and Fronteer Capital committed to extend $1.65 million under separate agreements. The interest rate under both agreements was 12% per annum. In consideration for the commitments, Global Med issued Online Credit and Fronteer Capital warrants to purchase 6 million and 1 million shares, respectively, of Global Med common stock exercisable at $0.25 per share. Fronteer Capital would be granted an additional warrant to acquire 5 million shares of Global Med common stock at $0.25 per share upon the initial borrowing under the financing agreement. Additionally, Online Credit was granted the right to appoint five members to the board of directors of Global Med so long as there are any amounts outstanding under its original agreement. Online Credit has appointed such members to the Board of Directors of Global Med. In the event of default, amounts due under these commitments were convertible into common shares of Global Med at $0.05 per share.

     In October 1998, eBanker and Global Med agreed to an assignment of the loan commitment from Fronteer Capital, excluding the warrant to purchase 1 million shares of common stock issued in connection with the commitment. Global Med issued eBanker a warrant to purchase 5 million shares of Global Med common stock at $0.25 per share upon initial borrowing under the financing agreement in October 1998. Additionally, in October 1998, eBanker purchased from Online Credit $1 million of its $1.5 million total notes receivable from Global Med and a warrant to purchase 4 million shares of common stock of Global Med at $0.25 per share for a total purchase price of $1.1 million.

     As of December 31, 1998, Global Med owed eBanker the $1.65 million under Fronteer Capital’s original financing agreement plus the $1 million under Online Credit’s original financing agreement for a total of $2.65 million. Additionally, at December 31, 1998 Global Med owed Online Credit $500 thousand under its financing agreement. Amounts borrowed under these agreements were initially due in April 1999.

     In March 1999, Online Credit exercised its remaining 2 million warrants in cancellation of the remaining $500 thousand it had extended to Global Med. Additionally, eBanker extended the due date for the $2.65 million outstanding under its financing agreements with Global Med until April 15, 2000. In consideration for the extension, Global Med paid eBanker a 2% fee in the form of 42.4 thousand shares of Global Med common stock and the default conversion feature of the loans was increased from $0.05 per share to $0.25 per share.

     In March 1999, eBanker extended a $750 thousand bridge loan to Global Med due in December 1999. The outstanding bridge loan balance was convertible into common shares of Global Med at the rate of $1.13 per share. The bridge loan bore interest at 12% and eBanker was paid a 2% commitment fee in the form of approximately 13 thousand shares of Global Med’s common stock.

     In April 1999, Online Credit entered into a bridge loan commitment with Global Med for $2 million due in April 2000. The outstanding bridge loan balance was convertible into shares of Global Med at the rate of $1.15 per share. The bridge loan bears interest at 12% and Online Credit was paid a 5% commitment fee in the form of approximately 87 thousand shares of Global Med’s common stock.

     In October 1999, Online Credit, as agreed to by Global Med, assigned to eBanker its $2 million bridge loan commitment to Global Med and transferred to eBanker approximately 87 thousand shares of Global Med common stock issued in consideration for the loan commitment to eBanker. Also in October 1999, eVision and eBanker entered into a lock up agreement whereby Global Med issued 50 thousand and 450 thousand shares of its common stock to eVision and eBanker, respectively, in consideration for eVision and eBanker agreeing to restrict sales of their holdings of Global Med common stock and warrants for a period of one year.

     In December 1999, the $750 thousand bridge loan was extended to September 2000. In consideration for the extension, eBanker received a 2% fee in the form of approximately 13 thousand shares of Global Med common stock and the conversion rate was reduced from $1.15 per share to $0.50 per share.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     At December 31, 1999, $4.4 million was outstanding under eBanker’s financing agreements with Global Med and $1 million remained available under the bridge loan commitment of eBanker.

     In April 2000, the $2.65 million loans and the $2 million bridge loan were extended to January 2001. Under the terms of the extension, if the loans were not repaid by January 2001, they would automatically extend to April 2001, the conversion features would be eliminated and eBanker would be granted warrants to acquire Global Med common stock at $0.50 per share. The number of warrants to be issued would be based on the total principal and interest outstanding divided by the exercise price of $0.50 per share. A conversion feature was added to the $2.65 million loan that entitled eBanker to convert the loan into shares of Global Med common stock at a rate of $1.68 per share. Additionally, the $750 thousand bridge loan was extended to January 2001. In consideration for these extensions, eBanker was paid a 2% fee in the form of 160 thousand shares of Global Med common stock.

     In November 2000, eBanker agreed to exercise warrants to purchase 8 million shares of common stock of Global Med at $0.25 per share in exchange for canceling $2 million of its notes receivable from Global Med. The remaining $3.4 million outstanding under the various financing agreements and accrued interest of $428.7 thousand were combined into one agreement and the due date was extended to July 1, 2001. Global Med agreed to pay interest of 12% per annum on a semi-annual basis, with the first interest payment due May 19, 2001.

     The 8 million shares of common stock were issued on February 28, 2001 and were considered outstanding as of November 19, 2000. In consideration for the extension of the remaining principal and interest, eBanker received a fee of 5% payable in 197.6 thousand shares of common stock of Global Med. As the principal and interest were not paid in full by July 1, 2001, the due date of the principal automatically extended to July 1, 2003 and Global Med issued eBanker warrants to acquire up to 10.186 million shares of Global Med common stock with an exercise price of $0.50 per share. The outstanding loan balance was convertible into the common stock of Global Med at eBanker’s option at a rate of $1.00 per share through June 30, 2001 at which time the conversion option expired.

     Additionally, until June 30, 2003 upon the occurrence of certain events related to a certain contract Global Med was negotiating, Global Med had the right, in its discretion, to put its shares of common stock worth up to $1.5 million to eBanker at $0.50 per share in the form of exchanging debt for common stock. The default conversion rate under this extension is $1.00 per share. As consideration for this provision, eBanker was issued 500 thousand restricted shares of Global Med common stock. As a result of these transactions, eBanker obtained control of Global Med and Global Med was reflected in eBanker’s consolidated financial statements as a consolidated subsidiary effective November 19, 2000.

     The financing agreements initiated with eBanker are secured by all of Global Med’s assets including its shares in PeopleMed and the assets of PeopleMed and Global Med, including intellectual property. As part of the November 19, 2000 Loan Agreement, the Personal Guarantee of Dr. Michael I. Ruxin, as dated August 12, 1998, and assigned to eBanker, was reduced from $1.5 million to $650 thousand plus pro rata accrued interest. The personal guarantee is limited to certain of Dr. Ruxin’s assets. As part of the November 19, 2000 Financing Agreement, Global Med agreed to register and maintain registration for all present and future shares including underlying warrants, belonging to eBanker. Global Med may file a registration statement for the common shares underlying these warrants during 2004.

     If Global Med defaults on the repayment of any amount borrowed under the financing agreements initially issued to eBanker, all existing members of the board of directors of Global Med will be required to resign and GMCAL will have the right to appoint all new members.

     As of December 31, 2000, principal of $3.829 million and accrued interest of $54 thousand were outstanding under the financing agreements between eBanker and Global Med and there were no remaining amounts available under the commitment agreement.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     On March 22, 2001, Global Med and eBanker entered into an interest payment option agreement that provided for Global Med to have the option, with five days prior written notice, to elect and pay to eBanker, before July 1, 2001, Global Med’s entire interest payment calculated for the life of loan agreement dated November 19, 2000, in the form of 1.747 million shares of Global Med common stock (calculated at $0.6875 per share, which was the prevailing market price on March 22, 2001). In the event that Global Med paid down any principal on the loan prior to July 1, 2003, eBanker would return a number of shares determined by calculating the pro-rata interest avoided due to early repayment of principal divided by $0.6875 per share. As the loan was not repaid as of July 1, 2003, none of the 1.747 million issued for prepaid interest were returned by eBanker to the Company.

     On June 20, 2001, the Company elected to exercise the interest payment option. As a result, eBanker was issued 1.747 million shares of the Company’s common stock as payment for the interest expense on the Company’s outstanding loan balance with eBanker of $3.829 million through the loan’s maturity date of July 1, 2003. These shares were valued at $1.188 million based on the market value of the stock on June 20, 2001. The Company recorded $681 thousand in a contra-equity account associated with the issuance of these shares as of December 31, 2001. In addition, $277 thousand in accrued interest related to the eBanker loan was eliminated from the Company’s accrued expenses balance as of June 30, 2001, as a result of this transaction. After this transaction, the effective interest rate on the loan remained at 12% per annum.

     On July 1, 2001 in accordance with the terms of the existing financing agreement, eBanker received the right to warrants to acquire up to 10.186 million shares of Global Med common stock with an exercise price of $0.50 per share. These warrants were valued at $510 thousand. On July 1, 2001 the maturity date of the note payable was automatically extended to July 1, 2003; and as of that date, the outstanding debt was no longer convertible into the common stock of the Company at $1.00 per share. If Global Med defaults on repayment of any amount borrowed under the existing financing agreement, all existing members of the Board of Directors of Global Med will be required to resign and GMCAL will have the right to appoint all new members. The warrants expire on July 1, 2011. Pursuant to the November 2000 financing agreement between the Company and eBanker, the Company is obligated to maintain current registration on the shares, underlying the warrants, for resale under the Securities Act of 1933 (“1933 Act”). Global Med may file a registration statement for the common shares underlying these warrants during 2004. The Company used independent, third party consultants for estimating the fair value of the warrants to purchase 10.186 million shares of the Company’s common stock. The warrants were valued at $510 thousand. The Company recorded $510 thousand in deferred financing costs associated with the issuance of these warrants as of July 1, 2001. The Company amortized the costs associated with these warrants over 24 months, the remaining life of the note payable starting July 1, 2001. The Company recognized approximately $128 thousand in financing costs related to the issuance of these warrants as of December 31, 2001, and $255 thousand in financing costs related to the issuance of these warrants as of December 31, 2002.

     As of December 31, 2001, principal of $3.829 million, and $681 thousand in a contra-equity account associated with the issuance of shares for prepaid interest were outstanding under the terms of this financing agreement.

     In June, 2002, the Company entered into a agreement whereby Global Med International Holdings Limited (“GMIHL”), a related foreign entity owned by eBanker, advanced $200 thousand to the Company in the form of a note payable (the “Note”). The Note was due on July 1, 2003 and bears no interest. In lieu of interest, the Note holder received the following consideration:

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Global Med committed to obtain GMIHL written approval before committing to issue Global Med common shares either directly, or through derivative instrument, in transaction pursuant to which Global Med will receive net proceeds per share of less than $1 after expenses fees and expenditures commitments (except pursuant to employee and consulting options, warrants and/or stock bonuses approved by Global Med’s Board of Directors and/or pursuant to any existing contractual commitment, including, but not limited to any currently outstanding stock options and warrants). GMIHL was given full authority in providing or withholding this approval.

     GMIHL received exclusive marketing rights for a period of 36 months to certain Asian Countries. These rights survive the repayment of the Note. These rights continue for an additional 36 months if certain revenue commitments are achieved during the initial 36-month period. For each 36-month period thereafter, these commitments will be extended for an additional 36 months if certain additional commitments are received. The Note acknowledges that the exclusive marketing rights granted under the Note contains exceptions for certain countries for which there were marketing agreements in place as of the effective date of the Note.

     In the absence of a stated interest rate on this note, an interest rate of 12% was imputed to this Note. In addition, the value of the exclusivity agreement is deemed to be $24 thousand, the same amount of the imputed interest over the life of the loan. The value of the exclusivity agreement is being amortized ratably over the 36-month exclusivity period.

     As of December 31, 2002, principal of $3.829 million and $221 thousand, respectively, in a contra-equity account associated with the issuance of shares for prepaid interest were outstanding under the terms of this financing agreement. As of December 31, 2002, principal of $200 thousand and a discount of $12 thousand were outstanding between GMIHL and Global Med.

     On April 7, 2003, GMCAL and Global Med entered into an agreement to extend the repayment date of the $3.829 million loan from July 1, 2003 to January 1, 2004. As part of the November 19, 2000 Loan Agreement, there exists a personal guarantee of Dr. Michael I. Ruxin, up to $650 thousand plus pro rata accrued interest. The personal guarantee is limited to certain of Dr. Ruxin’s assets and remains in full force and effect. In consideration for the extension, Global Med agreed to pay GMCAL a fee of $287 thousand which includes the extension fee and all interest due for the period from July 1, 2003 to January 1, 2004. As of the date of this agreement, the Global Med had paid GMCAL $200 thousand of the $287 thousand extension fee and the remaining $87 thousand for the extension fee and interest is due January 1, 2004.

     On October 29, 2003, eBanker and Global Med entered into an extension agreement for the $200,000 loan and promissory note dated June 18, 2003. The principal loan amount of $200,000 was extended until January 1, 2004 with interest accruing from July 1, 2003 to January 1, 2004 (Extension Period) at 12% per annum. Interest for the Extension Period is payable on July 1, 2004. All other terms and conditions remained in effect. As of December 31, 2003, principal of $200 thousand and accrued interest of $12 thousand were outstanding.

     As of September 2003, all of the Company’s outstanding related party debt totaling $4.029 million had been transferred to GMIL, a subsidiary of Heng Fung.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     On April 14, 2004, Global Med International Limited (“GMIL”) and Global Med amended their existing financing agreements and entered into an agreement to combine the outstanding $3.829 million and $200 thousand debt agreements. The combined loan of $4.029 million was then separated into two parts: $529 thousand was converted into debt (“Remaining Debt”) and $3.5 million was converted into $1 par value preferred stock (“Preferred Stock”). The due date of the Remaining Debt is March 1, 2006. The interest rate on the Remaining Debt is 15% per year and interest on this debt is due and payable quarterly on March 1, June 1, September 1, and December 1 of each year until the Remaining Debt is paid in full. The Remaining Debt is secured by all of Global Med’s assets and is subject to the outstanding terms of November 19, 2000 financing agreement (“Loan Agreement”). As of the date of this agreement, Global Med had paid GMIL $287 thousand of the $287 thousand extension fee. See Note 11 of the consolidated financial statements for further discussion of the Preferred Stock.

     Under the terms of the Remaining Debt and Preferred Stock Agreements, the personal guaranty of Dr. Michael I. Ruxin, the Company’s Chairman and CEO, remains in effect until both the Preferred Stock and Remaining Debt and any related dividends or interest, respectively, are paid. Unless Global Med is in default of the Remaining Debt or Preferred Stock agreements, Dr. Ruxin’s personal guaranty is limited to the debt and related interest and will not exceed $650 thousand and will remain in effect until the total Remaining Debt has been fully paid or satisfied.

     The agreements also contain the following provisions:

°	Global Med agrees to register with the SEC all unregistered Global Med shares and shares underlying derivatives regardless of the owner of the shares.

°	Registration of all Global Med Shares will be maintained and not allowed to lapse.

°	Remaining Debt and Preferred Stock are not satisfied unless eliminated.

°	Any future restructuring of the Remaining Debt or Preferred Stock is not a satisfaction of the Remaining Debt or Preferred Stock unless specified in writing by GMIL.

     As part of these agreements, Global Med agreed to indemnify GMIL and its affiliates, including but not limited to GMCAL, GMIHL, eBanker, Online Credit Limited, Heng Fung Singapore Ltd., and Heng Fung Holdings, Ltd, and their employees, officers, directors, and agents for any legal proceeding that results or stems from GMIL’s conversion of this debt to Preferred Stock.

     In conjunction with the signing of the Remaining Debt and the Preferred Stock, these agreements preserved the right of the GMIL to appoint 5 of 9 members of Global Med’s Board of Directors until the Remaining Debt and Preferred Stock have been satisfied. Further, lender shall have the right to select a replacement director for any member of the Borrower’s Board of Directors that was selected by Lender who resigned or otherwise fails to serve as a director. Borrower agrees not to increase the number of directors above nine except with Lender’s written consent.”

     While any of the Remaining Debt or Preferred Stock is outstanding, the Company has agreed not to incur any debt in excess of $100 thousand without the written consent of GMIL.

     At December 31, 2003, principal of $529 thousand and accrued interest of $87 thousand were outstanding under the terms of a Remaining Debt agreement. As of December 31, 2003, Indebtedness due in 2004, Refinanced as Preferred Stock in 2004, Related Party in the amount of $3.5 million and no accrued interest was outstanding.

     If Global Med defaults on the repayment of any amount borrowed under the financing agreements initiated with eBanker, all of the Board of Directors of Global Med will be required to resign and GMIL will have the right to appoint all new members.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3.    RISKS AND UNCERTAINTIES

Global Med designs, develops, markets and supports information management software products for blood banks, hospitals, centralized transfusion centers and other healthcare related facilities. Global Med currently has customers and recognizes revenues from its proprietary products. However, the number of customers and levels of revenue have not been sufficient for Global Med to attain profitable operations. Global Med has incurred significant cumulative operating losses. Additionally, Global Med currently has an accumulated shareholders’ deficit. The ultimate success of Global Med is dependent upon a number of factors such as increasing market acceptance of its products, the addition of significant new customers and maintaining effective cost controls, none of which is assured.

NOTE 4.    INCOME TAXES

     The Company has net operating loss carry forwards of approximately $23.9 million which expire in the years 2008 to 2023. Net operating loss carry forwards of approximately $4.82 million are subject to limitation under Section 382 of the Internal Revenue Code due to the various changes in equity ownership during 2000 and 1999.

     Actual income tax benefit differs from the amount calculated using the Federal statutory tax rate as follows in ($000s):

	2003	2002	2001
Expected tax benefit	$(299)	(240)	(574)
Effect of permanent differences	133	103	275
Change in valuation allowance for deferred tax assets	193	103	339
State tax benefit, net of federal provision (benefit)	(16)	(9)	(28)
Other	(11)	43	(12)

Income tax expense	$ --	--	--

The components of the deferred tax assets and liabilities as of December 31, 2003 and 2002 are as follows in ($000s):

	2003	2002
Deferred tax assets:
Net operating loss carry forwards	$ 9,438	8,696
Allowance for uncollectible accounts and notes
Receivable	49	63
Unearned revenue and accrued expenses	746	1,202

Gross deferred tax assets	10,233	9,961
Valuation allowance	(10,213)	(9,812)

Net deferred tax assets	20	149
Deferred tax liabilities:
Capitalized software development costs	20	149

Gross deferred tax liabilities	20	149

Deferred tax assets, net	$ --	--

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     In assessing the realizability of deferred tax assets, management concluded that it is not more likely than not that the deferred tax assets would be realized. The ultimate realization of the deferred tax assets is dependent on the generation of future taxable income in the period in which the temporary differences become deductible. The Company has established a valuation allowance for deferred taxes due to the uncertainty that the deferred tax assets will be utilized.

NOTE 5.    LEASES

     The Company leases equipment and office space. Rental expense under operating leases was approximately $262 thousand, $254 thousand and $206 thousand for the years ended December 31, 2003, 2002 and 2001, respectively.

     The following represents the future minimum lease payments for all non-cancelable operating leases at December 31, 2003 in ($000s):

Operating Leases
2004	$ 200
2005	201
2006	105
2007 and thereafter	5

Total minimum lease payments	$ 511

NOTE 6.    STOCKHOLDERS’ EQUITY

     In the second quarter of 2001, the Company amended the 1997 Stock Compensation Plan. The amended 1997 Stock Compensation Plan provides for the issuance of up to 1 million registered shares of common stock to employees, consultants and others involved in the Company’s business. A total of 170 thousand shares of common stock of Global Med have been issued under the stock compensation plan as of December 31, 2003, and 830 thousand shares are available for grant under the Stock Compensation Plan.

     Stock Compensation Plan

In  2000, the Company issued 30 thousand shares of common stock to a third party for services under the stock compensation plan and authorized the issuance of 35 thousand shares to a Director of the Company in his role as active Acting Principal Financial and Accounting Officer and Treasurer. Of the 35 thousand authorized shares as of December 31, 2000, 21 thousand were issued as of December 31, 2003. The remaining shares will be issued at a rate of 7 thousand per year as they are earned. The market value of the shares that had been issued or authorized was $65 thousand, based on quoted market prices. During December 2001, the 30 thousand shares of common stock issued to a third party in 2000 were constructively returned to the Company as part of a final settlement with this third party, and these shares were returned to the Stock Compensation Plan. This resulted in the Company recognizing a reduction in the statement of operations during 2001, of $28 thousand. During the years ended December 31, 2003, 2002 and 2001, the Company recognized $7 thousand, $7 thousand, $15 thousand, respectively, in the statement of operations associated with the 35 thousand shares authorized in the year ended December 31, 2000 to be issued to a director in his role as Acting Principal Financial and Accounting Officer and Treasurer. Mr. Cook resigned as Acting Principal Financial and Accounting Officer and Treasurer in February of 2004.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Sales of Common Stock

     During 2002, the Company received $50 thousand from a third party related to the sale of approximately 111 thousand shares of the Company’s common stock. In conjunction with the sale of the common shares, the investor received the right to approximately 27 thousand warrants to purchase the same number of common shares of the Company’s stock at $1.25 per share. These warrants are exercisable for a period of five years from the date of issuance.

     During 2002, the Company received $50 thousand from a director related to the sale of approximately 111 thousand shares of the Company’s common stock. In conjunction with the sale of the common shares, the related party received the right to approximately 27 thousand warrants to purchase the same number of common shares of the Company’s stock at $1.25 per share. These warrants are exercisable for a period of five years from the date of issuance. These shares were sold and warrants issued on the same terms as those sold to a third party.

     During 2002, the Company incurred $3 thousand in fees related to the sale of common shares for cash making the total cash received $97 thousand.

     Consultancy Agreement

     The Company entered into a consultancy agreement, effective as of February 24, 2000, for a period of twenty-four (24) months, with National Financial Communications Corporation, dba OTC Financial Network (“OTC Financial”). OTC Financial provided consulting services, with the expressed intent and goal of getting the Company, or its successor or assigns, listed on the Nasdaq Stock Market which included providing financial community and investor relations for the Company; and advising the Company, as requested, regarding the financial community and investor relations.

     Upon execution of this agreement, the Company agreed to issue to OTC Financial, or its assigns, 250 thousand shares of Global Med restricted common stock.

     On the effective date of the agreement, the 250 thousand shares of common stock had a fair value of $375 thousand based on quoted market prices of the Company’s common stock. The amount was recorded as a prepaid expense and was being amortized over the term of the agreement. The Company cancelled its agreement with OTC in February 2001. As a result, the Company recognized the remaining unamortized costs associated with the 250 thousand shares in the amount of $172 thousand in 2001.

     PEOPLEMED

March and October of 2000, PeopleMed sold 50 thousand and 160 thousand shares, respectively, of its $.001 par value common stock at $1.00 per share for a total of $210 thousand. The cash payments received less offering costs are reflected as contributed capital in the accompanying financial statements. In addition, 5 thousand shares of PeopleMed common stock were granted to an officer of PeopleMed for services valued at $5 thousand.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7.    STOCK OPTION PLANS AND WARRANTS

     In the second quarter of 2001, the Company adopted the 2001 Stock Option Plan (“2001 Plan”). The 2001 Plan provides for the issuance of options to purchase up to 15 million registered shares of common stock to employees, officers, directors and consultants of the Company. Options may be granted as incentive stock options or as nonqualified stock options. Only employees of the Company are eligible to receive Incentive Options. The 2001 Plan expires on December 28, 2010. As of December 31, 2003, options to purchase 2.701 million shares of the Company’s common stock at a weighted average exercise price of $0.58 per share were outstanding under the 2001 Plan, of which 761 thousand options to purchase shares were exercisable at December 31, 2003. Options granted under the Plan vest on a straight-line basis, based on schedules as determined by the Board of Directors upon grant and generally expire 10 years after grant. During 2003, the Company issued 68 thousand stock options under the 2001 Plan.

     The Second Amended and Restated Stock Option Plan (Plan) provides for the issuance of options to purchase up to 2.2 million registered shares of common stock to employees, officers, directors and consultants of the Company. Options may be granted as incentive stock or as nonqualified stock options.

     Only employees of the Company are eligible to receive Incentive Options. As of May 31, 2000, options could no longer be issued under this Plan. As of December 31, 2003, options to purchase 1.228 million shares of the Company’s common stock at a weighted average exercise price of $1.16 per share were outstanding under the Plan, of which 1.178 million options to purchase shares were exercisable at December 31, 2003.

     In June 2003, the Company’s Board of Directors approved the 2003 Stock Option Plan (“2003 Plan”). The 2003 Plan provides for the issuance of stock options exercisable to purchase up to 5 million shares of the Company’s common stock to employees, officers, directors and consultants. As of December 31, 2003, there were options to purchase 4.61 million shares under the 2003 Plan that were issued to such persons prior to the adoption of the 2003 Plan and lacked registration rights. Although approved by the Board, the Company has not yet filed an S-8 registration statement to register the 5 million shares issuable under the 2003 Plan. The range of the exercise prices for these options is $0.56 to $2.50 per share. The weighted-average exercise price of these options is $0.69 per share. There were 3.021 million options exercisable under the 2003 Plan as of December 31, 2003.

     The Company also periodically grants options to purchase shares of restricted common stock. The shares underlying these options are not registered under the 1933 Act. As of December 31, 2003, there were options to purchase 220 thousand shares of common stock at a weighted average exercise price of $2.08 per share through 2003 were outstanding, of which 201 thousand were exercisable at December 31, 2003.

     During 2001, the Company issued 34 thousand stock options.

     In 1999, the Board of Directors approved a grant of nonqualified options, to purchase 1.5 million shares of the Company’s common stock to two officers of the Company, which are exercisable only at the earlier of (i) such time as the earnings of the Company are at least $.01 per share, reported in the Company’s audited financial statements; (ii) such time as the Company is sold or merged, or there is a change in control of the Company; or (iii) 5 years from the effective date, and are exercisable at $0.5625 per share for a period of ten years.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The following table presents the activity for options for the years ended as of December 31:

	2003		2002		2001
	Options	Price*	Options	Price*	Options	Price*
Outstanding, beginning of year	8,911,942	0.75	6,257,971	$ 0.85	6,336,971	$ 0.85
Granted	68,000	0.68	2,827,500	0.58	34,000	0.64
Forfeited/cancelled	(225,000)	0.54	(173,529)	1.31	(113,000)	1.01
Exercised	--	--	--	--	--	--

Outstanding, end of year	8,754,942	0.76	8,911,942	0.75	6,257,971	0.85

* Price reflects the weighted average exercise price.

The following table presents the composition of options outstanding and exercisable as of December 31, 2003:

	Options Outstanding			Exercisable Options
Range of exercise prices	Amount	Price*	Life*	Amount	Price*
$ 0.45 - 0.55	104,000	$ 0.48	8.8	42,000	$.49
0.56- 1.00	7,815,498	0.65	6.1	4,315,331	0.71
1.01 - 1.50	289,000	1.15	4.2	257,000	1.14
1.51 - 2.00	322,194	1.78	3.7	322,194	1.78
2.45 - 3.00	210,750	2.51	3.0	210,750	2.51
3.75 - 3.75	13,500	3.75	2.3	13,500	3.75

Total December 31, 2003	8,754,942	0.76	5.9	5,160,775	0.88

*Price and life reflect the weighted average exercise price and weighted average remaining contractual life, respectively.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Warrants

The following summarizes the outstanding warrants to purchase shares of common stock of Global Med for the years ended December 31, 2003, 2002 and 2001:

	Number of Warrants	Weighted Average Exercise Price
Balance at December 31, 2000	4,645,888	$ 2.31
Issued	10,186,430	0.50

Balance at December 31, 2001	14,832,318	$ 1.07
Issued	53,300	1.25
Cancelled	(262,800)	5.78

Balance at December 31, 2002	14,622,818	$ 0.82
Cancelled	(1,595,288)	3.29

Balance at December 31, 2003	13,027,530	$ 0.52

     Of the warrants outstanding as of December 31, 2003, 12.192 million belong to related parties. GMCAL holds warrants to purchase 11.186 million shares of common stock; eVision holds warrants to purchase 1 million shares of common stock; and Michael I. Ruxin, M.D., the Company’s CEO and Chairman holds warrants to purchase 6 thousand shares of the Company’s common stock. All of the outstanding warrants are exercisable and expire in the years 2004 to 2011.

     On June 2, 1999, the Board of Directors authorized the extension of the 10% Note Warrants. These warrants to purchase 188 thousand shares of common stock of Global Med at $3.75 per share were originally granted on June 26, 1996 and were exercisable for a period of three years, through June 26, 1999. The expiration date was extended to June 26, 2004 by the Board of Directors. All other terms remained the same. Using the Black Scholes model for estimating fair value, the Company recognized $238 thousand of financing costs expense on this transaction.

     On July 1, 2001, the Company issued 10.186 million warrants to eBanker exercisable at $0.50 per share. See Note 2 for further discussion.

     During 2002, the Company granted approximately 53 thousand warrants in conjunction with the sale of common stock. See Note 6 for further discussion.

NOTE 8.    CONTRIBUTIONS TO RETIREMENT PLAN

     The Company has a 401(k) retirement plan which covers eligible employees, as defined, of the Company (the 401(k) Plan). Employees may defer up to fifteen percent of their annual compensation up to the maximum amount as determined by the Internal Revenue Service. Under the 401(k) Plan, the Company, at its discretion, may make contributions to the plan. No Company contributions were made to the 401(k) Plan in 2003, 2002 or 2001.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9.    COMMITMENTS AND CONTINGENCIES

     The Company is charged a royalty on applicable SafeTrace Tx revenues. In April 2003, the Company entered into an agreement with its SafeTrace development partner whereby all unpaid royalties and all future royalties of SafeTrace Tx sales were waived. See Note 1 for further discussion. Royalty expenses were approximately $6 thousand, $12 thousand and $46 thousand for the years ended December 31, 2003, 2002 and 2001, respectively, and are included in cost of revenues in the accompanying statement of operations. Future royalties will be approximately 3% of applicable SafeTrace revenues. The Company is charged a commission by its marketing partners for sales on applicable SafeTrace Tx revenues. During the year ended December 31, 2003, the Company recognized a reduction in commissions charged by its marketing partners of $36 thousand associated with a Settlement Agreement which are included in sales and marketing expenses. See Note 1 for further discussion. During the year ended December 31, 2003, the Company recognized a reduction in these commission expenses of $28 thousand. During the year ended December 31, 2002 and 2001, the Company recognized commissions expense of $26 thousand and $77 thousand, respectively, which are included in sales and marketing expenses in the accompanying statement of operations.

NOTE 10.    BUSINESS SEGMENT INFORMATION

     The Company classifies its products into two core business segments: the Wyndgate Division (“Wyndgate”) and PeopleMed. Wyndgate develops, markets and supports blood tracking systems to assist community blood centers, hospitals, plasma centers and outpatient clinics in the U.S. in complying with the quality and safety standards of the FDA for the collection, transfusion, and management of blood and blood products. PeopleMed offers chronic disease management as an Application Service Provider (“ASP”). PeopleMed’s systems use the Internet to coordinate sources and users of a patient’s clinical information, including laboratory, pharmacy, primary and specialty care providers, claims, and medical records. The following presents segment information for the Company.

     The segment information for the year ended December 31, 2003 has not been presented, as PeopleMed’s financial results were not significant to the Company for this period.

Year Ended December 31, 2002
(In thousands)

	Wyndgate Division	PeopleMed	TOTAL
Revenues	$ 5,527	$1,100	$ 6,627

Income (loss) from operations	(451)	467	16
Interest income	15	--	15
Interest expense, including
Related party	(481)	--	(481)
Financing costs to a related party	(255)	--	(255)

Net income (loss)	$(1,172)	$ 467	$ (705)

Depreciation and amortization	$ 136	$ 18	$ 154

Capital expenditures	185	10	195

Identifiable assets as of
December 31, 2002	2,446	604	3,050

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11.    SUBSEQUENT EVENTS

     Debt Refinancing

     On April 14, 2004, GMIL and Global Med amended their existing financing agreements and entered into an agreement to combine the outstanding $3.829 million and $200 thousand debt agreements. The combined loan of $4.029 million was then separated into two parts: $529 thousand was converted into debt (“Remaining Debt”) and $3.5 million was converted into $1 par value preferred stock (“Preferred Stock”). The due date of the Remaining Debt is March 1, 2006. The interest rate on the Remaining Debt is 15% per year and interest on this debt is due and payable quarterly on March 1, June 1, September 1, and December 1 of each year until the Remaining Debt is paid in full. The Remaining Debt is secured by all of Global Med’s assets and is subject to the outstanding terms of November 19, 2000 financing agreement (“Loan Agreement”). As of the date of this agreement, Global Med had paid GMIL $87 thousand of the $287 thousand extension. The Remaining debt has been classified as a long-term liability as a result of this refinancing.

     The Preferred Stock can be converted into common stock at GMIL’s option, and GMIL is not able to force redemption of the Preferred Stock until March 1, 2006. The Company expects to classify the Preferred Stock as “Mezzanine Equity” in subsequent financial statements. The Company will be required to review the classification of the Preferred Stock on a quarterly basis to determine if the classification as Mezzanine Equity remains appropriate. Such review could result in the Preferred Stock being reclassified as debt prior to March 1, 2006.

     Preferred Stock

     On April 14, 2004 GMIL and Global Med amended their existing financing agreements and entered into an agreement to convert a portion of the outstanding debt totaling $3.5 million into 3.5 million shares of Series AA Preferred Stock as discussed in Note 2 to the consolidated financial statements. For the period from March 1, 2004 through February 28, 2004, the Series AA Preferred Stock has a dividend yield of 15%. During October 2004, the Company will be required to make one dividend payment in the amount of approximately $131 thousand. The remainder of the accrued dividend for the period from March 1, 2004 through February 28, 2005 will be paid out in subsequent years. On March 1, 2005, the dividend rate on the Series AA Preferred Stock increases from 15% to 21%. During 2005, the cash dividends are mandatory and due and payable on March 1, June 1, September 1, and

     December 1 during each quarter the Series AA Preferred Stock is outstanding. The Series AA Preferred Stock can be converted by GMIL into common stock of the Company at any time at a conversion rate of (2.22) shares of common stock for each shares of Series AA Preferred Stock. At any time after March 1, 2006, the Series AA Preferred Stock is redeemable at GMIL’s option. The Series AA Preferred Stock is mandatorily redeemable on March 1, 2009. If the cash dividends on the Series AA Preferred Stock are not paid within thirty (30) days after the end of the quarter, at GMIL’s option, GMIL will be paid in additional Series AA Preferred Stock equal to the value of the outstanding dividend, or common stock at the closing market price for ten (10) days preceding GMIL’s election.

     The Series AA Preferred Stock can be converted into common stock at GMIL’s option, and GMIL is not able to force redemption of the Series AA Preferred Stock until March 1, 2006. The Company expects to classify the Series AA Preferred Stock as “Mezzanine Equity” in subsequent financial statements. The Company will be required to review the classification of the Series AA Preferred Stock on a quarterly basis to determine if the classification as Mezzanine Equity remains appropriate. Such review could result in the Series AA Preferred Stock being reclassified as debt prior to March 1, 2006.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     On April 14, 2004, the Company’s Chairman and CEO, Michael I. Ruxin, M.D., agreed to convert outstanding accrued vacation and accrued wages as of February 29, 2004, valued at approximately $284 thousand into approximately 675 thousand shares of Series BB Preferred Stock (“Series BB”). The Series BB has the following terms:

°

The Series BB is convertible at a rate of one share per common per one share of Series BB at the option of the holder if Global Med’s common stock closing price reaches $0.75 per share. Upon written notice, the Series BB is convertible into of common stock.

°	The Series BB is junior to the Series AA and senior to the common stock of the Company and has a liquidation preference of $0.42 per share.

NOTE 12.    SUMMARIZED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following table sets forth certain unaudited quarterly results of operations for each of the quarters in the years ended December 31, 2003 and 2002. In management’s opinion, this unaudited information has been prepared on the same basis as the audited consolidated financial statements and includes all adjustments necessary for a fair presentation of the information for the quarters presented, when read in conjunction with the Company’s Consolidated Financial Statements and Notes thereto, included elsewhere in this Form 10-K. During the three months ended March 31 and June 30, 2003, the Company recognized $150 thousand in each of these quarters related to a termination fee associated with a significant PeopleMed.com customer. During the three months ended June 30, 2003, the Company recognized $388 thousand related to non-cash consideration in the form of a reduction of liabilities that the Company owed to a customer. In addition, during the three months ended June 30, 2003, the Company recognized $500 thousand related to non-cash settlements from one of its marketing partners whereby the Company was released from its obligation to perform services in accordance with the terms of prior agreements. See Note 1 of the consolidated financial statements for further discussion of these non-cash transactions. During the three months ended June 30, 2003, the Company had fully amortized the outstanding capitalized software development costs for SafeTrace Tx. During the three months ended December 31, 2003, the Company wrote down approximately $77 thousand in costs associated with capitalized software development for certain PeopleMed.com products. These costs related to the underlying protocols that could be used in PeopleMed’s software. The protocols were received in January of 2002 and as of December 31, 2003 had not been used incorporated into PeopleMed’s software, and the Company has no current plans to do so. This expense was included in software amortization during 2003. Amortization of capitalized software costs is included in cost of revenues in the accompanying statements of operations.

     Included in the results for the three months ended December 31, 2003, the Company recognized $81 thousand in interest income from an outstanding note receivable. Prior to this period, effectively, the Company had a valuation allowance against the accrued interest. Of the $81 thousand in interest come, $69 thousand related to prior periods. The Company reversed this valuation allowance based on improvements in the financial status of the party to the note receivable. See the “RELATED PARTIES” of Note 1 of the consolidated financial statements for further discussion.

     Included in the results for the three months ended December 31, 2002, the Company recognized $500 thousand in revenues related to the termination of a contract with a significant customer. The Company believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

(In thousands, except share and per share information)

	Quarters Ended
	December 31, 2003	September 30, 2003	June 30, 2003	March 31, 2003
Revenues	$ 1,417	$ 1,279	$ 2,291	$ 1,527
Cost of revenues	691	564	700	702

Gross profit	726	715	1,591	825

Operating expenses:
General and administrative	558	533	521	478
Sales and marketing	406	348	326	385
Research and development	170	152	158	125

Total operating expenses:	1,134	1,033	1,005	988

Income (loss) from operations	(408)	(318)	586	(163)
Interest income	82	--	2	2
Interest expense, including related	(151)	(150)	(112)	(121)
Party
Financing costs to related party	--	--	(63)	(64)

Income (loss) before income taxes	(477)	(468)	413	(346)
Income tax expense	--	--	--	--

Net income (loss)	$ (477)	$ (468)	$ 413	$ (346)

Weighted average shares outstanding:	24,545	24,545	24,545	24,545
Basic

Diluted	24,545	24,545	25,326	24,545

Net income (loss) per share-basic and	$ (0.02)	$ (0.02)	$ 0.02	$ (0.01)
Diluted

Depreciation and amortization of software	$ 122	$ 40	$ 145	$ 144
development costs included in cost
of revenues and operating expenses

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

	Quarters Ended
	December 31, 2002	September 30, 2002	June 30, 2002	March 31, 2002
Revenues	$ 1,789	$ 1,425	$ 1,832	$ 1,581
Cost of revenues	725	614	693	650

Gross profit	1,064	811	1,139	931

Operating expenses:
General and administrative	506	512	481	494
Sales and marketing	426	382	364	288
Research and development	126	146	94	110

Total operating expenses:	1,058	1,040	939	892

Income (loss) from operations	6	(229)	200	39
Interest income	10	1	2	2
Interest expense, including related	(120)	(119)	(119)	(123)
Party
Financing costs to related party	(64)	(63)	(64)	(64)

Income (loss) before income taxes	(168)	(410)	19	(146)
Income tax expense	--	--	--	--

Net income (loss)	$ (168)	$ (410)	$ 19	$ (146)

Weighted average shares outstanding:
Basic	24,538	24,538	24,490	24,379

Diluted	24,538	24,538	30,949	24,379

Net income (loss) per share-basic and
Diluted	$ (0.01)	$ (0.02)	$ 0.00	$ (0.01)

Depreciation and amortization of software
development costs included in cost
of revenues and operating expenses	$ 150	$ 165	$ 156	$ 164

FINANCIAL INFORMATION

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,224	$ 983
Accounts receivable-trade, net	827	286
Accrued revenues, net	96	72
Prepaid expenses and other assets	275	97

Total current assets	2,422	1,438
Equipment, furniture and fixtures, net	309	238
Capitalized software development costs, net	24	52
Notes receivable and accrued interest	517	481

Total assets	$3,272	$2,209

See accompanying notes to unaudited condensed consolidated financial statements.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)
(In thousands)

	September 30, 2004	December 31, 2003
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$ 234	$ 304
Accrued expenses	666	623
Accrued payroll	208	174
Accrued compensated absences	270	501
Noncompete accrual	35	35
Deferred revenue	2,619	1,375
Accrued dividends	243	--
Capital lease obligation, current portion	6	--

Total current liabilities	4,281	3,012
Capital lease obligation, less current portion	86	--
Deferred revenue, less current portion	--	14
Financing agreements, related parties	529	529
Indebtedness due in 2004, related party as preferred stock in 2004, related party	--	3,500

Total liabilities	4,896	7,055

COMMITMENTS AND CONTINGENCIES
Convertible redeemable Preferred Stock Series AA, $.01 par value:
Authorized shares — 3,500; 3,500 issued and outstanding (liquidation preference
of $3,500)	3,493	--
STOCKHOLDERS’ DEFICIT:
Preferred Stock, $.01 par value: Authorized shares-5,725, none issued or outstanding
Convertible Preferred Stock Series A, $.01 par value: Authorized shares - 100, none issued or outstanding
Convertible Preferred Stock Series BB, $.01 par value: Authorized shares - 675;
675 issued and outstanding (liquidation preference of $284)	284	--
Common stock, $.01 par value: Authorized shares - 90,000; issued and outstanding shares - 26,151 and 24,545 at September 30, 2004 and
December 31, 2003, respectively	261	245
Additional paid-in capital	35,327	34,631
Accumulated deficit	(40,989)	(39,722)

Total stockholders deficit	(5,117)	(4,846)

Total liabilities and stockholders’ deficit	$ 3,272	$ 2,209

See accompanying notes to unaudited condensed consolidated financial statements.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share information)

	Three months ended September 30,
	2004	2003
	(Unaudited)	(Unaudited)
Revenues	$ 1,794	$ 1,279
Cost of revenues	587	540

Gross profit	1,207	739
OPERATING EXPENSES:
General and administrative	644	525
Sales and marketing	377	342
Research and development	236	150
Depreciation and software amortization	41	40

Operating expenses	1,298	1,057

Loss from operations before other income (expense)	(91)	(318)
OTHER INCOME (EXPENSE):
Interest income	13	--
Interest expense	(2)	--
Interest expense, related party	(19)	(150)

Total other income expense	(8)	(150)

Provision for income taxes	--	--

Net loss	$ (99)	$ (468)
Preferred dividends, related parties	(159)	--

Net loss available to common shareholders	(258)	(468)
Basic and diluted loss per common share	$ (0.01)	$ (0.02)

Weighted average number of common shares outstanding-
Basic and diluted	26,116	24,545

See accompanying notes to unaudited condensed consolidated financial statements.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share information)

	Nine months ended September 30,
	2004	2003
	(Unaudited)	(Unaudited)
Revenues	$ 4,607	$ 5,097
Cost of revenues	1,771	1,683

Gross profit	2,836	3,414
OPERATING EXPENSES:
General and administrative	1,828	1,509
Sales and marketing	1,071	1,042
Research and development	569	429
Depreciation and software amortization	114	329

Operating expenses	3,582	3,309

Income (loss) from operations before other income (expense)	(746)	105
OTHER INCOME (EXPENSE):
Interest income	38	4
Interest expense	(2)	--
Interest expense, related party	(209)	(383)
Amortization of financing costs	--	(127)

Total other income (expenses)	(173)	(506)

Provision for income taxes	--	--

Net loss	$ (919)	$ (401)
Preferred dividends, related parties	(348)	--

Net loss available to common shareholders	(1,267)	(401)

Basic and diluted loss per common share	$ (0.05)	$ (0.02)

Weighted average number of common shares outstanding-
basic and diluted	25,433	24,545

See accompanying notes to unaudited condensed consolidated financial statements.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
(In thousands)

	Convertible Preferred	Series BB Stock	Common Stock		Additional paid-in	Accumulated
	Shares	Amount	Shares	Amount	capital	deficit	Total
Balances, December 31, 2003	--	--	24,545	$245	$34,631	$(39,722)	$(4,846)
Issuance of Convertible Series BB
Preferred stock, related party
(unaudited)	675	$284	--	--	--	--	284
Issuance of common shares for
cash, net of issuance costs of
$61 thousand (see note 5)
(unaudited)	--	--	1,525	16	533	--	549
Issuance of options (unaudited)	--	--	--	--	7	--	7
Issuance of common shares for
services, related party (see
note 5) (unaudited)	--	--	7	--	6	--	6
Dividends on Series AA Preferred
Stock, related party (unaudited)	--	--	--	--	77	(320)	(243)
Dividend on Series BB Preferred
Stock, related party (see note
5) (unaudited)	--	--	--	--	28	(28)	--
Issuance of common shares for
entering into a stock purchase
agreement (see note 5)
(unaudited)	--	--	50	--	32	--	32
Issuance of common shares for
services (unaudited)	--	--	24	--	13	--	13
Net loss (unaudited)	--	--	--	--	--	(919)	(919)

Balances, September 30, 2004
(unaudited)	675	$284	26,151	$261	$35,327	$(40,989)	$(5,117)

See accompanying notes to unaudited condensed consolidated financial statements.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine months ended September 30,
	2004	2003
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (919)	$(401)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and software amortization	114	329
Issuance of common stock for payment of interest, related party	--	221
Amortization of discount on note payable, related party	--	12
Bad debt expense, (credit)	(20)	(15)
Amortization of financing costs	--	127
Common stock, options and warrants issued
for services and other, net	26	37
Non-cash settlements	--	(924)
Changes in operating assets and liabilities:
Accounts receivable-trade, net	(549)	469
Accrued revenues, net	4	191
Prepaid expenses and other assets	(146)	56
Accrued interest, notes receivable	(36)	(56)
Accounts payable	(70)	62
Accrued expenses	43	(193)
Accrued payroll	94	83
Accrued compensated absences	(7)	18
Deferred revenue	1,230	79

Net cash (used in) provided by operating activities	(236)	95

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment, furniture and fixtures	(62)	(44)
Maturities of investments	--	60
Note receivable	--	(30)
Increase in capitalized software development	--	(19)

Net cash used in investing activities	(62)	(33)

See accompanying notes to unaudited condensed consolidated financial statements.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(In thousands)

	Nine months ended September 30,
	2004	2003
	(Unaudited)	(Unaudited)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common shares for cash	$ 549	$ --
Costs associated with preferred stock issuance	(7)	--
Principal payments under capital lease obligations	(3)	--

Net cash provided by financing activities	539	--

Net increase in cash and cash equivalents	241	62
Cash and cash equivalents at beginning of period	983	1,007

Cash and cash equivalents at end of period	$ 1,224	$1,069

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION AND NON-CASH TRANSACTIONS

The Company paid $242,000 and $200,000 for interest for the nine months ended September 30, 2004 and 2003, respectively. Of the $242,000 paid for interest during the nine months ended September 30, 2004, $240,000 represented interest paid on the related party financing agreements. Of the $200,000 paid for interest in 2003, $200,000 represented the payment of prepaid interest for a portion of the interest payments due for the period from July 1, 2003 to January 1, 2004, related to the Company’s $3.829 million financing agreement with a related party. The Company recognized approximately $7,000 and $17,000 for the nine months ended September 30, 2004 and 2003, respectively, in expenses related to the issuance of options mainly for prepaid marketing and options issued to consultants.

On April 14, 2004, the Company entered into an agreement whereby $3,500,000 of related party debt was converted into Series AA Preferred Stock. See notes 3 and 5 of the financial statements for further discussion.

In July 2004, the Company entered into a capital lease for equipment valued at $95,000.

The Company issued restricted common shares to a related party for services valued at $6,000 at September 30, 2004 and 2003.

The Company issued 50,000 restricted common shares valued at $32,000 to a third party for entering into a stock purchase agreement. See note 5 of the financial statements for further discussion.

The Company issued approximately 24,000 restricted common shares valued at $13,000 to a third party as consideration for consulting services.

The Company accrued dividends on the Series AA Preferred Stock to a related party totaling $243,000 for the first nine months of September 30, 2004.

In addition to the accrued dividends on the Series AA Preferred Stock, the Company recognized additional dividends of approximately $77,000 as a result of the intrinsic value of the beneficial conversion feature associated with the conversion rights that allow for the conversion of on the Series AA Preferred Stock into the Company’s common stock as of April 14, 2004. The Company recognized additional dividends of approximately $28,000 as a result of the intrinsic value of the beneficial conversion rights that allow the conversion of the Series BB Preferred Stock into the Company’s common stock. These conversion rights became effective on August 20, 2004. See note 5 of the financial statements for further discussion.

See accompanying notes to unaudited condensed consolidated financial statements.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(In thousands)

The Company converted approximately $60,000 of accrued payroll and approximately $224,000 of accrued compensated absences into approximately $284,000 of Series BB Preferred Stock. See Note 5 of the financial statements for further discussion.

See accompanying notes to unaudited condensed consolidated financial statements.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2004

1.    BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of Global Med Technologies, Inc. and Subsidiary (the “Company” or “Global Med”) have been prepared by management in accordance with generally accepted accounting principles for interim financial information and with the regulations of the Securities and Exchange Commission. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation of their financial position at September 30, 2004 and the results of their operations for the three and nine months ended September 30, 2004 and 2003 have been included.

While management believes the disclosures presented are adequate to prevent misleading information, it is suggested that the accompanying unaudited consolidated financial statements be read in conjunction with the audited consolidated financial statements and the notes thereto contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission. The interim results of operations for the three and nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for any other interim period of 2004 or for the year ending December 31, 2004.

On November 28, 2001, the shareholders of eVision International, Inc. (“eVision”) approved a transaction, which transferred certain of the assets of eVision to Online Credit Limited (“Online Credit”) as satisfaction of the certain obligations eVision had with Online Credit. As a result, all of Global Med’s common shares held by eVision and all eBanker USA.com, Inc.‘s (“eBanker”) common shares and warrants held by eVision were transferred to Online Credit. Consequently, as of November 28, 2001, Global Med remained a consolidated entity of eBanker for accounting purposes; however, eBanker was then directly controlled by Online Credit instead of eVision.

The Company recognizes deferred tax liabilities and assets based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change of tax rates is recognized in income in the period that includes the enactment date.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Global Med provides information management software products and services to the health care industry and operates in two business segments. (See Note 7).

Revenue Recognition

Some of the Company’s contracts with customers require significant customization of the software or have services that are essential to the functionality of the software. The Company recognizes revenues from these contracts over the period the services are performed, in accordance with AICPA Statement of Position 97-2, “Software Revenue Recognition.”

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2004 (continued)

Non-Cash Settlements

In April 2003, the Company signed an agreement with its SafeTrace Tx® development partner, The Institute for Transfusion Medicine (“ITXM”), related to ITXM’s purchase of certain software from the Company. In addition to certain cash consideration for the software purchase, ITXM agreed to relinquish any rights that ITXM had to existing and future royalties. As of April 2003, the Company owed ITXM approximately $121,000 for royalties on the sale of SafeTrace Tx®. In addition, ITXM relinquished its right to receive future royalties on SafeTrace Tx® sales which were assessed at 4% of the net software license fee. ITXM, as part of this agreement, also relinquished the right to receive future upgrades and maintenance and support that were part of a January 1998 settlement agreement associated with the development of SafeTrace Tx®. The remaining value of these penalties as of the signing of the agreement was approximately $267,000 and was previously included in deferred revenue. As a result, the Company recognized approximately $388,000 in revenues as a result of the reduction in liabilities associated with the delivery of certain software to ITXM. Therefore, for the nine months ended September 30, 2003, approximately $388,000 in revenues related to this non-cash consideration is included in the Company’s statement of operations.

In June 2003, the Company signed a settlement agreement (the “Settlement Agreement”) with Ortho Clinical Diagnostics, Inc. (“Ortho”), whereby by all of the Company’s outstanding obligations to and from Ortho were released. As a result, the Company was released from its obligation to provide Ortho with $500,000 in software development work for which it had received payment from Ortho in 1997 as part of the exclusivity agreement the Company signed with Ortho in 1997. In addition, the Company was released from all other obligations to Ortho which included liabilities amounting to approximately $36,000 for sales distribution commissions. For the nine months ended September 30, 2003, the Company recognized $500,000 in revenues associated with this Settlement Agreement and Ortho’s waiver of its right to software development services and a reduction in sales and marketing expenses of $36,000 associated with the release of the Company from its obligation to pay commissions to Ortho for prior sales. Therefore, for the nine months ended September 30, 2003, approximately $500,000 in revenues related to this non-cash consideration is included in the Company’s statement of operations.

The Company’s Manufacturer’s Representative and Software Development Agreement (“OCD Agreement”) signed with Ortho during June 1999 expired in June 2003.

Recently Issued Accounting Principles

None.

Certain prior period amounts have been reclassified to conform with the current period presentation.

2.   RELATED PARTIES

Global Med is financed primarily through lending arrangements with Global Med International Limited (“GMIL”), which is a subsidiary of eBanker. These lending arrangements were originated by eBanker and transferred, along with eBanker’s ownership in Global Med, to Global Med China Asia Limited (“GMCAL”) in October 2002, and then the lending arrangements were transferred to GMIL in September 2003. Until November 28, 2001, eBanker was a consolidated subsidiary of eVision. eVision is 10.4% owned by China Credit Holdings Limited (“China Credit”), formerly Heng Fung Holdings Limited, and its subsidiary, Online Credit and Heng Fung Singapore Ptc. Limited. Currently, GMCAL is a shareholder of Global Med. Until November, 2001 and November, 2002, eVision was also a shareholder of Global Med. Additionally, eVision and GMCAL each holds warrants to acquire 1 million and 11.186 million shares, respectively, of Global Med’s common stock with exercise prices that range from $0.25-$0.50 per share. As discussed further below and in the accompanying financial statements, in November 2000, eBanker and Global Med entered into a series of equity transactions that resulted in Global Med becoming a consolidated subsidiary of eBanker and eVision effective November 2000.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2004 (continued)

2.   RELATED PARTIES (continued)

On November 28, 2001, the shareholders of eVision approved a transaction, which transferred certain of the assets of eVision to Online Credit as satisfaction of the certain obligations eVision had with Online Credit. As a result, all of Global Med’s common shares held by eVision and all eBanker’s common shares and warrants held by eVision were transferred to Online Credit. Consequently, as of November 28, 2001, Global Med remained a consolidated entity of eBanker for accounting purposes; however, eBanker then became directly controlled by Online Credit instead of eVision.

During the nine months ended September 30, 2004 and 2003, eVision provided the Company with various accounting services for which the Company incurred $18,000 and $36,000 in general and administrative expenses, respectively. During the nine months ended September 30, 2004 and 2003, the Company incurred $203,000 and $365,000, respectively, in interest charges from GMIL. For the nine months ended September 30, 2004 and 2003, the Company incurred $6,000 and $18,000, respectively, in interest charges on a note from a foreign subsidiary of eBanker. As of September 30, 2004 and December 31, 2003, the Company had accrued liabilities consisting of accounting services expense in the amounts of $110,000 and $92,000, respectively, from eVision. The Company had accrued interest to related parties in the amount of $69,000 and $99,000 as of September 30, 2004 and December 31, 2003, respectively. The Company had accrued dividends to GMIL as of September 30, 2004 in the amount of $243,000, none as of December 31, 2003. These amounts are included in accrued dividends in the accompanying balance sheets.

As of June 21, 2002, the disinterested directors of the Company’s Board of Directors had approved borrowings to a related party totaling $370,000. During the year ended December 31, 2002, the Company’s Notes Receivable, related party balance, increased $290,000 to a total of $370,000 as a result of funds advanced in the form of promissory notes to this entity controlled by a, then, director of the Company, Jeff Busch. The notes bear interest at 12% per year and mature in 2006. During the year ended December 31, 2001, the Company had lent $80,000 to this entity. In addition, the CEO and Chairman of Global Med, Michael I. Ruxin, M.D., was also on the board of directors of this entity controlled by Jeff Busch. Dr. Ruxin resigned as director of the related entity effective December 12, 2002. Jeff Busch resigned his position as a director of the Company and PeopleMed effective December 12, 2002. As a result, Jeff Busch and the entity controlled by Jeff Busch are no longer related parties of the Company. On March 10, 2003, the Company’s Board of Directors approved and subsequently funded additional borrowings to the entity controlled by Jeff Busch in the amount of $30,000. The outstanding note receivable balance as of September 30, 2004 was $400,000. The Company had recognized $117,000 in accrued interest on this note receivable as of September 30, 2004.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2004 (continued)

3.   FINANCING AGREEMENTS, RELATED PARTY

On April 7, 2003, GMCAL and Global Med entered into an agreement to extend the repayment date of the $3.829 million loan from July 1, 2003 to January 1, 2004. As part of the November 19, 2000 Loan Agreement, there exists a personal guarantee of Dr. Michael I. Ruxin, up to $650,000 plus pro rata accrued interest. The personal guarantee is limited to certain of Dr. Ruxin’s assets and remains in full force and effect. In consideration for the extension, Global Med agreed to pay GMCAL a fee of $287,000, which includes the extension fee, and all interest due for the period from July 1, 2003 to January 1, 2004. As of the date of this agreement, Global Med had paid GMCAL $200,000 of the $287,000 extension fee and the remaining $87,000 for the extension fee and interest was paid during April of 2004.

As of September 2003, all of the Company’s outstanding related party debt totaling $4.029 million had been transferred to GMIL, a subsidiary of eBanker.

On October 29, 2003, eBanker and Global Med entered into an extension agreement for the $200,000 loan and promissory note dated June 18, 2002. The principal loan amount of $200,000 was extended until January 1, 2004 with interest accruing from July 1, 2003 to January 1, 2004 (“Extension Period”) at 12% per annum. Interest for the Extension Period is payable on July 1, 2004. All other terms and conditions remained in effect. As of December 31, 2003, principal of $200,000 and accrued interest of $12,000 were outstanding.

On April 14, 2004, GMIL and Global Med amended their existing financing agreements and entered into an agreement to combine the outstanding $3.829 million and $200,000 debt agreements. The combined loan of $4.029 million was then separated into two parts: $529,000 remained as debt (“Remaining Debt”) and $3.5 million was converted into 3.5 million shares of preferred stock (“Preferred Stock”). The Company incurred approximately $7,000 of cash issuance costs associated with this conversion. The due date of the Remaining Debt is March 1, 2006. The interest rate on the Remaining Debt is 15% per year and interest on this debt is due and payable quarterly on March 1, June 1, September 1, and December 1 of each year until the Remaining Debt is paid in full. The Remaining Debt is secured by all of Global Med’s assets and is subject to the outstanding terms of November 19, 2000 financing agreement (“Loan Agreement”). The Remaining Debt may not be paid so long as any portion of the $ 3.5 million in Preferred Stock remains outstanding and unsatisfied. The Remaining debt has been classified as a long-term liability as a result of this refinancing.

If Global Med defaults on the repayment of any amount borrowed under the financing agreements initiated with eBanker, all of the Board of Directors of Global Med will be required to resign and GMIL will have the right to appoint all new members.

With the conversion of a portion of the outstanding debt into Series AA Preferred Stock, GMIL received certain beneficial conversion features. As a result, the Company recognized $77,000 in deemed preferred stock dividends associated with conversion of a portion of the debt into convertible Series AA Preferred Stock during the three and nine months ended September 30, 2004.

At September 30, 2004 and December 31, 2003, accrued interest of $69,000 and $99,000 , respectively, were outstanding under the terms of the debt agreements. These amounts are included in accrued expenses.

Further discussion of debt financing can be found in the Company’s Form 10-K in Note 2 of the audited financial statements for the year ended December 31, 2003.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2004 (continued)

4.    PEOPLEMED.COM, INC.

During 1999, Global Med formed a subsidiary, PeopleMed.com, Inc., (“PeopleMed”) a Colorado corporation, which is approximately 83% owned by the Company, to develop a software application designed to give HMO providers and other third party payers access to clinical information for chronic disease patients. This application allows doctors and other medical employees access to a patient’s history. The remaining 17% of PeopleMed is owned by third parties, certain officers and directors of Global Med. There is no minority interest reflected in the September 30, 2004 or December 31, 2003 balance sheets because PeopleMed had a stockholders’ deficit at those dates.

5.    STOCKHOLDERS’ DEFICIT

Stock Compensation

In 2000, the Company authorized the issuance of 35,000 shares of common stock to an officer of the Company. Of the 35,000 shares, 28,000 had been issued as of September 30, 2004. The remaining shares will be issued at a rate of 7,000 per year as they are earned. During the nine months ended September 30, 2004, the Company recognized approximately $6,000 in compensation expense in the statements of operations related to the vesting of these shares.

As permitted under the provisions of SFAS No. 123, the Company has elected to account for stock-based compensation using the intrinsic value method prescribed by APB 25. Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price or fair value of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock.

Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement using a Black-Scholes option pricing model. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period.

Had compensation cost for the Company’s stock-based compensation plans been determined consistent with SFAS No. 123, the Company’s pro forma amounts would have been as indicated:

	Nine Months Ended September 30,
	2004	2003
Net loss as reported	$ (919,000)	$ (401,000)
Add: Stock-based compensation expense
included in reported net income (loss), net
of related tax effect	--	--
Deduct: Total stock-based compensation expenses
determined under fair value based method for all awards, net of
related tax effects	(1,161,000)	(938,000)

Pro forma	(2,080,000)	(1,339,000)
Pro forma net loss under SFAS 123
Net loss per share as reported	(0.05)	(0.02)
Pro forma net loss per share under SFAS 123	(0.08)	(0.05)
Assumptions:
Dividend Yield	--	--
Volatility factor	385%	351%
Risk free interest rate	2.97%	3.03%
Expected Life of Option (in years)	5.9	6.9

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2004 (continued)

5.    STOCKHOLDERS’ DEFICIT (continued)

The estimated fair value of the total options granted during the nine months ended September 30, 2004 and 2003 was $45,000 and $46,000, respectively.

Issuance of Warrants

On July 1, 2001, eBanker received the right to receive 10.186 million warrants for the purchase of the Company’s common stock at $0.50 per share. The warrants were issued in accordance with the terms of the November 19, 2000 Financing Agreement between the Company and eBanker. The number of warrants issued was calculated based on the outstanding principal balance on the Company’s loan with eBanker as of July 1, 2001. The warrants expire on July 1, 2011. In accordance with the terms of the November 2000 financing agreement between the Company and eBanker, the Company is obligated to register and maintain current registration on the shares, underlying the warrants, for resale under the Securities Act of 1933 (“1933 Act”). The Company has not yet registered the shares underlying these warrants. The Company used independent, third party consultants for estimating the fair value of the warrants to purchase 10.186 million shares of the Company’s common stock. The warrants were valued at $510,000. The Company recorded $510,000 in deferred financing costs associated with the issuance of these warrants as of July 1, 2001. The Company ratably amortized the costs associated with these warrants over 24 months, the remaining life of the note payable as of July 1, 2001. The Company recognized approximately $0 and $127,000, respectively, in financing costs related to the issuance of these warrants for the nine months ended September 30, 2004 and 2003.

In June 2003, the Company’s Board of Directors approved the 2003 Stock Option Plan (“2003 Plan”). The 2003 Plan provides for the issuance of stock options exercisable to purchase up to 5 million shares of the Company’s common stock to employees, officers, directors and consultants. The Board of Directors also approved the inclusion of options to purchase approximately 4.707 million shares under the 2003 Plan that were issued to such persons prior to the adoption of the 2003 Plan and lacked registration rights. The Company filed an S-8 registration statement to register the 5 million shares issuable under the 2003 Plan on May 20, 2004. The range of the exercise prices of the 4.707 million options is $0.45 to $1.50 per share. The weighted- average exercise price of these options is $0.68 per share.

Private Placement

During the nine months ended September 30, 2004, the Company received net proceeds of $549,000 from the sale of 1.525 million shares of unregistered common stock. The price per share price was $0.40. These shares have piggyback registration rights under certain conditions. As a result of the private placement, the Company incurred costs of approximately $61,000. In addition, the Company issued 125,000 warrants to purchase unregistered common shares of the Company’s stock at $0.40 per share as part of this transaction. The common shares underlying these warrants have piggyback registration rights under certain conditions. The Company plans on using the proceeds of the private placement for general working capital purposes.

Preferred Stock

On April 14, 2004 GMIL and Global Med amended their existing financing agreements and entered into an agreement to convert a portion of the outstanding debt totaling $3.5 million into 3.5 million shares of Series AA Preferred Stock, as discussed in Note 11 in the Form 10-K in the audited financial statements for the period ended December 31, 2003. For the period from March 1, 2004 through February 28, 2005, the Series AA Preferred Stock has a dividend yield of 15%. On March 1, 2005, the dividend rate on the Series AA Preferred Stock increases from 15% to 21%. During October 2004, the Company made one dividend payment in the amount of approximately $131,000. The remainder of the accrued dividend for the period from March 1, 2004 through February 28, 2005 will be paid in 2005. During 2005, the cash dividends are mandatory and due and payable on March 1, June 1, September 1, and December 1 during each quarter the Series AA Preferred Stock is outstanding. The Series AA Preferred Stock can be converted by GMIL into common stock of the Company at any time at a conversion rate of (2.222) shares of common stock for each share of Series AA Preferred Stock. Therefore, the Series AA Preferred Stock is convertible into approximately 7.777 million common shares. At any time after March 1, 2006, the Series AA Preferred Stock is redeemable at GMIL’s option at $1 per share. The Series AA Preferred Stock is mandatorily redeemable on March 1, 2009. If the cash dividends on the Series AA Preferred Stock are not paid within thirty (30) days after the end of the quarter, at GMIL’s option, GMIL will be paid in additional Series AA Preferred Stock equal to the value of the outstanding dividend, or common stock at the closing market price for ten (10) days preceding GMIL’s election.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2004 (continued)

5.    STOCKHOLDERS’ DEFICIT (continued)

The Series AA Preferred Stock can be converted into common stock at GMIL’s option, and GMIL is not able to force redemption of the Series AA Preferred Stock until March 1, 2006. The Company has classified the Series AA Preferred Stock as “Mezzanine Equity” in these financial statements. The Company will be required to review the classification of the Series AA Preferred Stock on a quarterly basis to determine if the classification as Mezzanine Equity remains appropriate. Such review could result in the Preferred Stock being reclassified as debt prior to March 1, 2006.

On April 14, 2004, the Company’s Chairman and CEO, Michael I. Ruxin, M.D., agreed to convert his outstanding accrued vacation and accrued wages as of February 29, 2004, valued at approximately $284,000, into approximately 675,000 shares of Series BB Preferred Stock (“Series BB”). The Series BB has the following terms:

°

Each Series BB share is convertible into one common share at the option of the holder if Global Med’s common stock closing price reaches $0.75 per share on any day. During the third quarter ended September 30, 2004, the Company’s stock closed above $0.75 per share, and the Series BB is now convertible into the Company’s common stock upon written notice by Dr. Ruxin. As a result, the Company recorded a dividend of $28,000 associated with the beneficial conversion feature associated with the Series BB.

°	The Series BB is junior to the Series AA and senior to the common stock of the Company and has a liquidation preference of $0.42 per share.

Issuance of Common Stock

The Company issued 50,000 restricted common shares valued at $32,000 to a third party for entering into a stock purchase agreement. (See note 8 for further discussion.)

Anti-Dilution Provisions

Certain of the Company’s outstanding warrant agreements contain anti-dilution provisions. As a result of the recent equity transactions with respect to the issuance of preferred stock and sale of common stock, these anti-dilution provisions have been activated and could result in the issuance of additional shares of common stock in the event these warrants are exercised. In the event all of the warrants with anti-dilution provisions are exercised, the Company would be required to issue approximately 430,000 additional shares of common stock.

6.    LOSS PER SHARE

Basic net loss per common share excludes dilution and is computed by dividing net loss by the weighted-average number of common shares outstanding during the periods presented. Diluted net loss per common share reflects the potential dilution of securities that could participate in the earnings unless their effect is antidilutive. Stock options, warrants outstanding and their equivalents are included in diluted computations through the “treasury stock method” unless they are antidilutive. Convertible securities are included in diluted computations through the “if converted” method unless they are antidilutive. Common share equivalents are excluded from the computation, as their effect would be antidilutive. For the three months ended September 30, 2004 and 2003 approximately 12.6 million and 700,000 equivalent dilutive securities (primarily common stock options, convertible preferred stock and warrants), respectively, have been excluded from the weighted-average number of common shares outstanding for the diluted net loss per share computation as they are antidilutive. For the nine months ended September 30, 2004 and 2003, approximately 7.4 million and 1.6 million equivalent dilutive securities were outstanding (primarily common stock options, warrants and convertible preferred stock), respectively.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2004 (continued)

6.    LOSS PER SHARE (continued)

The following table sets forth the computation of basic and diluted earnings per share for the nine and three months ended September 30, 2004 and 2003:

	Nine months ended September 30,		Three months ended September 30,
	2004	2003	2004	2003
	In 000s
Weighted average number of shares used in the basic
earnings per share computation	25,433	24,545	26,116	24,545
Effect of dilutive securities:
Common stock options	198	19	571	--
Common stock warrants	2,017	1,280	3,581	684
Convertible series AA Preferred Stock,
Related party	4,784	--	7,777	--
Convertible Series BB Preferred Stock,
Related party	416	--	675	--

Dilutive potential common shares	7,415	1,299	12,604	684

Adjusted weighted average number shares used in diluted
earnings per share computation	32,848	25,844	38,720	25,229

The effects of potentially dilutive securities for the nine and three months ended September 30, 2004 have not been included in the calculation of diluted earnings per share in the statement of operations as the effects were antidilutive.

7.    BUSINESS SEGMENT INFORMATION

The Company classifies its products into two core business segments: the Wyndgate division (“Wyndgate”) and PeopleMed. Wyndgate develops, markets and supports blood tracking systems to assist community blood centers, hospitals, plasma centers and outpatient clinics in the U.S. in complying with the quality and safety standards of the FDA for the collection, transfusion, and management of blood and blood products. PeopleMed offers chronic disease management as an Application Service Provider (“ASP”). PeopleMed’s systems use the Internet to coordinate sources and users of a patient’s clinical information, including laboratory, pharmacy, primary and specialty care providers, claims, and medical records. For the nine months ended September 30, 2003, $300,000 of PeopleMed’s revenues came from revenues associated with the termination of a contract with a significant customer. The segment information for the nine months ended September 30, 2004 has not been presented as PeopleMed’s financials were not deemed significant.

GLOBAL MED TECHNOLOGIES, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2004 (continued)

7.    BUSINESS SEGMENT INFORMATION (continued)

	Nine Months Ended September 30, 2003 (In thousands)
	Wyndgate Division	PeopleMed	TOTAL
Revenues	$ 4,670	$427	$ 5,097

Income from operations before other income
(expense)	85	20	105
Interest income	4	--	4
Interest expense	(383)	--	(383)
Amortization of financing costs	(127)	--	(127)

Net income (loss)	$ (421)	$ 20	$ (401)

Depreciation and amortization	$ 287	$ 42	$ 329

Capital expenditures	$ 44	--	$ 44

Identifiable assets as of September 30,
2003	$ 1,832	$339	$ 2,171

8.    SUBSEQUENT EVENT

On October 8, 2004, the Company entered into a common stock purchase agreement (“Purchase Agreement”) with Fusion Capital Fund II, LLC, (“Fusion Capital”) a Chicago based institutional investor, whereby Fusion Capital has agreed to purchase up to $8.0 million of common stock over a 32-month period. Specifically, after the Securities & Exchange Commission has declared effective a registration statement, each month Global Med has the right to sell to Fusion Capital $250,000 of its common stock at a purchase price based upon the market price of Global Med’s common stock on the date of each sale without any fixed discount to the market price. At the Company’s sole option, Fusion Capital can be required to purchase lesser or greater amounts of common stock, within certain ranges, each month up to $8.0 million in the aggregate. The Company has the right to control the timing and the amount of stock sold to Fusion Capital. Global Med also has the right to terminate the agreement at any time without any additional cost. Fusion Capital has agreed not to engage in any direct or indirect short selling or hedging of the common stock in any manner whatsoever.

As part of the execution of the Purchase Agreement, the Company is required to issue approximately 487,000 shares of restricted common stock to Fusion Capital prior to the any purchase of registered shares. In addition, under the terms of the Purchase Agreement, the Company is required to reserve 10 million shares for issuance to Fusion Capital. As Fusion Capital purchases the 10 million shares, the Company will be required to issue an additional 487,000 shares of common stock ratably as these shares are purchased. The Board of Directors of the Company approved this transaction on September 28, 2004.

On July 7, 2004 the Company executed a preliminary agreement (“Preliminary Agreement”) with Fusion Capital as a precursor to the Purchase Agreement. As part of the Preliminary Agreement, the Company issued 50,000 restricted shares of common stock. In addition, the Company agreed to reimburse Fusion Capital for $15,000 in expenses associated with the transaction discussed above. The Company paid Fusion Capital the $15,000 in October 2004.

The Company agreed to provide a third party with 50,000 warrants to purchase the same number of common shares of the Company with the execution of the Purchase Agreement. The warrants are priced at $0.57 per share, the closing price of the Company’s stock on the date of execution of the Purchase Agreement, October 8, 2004, and expire on October 8, 2009.

A more detailed description of the transaction is set forth in the Company’s report on Form 8-K, recently filed with the SEC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

Securities and Exchange Commission Registration Fee	$ 5,000
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$50,000
Other	$20,000
TOTAL	$85,000

     All amounts except the Securities and Exchange Commission registration fee are estimated. No portion of the expenses associated with this offering will be borne by the selling stockholders. The Company could incur additional fees of up to $150,000 based on sales of Common Stock to Fusion Capital under the Common Stock Purchase Agreement as contemplated in this registration statement.

ITEM 14.    INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Colorado Business Corporation Act (the “Act”) generally allows for the indemnification of directors, officers, employees and agents of a corporation against liabilities incurred in any proceeding in which an individual is made a party because he was a director, officer, employee or agent of the corporation if such person conducted himself in good faith and reasonably believed his actions were in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Global Med’s Articles of Incorporation provide that Global Med (i) shall indemnify and advance expenses to a director or officer in connection with a proceeding to the fullest extent permitted or required by and in accordance with the Act, and (ii) may, as determined by the Board of Directors in a specific instance or by resolution of general application, indemnify and advance expense to an employee, fiduciary or agent in connection with a proceeding to the extent permitted or required by and in accordance with the Act.

     Global Med’s Bylaws provide that a director of Global Med shall perform his or her duties as a director, including his or her duties as a member of any committee of the Board upon which he or she may serve, in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. In performing his or her duties, a director shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, in each case prepared or presented by persons and groups listed below; but he or she shall not be considered to be acting in good faith if he or she has knowledge concerning the matter in question that would cause such reliance to be unwarranted. A person who so performs his or her duties shall not have any liability by reason of being or having been a director of the corporation. Those persons and groups on whose information, opinions, reports, and statements a director is entitled to rely upon are:

     (a)    one or more officers or employees of Global Med whom the director reasonably believes to be reliable and competent in the matters presented;

     (b)    Counsel, public accountants, or other persons as to matters which the director reasonably believes to be within such persons’ professional or expert competence; or

     (c)    A committee of the Board upon which he or she does not serve, duly designated in accordance with the provision of the Articles of Incorporation or Bylaws, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

     The foregoing is qualified in its entirety by reference to the Act and Global Med’s Articles of Incorporation and Bylaws and shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled or subsequently acquire under any statute, provision of Global Med’s Articles of Incorporation or Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Global Med’s directors, officers or controlling persons, pursuant to the foregoing provisions, or otherwise, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

     Global Med may purchase and maintain insurance on behalf of any person or entity who or which is or was a director, officer, employee or agent of the corporation against any liability asserted against or incurred by such person or entity in such capacity or arising out of such person’s or entity’s status as such, whether or not Global Med would have the power to indemnify such person or entity against such liability under the Act, or the provisions of Global Med’s Articles of Incorporation or Bylaws.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

     Except as otherwise noted, all of the following shares were issued and options and warrants granted pursuant to the exemption provided for under Section 4(2) of the Securities Act of 1933, as amended, as a “transaction not involving a public offering.” No commissions were paid, and no underwriter participated, in connection with any of these transactions. Each such issuance was made pursuant to individual contracts which are discrete from one another and are made only with persons who were sophisticated in such transactions and who had knowledge of and access to sufficient information about Global Med to make an informed investment decision. Among this information was the fact that the securities were restricted securities.

     The Company issued the following shares for the period from January 1, 2004 through November 19, 2004.

     The Company issued 486,816 shares of common stock to Fusion Capital in conjunction with the execution of the Common Stock Purchase Agreement.

     The Company issued 50,000 shares of common stock to Fusion Capital in conjunction with the signing of the letter of intent for their purchase of common stock. This transaction is more fully described in notes 5 and 8 of the financial statements.

     The Company authorized the issuance of 23,558 shares of common stock to a third party in conjunction with services performed by this third party.

The Company sold 1,525,000 shares of unregistered common stock for an aggregate of $549,000 in a private placement to accredited investors.

The Company authorized the issuance of 3,500,000 shares of Series AA Preferred Stock to GMIL, the Company’s majority shareholder, in connection with GMIL’s conversion of $3.5 million of debt. These shares are considered outstanding as of April 14, 2004. The Series AA Preferred Stock can be converted by GMIL into common stock of the Company at any time at a conversion rate of (2.222) shares of common stock for each share of Series AA Preferred Stock. Therefore, the Series AA Preferred Stock is convertible into approximately 7.777 million common shares. The sales were not underwritten and no commissions were paid in connection with the sales. The securities were issued under the exemption(s) provided by Sections 4(2) and 4(6) of the Securities Act.

The Company authorized the issuance of 675,386 shares of Series BB Preferred Stock to Michael I. Ruxin, M.D., the Company’s Chairman of the Board and Chief Executive Officer, in connection with his conversion of outstanding accrued vacation and accrued wages as of February 29, 2004, valued at approximately $284,000. These shares are considered outstanding as of April 14, 2004. The Series BB Preferred Stock is convertible at a rate of one share per common per one share of Series BB at the option of the holder if the Company’s common stock closing price reaches $0.75 per share. Upon written notice by Dr. Ruxin, the Series BB is convertible into common stock. The sales were not underwritten and no commissions were paid in connection with the sales. The securities were issued under the exemption(s) provided by Sections 4(2) and 4(6) of the Securities Act. During the year ended December 31, 2003, Global Med issued no unregistered common stock.

During the year ended December 31, 2002, Global Med issued 224 thousand shares of unregistered common stock. The unregistered shares issued during 2002 were comprised of the following:

o

111 thousand shares of stock, purchased by a director of the Company for $50 thousand. These shares were issued with 27 thousand warrants to purchase the Company’s stock at $1.25 per share until May 9, 2007.

o

111 thousand shares of stock, purchased by a director of the Company for $50 thousand. These shares were issued with 27 thousand warrants to purchase the Company’s stock at $1.25 per share until May 9, 2007.

o	2 thousand shares of stock were issued as consideration for services performed. These shares were valued at $2 thousand.

During the year ended December 31, 2001, Global Med issued 2.055 million shares of unregistered common stock. The unregistered shares issued during 2001 were comprised of the following:

o	1.747 million common shares issued to eBanker in connection with payment of interest. These shares were valued at $1.188 million.

o	300 thousand common shares issued to a director of the Company as consideration for consulting services. These shares were valued at $203 thousand.

o	8 thousand common shares issued as consideration for investor relations services. These shares were valued at $5 thousand.

The following represent a list of shares that are deemed outstanding but have not been issued as of the date of this registration statement. These shares are not being registered in this registration statement.

o	50 thousand shares as consideration for intellectual property used for development of software. These shares were valued at $52 thousand.

o	9 thousand common shares issued as consideration for investor relations services. These shares were valued at approximately $8 thousand.

o	25 thousand common shares issued as consideration for intellectual property used for development of software. These shares were valued at $19 thousand.

     All investors participating in private placements for cash were “accredited investors” within the meaning of Regulation D. In addition, we note that there are several categories of recipients of these shares. These include investors for cash, officers, directors, consultants, litigants and former shareholders of private companies acquired by Global Med. Global Med does not believe that these categories of recipients should be integrated with each other under the concept of integration. Under Securities Act Release Nos. 4552 and 4434, these categories would not involve a single plan of financing and would not be considered to be made for the same general purpose. As a result, each category should be reviewed on its own. Given the small number of purchasers in these categories, Global Med believes that these transactions complied in all respects with Section 4(2). Global Med believes that this conclusion is true even if the transactions occurring within each category are integrated with other transactions occurring within six months or one year of a given transaction.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following exhibits are filed as part of this registration statement:

Exhibit No.                   Description

3.1	Amended and Restated Articles of Incorporation, filed June 2, 1995 (1)

3.2	Articles of Amendment to the Articles of Incorporation, filed March 5, 1996 (1)

3.3	Articles of Amendment to the Articles of Incorporation, filed May 30, 1996 (1)

3.4	Bylaws, as amended (1)

3.5	Amended and Restated Articles of Incorporation, dated April 16, 2001 (10)

4.1	Form of Representative's Warrants to Purchase Units (1)

4.2	Form of Class A common stock Purchase Warrant Certificate (1)

4.3	Specimen copy of stock certificate for common stock, $.01 par value (1)

5.1	To be provided by amendment to this registration statement.

10.1	Lease Agreement, dated April 15, 1992, and Lease Addendums, dated April 8, 1992 and October 21, 1994 (1)

10.2	Lease Agreement, dated July 19, 1995, and Lease Addendum (1)

10.3	Employment Agreement, dated May 24, 1995, between the Company and Michael I. Ruxin, M.D., as amended July 8, 1995, August 1, 1995, September 21, 1995 and July 15, 1996 (1)

10.4	Employment Agreement, dated May 24, 1995, between the Company and William J. Collard, as amended July 22, 1996 (1)

10.5	Employment Agreement, dated June 28, 1995, between the Company and Joseph F. Dudziak (1)

10.6	Employment Agreement, dated February 8, 1996, between the Company and L.E. "Gene" Mundt (1)

10.7	Amended and Restated Stock Option Plan, as amended on May 5, 1995, May 29, 1996 and December 11, 1996 (1)

10.7(A)	Amendment dated March 31, 1997, to the Amended and Restated Stock Option Plan (2)

10.8	Voting Agreement, dated May 23, 1995 (1)

10.9

Shareholders' Agreement dated August 16, 1991, as amended on May 5, 1995 September 1996, June 24, 1996, July 25, 1996, Consent and Waiver, dated July 12, 1996, and Rescission of Shareholder's Agreement, dated June 22, 1996 (1)

10.10	Agreement dated April 8, 1996, between the Company and LMU & Company, and Stock Purchase Option, dated April 8, 1996 (1)

10.11	Form of Drug Testing Service Contract (1)

10.12	Form of License Agreements (1)

Exhibit No.                   Description

10.13	Warrant Agreement, dated February 11, 1997, between Global Med and American Securities Transfer & Trust, Inc. (1)

10.14	Exclusivity and Software Development Agreement, dated November 14, 1996, between and among Global Med and Ortho Diagnostic Systems Inc. (1)

10.15	Amendment, dated November 14, 1996, to Agreement dated April 8, 1996, between the Company and LMU & Company, and Stock Purchase Option, dated April 8, 1996 (1)

10.16	Amendment, dated January 14, 1997, to Agreement dated April 8, 1996, between the Company and LMU & Company, and Stock Purchase Option, dated April 8, 1996 (1)

10.17	Interim Management Agreement, dated July 7, 1997, between the Company and National Medical Review Offices, Inc. (1)

10.18	Asset Purchase Agreement, dated August 18, 1997, between the Company and National Medical Review Offices, Inc. (1)

10.19	Third Amendment to Exclusivity and Software Development Agreement, dated September 17, 1997 between Global Med and Ortho Diagnostic Systems, Inc. (1)

10.20	Second Amended and Restated Stock Option Plan, as amended October 3, 1997 and December 2, 1997 (3)

10.21	Fourth Amendment to Exclusivity and Software Development Agreement, dated December 22, 1997 between Global Med and Ortho Diagnostic Systems, Inc. (4)

10.22	Development Agreement, dated July 12, 1996 between Global Med and The Institute for Transfusion Medicine, dated July 12, 1996, as amended January 12, 1998 (4)

10.23	Loan Commitment, dated April 14, 1998, between Heng Fung Finance Company Limited and the Company, as amended on April 16, 1998 (4)

10.24	Loan Commitment, dated April 14, 1998, between Fronteer Capital, Inc. and the Company, as amended on April 16, 1998 (4)

10.25	Amendment to Loan Commitment, dated April 16, 1998, between Heng Fung Finance Company Limited and the Company (4)

10.26	Amendment to Loan Commitment, dated April 16, 1998, between Fronteer Capital, Inc. and the Company (4)

10.27	Second Amendment to Loan Commitments, dated April 20, 1998 between the Company, Heng Fung Finance Company Limited and Fronteer Capital, Inc. (4)

10.28	Employment Agreement, dated August 1, 1998, between the Company and Michael I. Ruxin, M.D. (5)

10.29	Employment Agreement, dated August 1, 1998, between the Company and Alan K. Geddes (5)

10.30	Employment Agreement, dated August 1, 1998, between the Company and Thomas F. Marcinek (5)

10.31	Consultancy Agreement, dated August 1, 1998, between the Company and Jeffrey M. Busch, Esq. (5)

10.32	Warrant to Purchase Common Shares dated April 20, 1998, issued by the Company to Heng Fung Finance Company Limited (5)

Exhibit No.                   Description

10.33	Warrant to Purchase Common Shares dated April 20, 1998, issued by the Company to Fronteer Capital, Inc. (5)

10.34	Loan Agreement, dated August 12, 1998, between the Company and Heng Fung Finance Company Limited (5)

10.35	Loan Agreement, dated August 12, 1998, between the Company and Fronteer Capital, Inc. (5)

10.36	Personal Guaranty, dated August 12, 1998, by Michael I. Ruxin, M.D. as Guarantor, the Company as Debtor and Fronteer Capital, Inc. as Beneficiary (5)

10.37	Assignment, Assumption and Consent Agreement, dated September 28, 1998, by the Company, Michael I. Ruxin, M.D., Fronteer Capital Inc. and Fronteer Development Finance, Inc. (5)

10.38	Loan and Warrant Purchase and Sale Agreement, dated October 7, 1998, between the Company, Heng Fung Finance Company Limited and Fronteer Development Finance, Inc. (5)

10.39	Promissory Note, dated October 30, 1998, by the Company as Maker and Fronteer Development Finance, Inc. as the Holder (5)

10.40	Warrant to Purchase Common Shares, dated October 30, 1998, issued by the Company to Fronteer Development Finance, Inc. (5)

10.41	Promissory Note, dated October 26, 1998, by the Company as Maker and Fronteer Development Finance, Inc. as the Holder (5)

10.42	Promissory Note, dated October 26, 1998, by the Company as the Maker and Heng Fung Finance Company Limited as the Holder (5)

10.43	Warrant to Purchase Common Shares, dated October 26, 1998, issued by the Company to Fronteer Development Finance, Inc. (5)

10.44	Warrant to Purchase Common Shares, dated October 26, 1998, issued by the Company to Heng Fung Finance Company Limited (5)

10.45	Employment Agreement, dated February 1, 1999, between the Company and James Flynt (6)

10.46	Bridge Loan Agreement, dated March 18, 1999, between the Company and eBanker USA.Com, Inc. (6)

10.47	First Amendment to Loan Agreement among the Company, Michael I. Ruxin, M.D., eBanker USA.Com, Inc. and Heng Fung Finance Company Limited, dated March 18, 1999 (6)

10.48	Office Lease between the Company and Golden Hill Partnership, dated January 11, 1999 (6)

10.49	Standard Industrial/Commercial Multi-Tenant Lease between the Company and James W. Cameron, Jr., dated February 8, 1999 (6)

10.50	Settlement Agreement and Release of All Claims between the Company and William J. Collard and Hollis Gailey, dated December 22, 1998 (6)

10.51	Bridge Loan Agreement, dated April 13, 1999, between the Company and Heng Fung Finance Company Limited (7)

10.52	Revised Bridge Loan Agreement, dated May 7, 1999, between the Company and eBanker (7)

10.53	Loan Agreement dated April 12, 2000 between the Company and eBanker (8)

Exhibit No.                   Description

10.54	Loan Agreement dated April 14, 2000 between the Company and eBanker (8)

10.55	Loan extension dated April 14, 2000 between the Company and eBanker (8)

10.56	Loan Agreement dated November 19, 2000 between the Company and eBanker

10.57	Interest payment option dated March 21, 2001 between the Company and eBanker (9)

10.58	2001 Stock Option Plan (11)

10.59	Amended and Restated 1997 Stock Compensation Plan (12)

10.60	Employment Agreement, executed October 31, 2002, between the Company and Gerald F. Willman Jr., effective July 1, 2004 and ending November 1, 2008 (13)

10.61	Employment Agreement, executed November 1, 2002, between the Company and Michael I. Ruxin, M.D., effective August 1, 2003 and ending August 1, 2008 (13)

10.62	Employment Agreement, executed October 31, 2002, between the Company and Tim Pellegrini, effective April 1, 2004 and ending November 1, 2008 (13)

10.63	Employment Agreement, executed October 31, 2002, between the Company and Miklos Csore, effective November 1, 2003 and ending November 1, 2008 (13)

10.64	Employment Agreement, executed November 4, 2002, between the Company and Thomas F. Marcinek, effective November 2, 2003 and ending November 2, 2008 (13)

10.65	Termination Agreement, executed December 19, 2002, between the Company and a significant customer (14)

10.66	Amendment to the Loan Restructuring and Restatement Agreement (14)

10.67	Fourth Amendment to the Loan Restructuring and Restatement Agreement (15)

10.68	Global Med Technologies, Inc. 2003 Stock Option Plan (15)

10.69	Articles of Amendment to Articles of Incorporation – Preferred Stock (16)

10.70	Common Stock Purchase Agreement, dated October 8, 2004 by and between the Company and Fusion Capital Fund II, LLC (17)

10.71	Form of Company Resolution Approving the Registration Statement dated September 28, 2004 (17)

10.72	Code of Ethics and Conduct for Global Med Technologies, Inc.

10.73	Value Ventures Agreement

23.1	Consent (To be provided by amendment to this registration statement.)

23.2	Consent of Independent Auditors – Ehrhardt Keefe Steiner & Hottman PC

99

Proxy and Right of First Refusal Agreement, dated November 14, 1996, between and among Ortho Diagnostic Systems Inc. and Michael I. Ruxin, M.D., William J. Collard, Gerald F. Willman, Jr., Lori J. Willman, Timothy Pellegrini and Gordon Segal (1)

______________

1)	The documents identified are incorporated by reference from the Company's Registration Statement on Form SB-2 (No. 333-11723).

2)	Incorporated by reference from the Company's Registration Statement on Form S-8 (No. 333-28155).

3)	Incorporated by reference from the Company's Registration Statement on Form S-8 (No. 333-45031).

4)	Incorporated by reference from the Company’s Annual Report on Form 10-KSB for the year ended December 31, 1997.

5)	Incorporated by reference from the Company's Registration Statement on Form SB-2 (No.333-52761).

6)	Incorporated by reference from the Company’s Annual Report on Form 10-KSB for the year ended December 1, 1998.

7)	Incorporated by reference from the Company’s Form 10-QSB for the quarterly period ended March 31, 1999.

8)	Incorporated by reference from the Company’s Form 10-QSB for the quarterly period ended March 31, 2000.

9)	Incorporated by reference from the Company’s Form 10-Q for the quarterly period ended March 31, 2001.

10)	Incorporated by reference from the Company’s definitive Proxy Statement on Schedule 14A dated March 15, 2001.

11)	Incorporated by reference from the Company's Registration Statement on Form S-8 (No. 333-60674).

12)	Incorporated by reference from the Company's Registration Statement on Form S-8 (No. 333-60672).

13)	Incorporated by reference from the Company’s Form 10-Q for the quarterly period ended September 30, 2002.

14)	Incorporated by reference from the Company's Form 10-K for the year ended December 31, 2002.

15)	Incorporated by reference from the Company's Form 10-K for the year ended December 31, 2003.

16)	Incorporated by reference from the Company’s Form 10-Q for the quarterly period ended June 30, 2004.

17)	Incorporated by reference from the Company's Form 8-K filed on October 12, 2004.

ITEM 28. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933, as amended, need not be furnished, PROVIDED, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933, as amended, or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Form F-3.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Lakewood Colorado, on November 30, 2004.

Global Med Technologies, Inc.

By: /s/ Michael I. Ruxin Michael I. Ruxin, M.D. Chairman of the Board of Directors and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Michael I. Ruxin
Michael I. Ruxin, M.D	Chairman of the Board of Directors, Chief Executive	November 30, 2004
Officer, Acting Principal Accounting and Financial
Officer and Director
/s/ Thomas F. Marcinek
Thomas F. Marcinek	President and Chief Operating Officer	November 29, 2004
/s/ Gary L. Cook
Gary L. Cook	Director	November 30, 2004
/s/ Gerald F. Willman, Jr.
Gerald F. Willman, Jr.	Director and Senior Vice President of International	November 22, 2004
Business Development (Wyndgate Technologies)
/s/ Fai H. Chan
Fai H. Chan	Director	November 30, 2004
/s/ Robert H. Trapp
Robert H. Trapp	Director	November 19, 2004
/s/ Kwok Jen Fong
Kwok Jen Fong	Director	November 22, 2004
/s/ Tony T.W. Chan
Tony T.W. Chan	Director	November 30, 2004
/s/ David T. Chen
David T. Chen	Director	November 23, 2004